                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

                              EXCHANGE ACT OF 1934


     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                          Specialty Care Network, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [ ] No fee required.
     [X] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          $19,655,711, which is the sum of (a) $17,172,617 cash; (b) $1,893,479
          (3,786,957 shares of Specialty Care Network Common Stock, based on a closing price per share of $.50 as reported by Nasdaq on April 14,
          1999); and (c) $589,615 (cancellation of convertible debentures)
--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

                                     $3,931
--------------------------------------------------------------------------------

     [X] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                          SPECIALTY CARE NETWORK, INC.
                        44 UNION BOULEVARD -- SUITE 600
                               LAKEWOOD, CO 80228

Dear Stockholder:

     You are cordially invited to attend a special meeting of Stockholders of Specialty Care Network, Inc., to be held at our corporate headquarters, 44 Union Boulevard, Suite 600, Lakewood, Colorado on June 11, 1999 at 9:00 a.m. Mountain Daylight Time.

     At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt a restructuring transaction involving eleven restructure agreements between Specialty Care Network and ten affiliated practices. Under the agreements, we will resell to the practices various non-medical assets. Aside from accounts receivable that we purchased from the practices, we acquired most of the assets we are reselling to the practices in connection with our initial affiliation with the practices. In addition, the practices will assume certain liabilities relating to our management of non-medical aspects of the practices. Under the restructuring transaction, we are agreeing to new management service arrangements with the practices that will have substantially shorter terms than our current management services agreements. While the current agreements initially had 40 year terms, the new agreements will expire generally on the fifth anniversary of a practice's initial affiliation with us. We are also reducing the service fees payable by the practices and the level of services that we provide to the practices. In return for our agreement to enter into the restructuring transaction, we will receive approximately $17 million in cash (not including service fees), subject to adjustment based on the net book value of most of the assets we sell to the practices. We also will reacquire 3,786,957 shares of our common stock, and a $589,615 convertible debenture issued by us to physicians in one of our affiliated practices will be cancelled. We expect to use all of the approximately $17 million cash proceeds of the transaction to repay existing indebtedness. Some of our practices will be paying an aggregate of approximately $6 million of service fees in advance through a lump sum prepayment. We anticipate that at least a portion of the prepaid service fees will also be used to repay indebtedness.

     We are recommending the restructuring transaction because we feel that our long-term viability depends on our ability to focus our efforts on businesses outside of the physician practice management industry. Several of our affiliated practices have encountered financial difficulties in fulfilling their obligations under existing service agreements. We currently are engaged in litigation with three practices; none of these practices are currently paying service fees. While the ten practices that will be repurchasing their practice assets have continued to fulfill their obligations under their current service agreements, we believe many of them would neither be willing nor able to continue to adhere to the terms of the service agreements as currently structured. Moreover, in light of the difficulties confronted in our industry generally and by us in particular, we feel it would be most prudent to substantially reduce our bank indebtedness and concentrate our efforts on other businesses that we believe provide a greater prospect of potential return than our physician practice management business as currently structured. Completion of the restructuring transaction will enable us to pursue development of our health care rating internet site and our ambulatory surgery center business.

     BASED UPON A RECOMMENDATION OF A SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS CONSISTING OF THE NON-PHYSICIAN DIRECTORS, YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE RESTRUCTURING TRANSACTION IS IN THE BEST INTERESTS OF SPECIALTY CARE NETWORK AND OUR STOCKHOLDERS THAT ARE NOT PARTICIPATING IN THE RESTRUCTURING TRANSACTION, HAS APPROVED THE RESTRUCTURING TRANSACTION (SUBJECT TO STOCKHOLDER APPROVAL) AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE RESTRUCTURING TRANSACTION. THE ACCOMPANYING PROXY STATEMENT INCLUDES DETAILS REGARDING THE FACTORS CONSIDERED BY THE BOARD OF DIRECTORS. AMONG THE FACTORS WAS AN OPINION DELIVERED TO THE SPECIAL COMMITTEE BY SUNTRUST EQUITABLE SECURITIES CORPORATION, FINANCIAL ADVISOR TO THE COMMITTEE, THAT THE CONSIDERATION TO BE RECEIVED BY SPECIALTY CARE NETWORK IS FAIR, FROM A FINANCIAL POINT OF VIEW, TO SPECIALTY CARE NETWORK AND ITS STOCKHOLDERS THAT ARE NOT PARTICIPATING IN THE RESTRUCTURING TRANSACTION. I URGE YOU TO READ THE PROXY STATEMENT CAREFULLY.

     We are optimistic about the prospects for our company if the restructuring transaction is completed. We can substantially reduce our debt, amicably resolve ongoing issues with many of our affiliated practices, reduce the number of shares outstanding and devote our efforts towards attractive business opportunities. We hope to have your support in this important vote.

                                            Sincerely,
                                            /s/ KERRY R. HICKS
                                            Kerry R. Hicks
                                            President and Chief Executive
                                            Officer

                          SPECIALTY CARE NETWORK, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Dear Stockholder:

     We are calling a special meeting of stockholders of Specialty Care Network, Inc., to be held at our corporate headquarters, 44 Union Boulevard, Suite 600, Lakewood, Colorado on June 11, 1999 at 9:00 a.m. Mountain Daylight Time. We are calling the meeting so that you may vote on a proposal to approve a restructuring transaction under which the following events will occur:

     - Ten of our affiliated practices will purchase from us practice assets relating to their practices, including assets we acquired from the practices at the time we affiliated with them.

     - We will enter into new management service agreements with the practices and their physician owners that will:

      - reduce the services that we provide to the affiliated practices;

      - reduce the terms of our management services arrangements generally from forty year terms to five year terms beginning from the initial affiliation date of each affiliated practice, with such management service arrangements expiring at various times between one year after closing of the restructuring transaction and September 10, 2002; and

      - lower service fees paid by the practices to us; some of the practices will be paying an aggregate of approximately $6 million of service fees in advance through a lump-sum prepayment.

     - We will receive from the practices and their physician owners approximately $17 million in cash (exclusive of service fees under the management services agreements), subject to adjustment, and 3,786,957 shares of our common stock. In addition, a $589,615 convertible debenture issued by us to physicians in one of our affiliated practices will be cancelled.

     BASED UPON A RECOMMENDATION OF A SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS, CONSISTING OF THE NON-PHYSICIAN DIRECTORS, YOUR BOARD OF DIRECTORS:

     - HAS DETERMINED THAT THE RESTRUCTURING TRANSACTION IS IN THE BEST INTERESTS OF SPECIALTY CARE NETWORK AND OUR STOCKHOLDERS THAT ARE NOT PARTICIPATING IN THE RESTRUCTURING TRANSACTION;

     - HAS APPROVED THE RESTRUCTURING TRANSACTION (SUBJECT TO STOCKHOLDER APPROVAL); AND

     - RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE RESTRUCTURING TRANSACTION.

IN ARRIVING AT ITS RECOMMENDATION, THE BOARD OF DIRECTORS GAVE CAREFUL CONSIDERATION TO A NUMBER OF FACTORS, AS DESCRIBED IN THE ENCLOSED PROXY STATEMENT, INCLUDING THE OPINION OF SUNTRUST EQUITABLE SECURITIES CORPORATION, FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE, THAT THE RESTRUCTURING TRANSACTION IS FAIR, FROM A FINANCIAL POINT OF VIEW, TO SPECIALTY CARE NETWORK AND OUR STOCKHOLDERS THAT ARE NOT PARTICIPATING IN THE RESTRUCTURING TRANSACTION. THE WRITTEN OPINION OF SUNTRUST EQUITABLE SECURITIES CORPORATION IS ATTACHED AS APPENDIX "A" TO THE ENCLOSED PROXY STATEMENT. YOU ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE, THE MATTERS CONSIDERED AND THE PROCEDURES FOLLOWED BY SUNTRUST EQUITABLE SECURITIES CORPORATION.

     DETAILS OF THE RESTRUCTURING TRANSACTION APPEAR IN THE ACCOMPANYING PROXY STATEMENT. PLEASE GIVE THIS MATERIAL YOUR CAREFUL ATTENTION.

     Approval of the restructuring transaction requires the affirmative vote of the holders of the majority of our issued and outstanding shares of common stock, $0.001 par value. Each share of common stock is entitled to one vote on all matters to come before the special meeting.

     Your vote is important. BECAUSE APPROVAL OF THE RESTRUCTURING TRANSACTION REQUIRES THAT THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF OUR COMMON STOCK VOTE "YES," THE EFFECT OF NOT VOTING THE SHARES IS THE SAME AS A "NO" VOTE. Whether you plan to attend the meeting or not, we urge you to complete, sign and return your proxy card as soon as possible in the envelope provided. This will ensure representation of your shares in the event you are not able to attend the meeting. You may revoke your proxy and vote in person at the meeting if you so desire.

                                            Sincerely,
                                            /s/ PATRICK M. JAECKLE
                                            PATRICK M. Jaeckle
                                            Executive Vice
                                            President -- Corporate
                                            Development and Secretary

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Questions and Answers About The Restructuring Transaction...    2
Disclosures Regarding Forward-looking Statements............    4
Proxy Statement For Special Meeting of Stockholders.........    6
The Restructuring Transaction...............................    8
Opinion of SunTrust Equitable Securities....................   22
Interests of Certain Persons in Matters to be Acted Upon....   30
Agreement in Principle with the Former PPI
  Stockholders -- Plans Relating to Health Care Rating
  Interest Site.............................................   30
Ownership of Common Stock By Certain Persons................   32
Selected Historical and Unaudited Pro Forma Consolidated
  Financial Information.....................................   34
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   41
Information About Specialty Care Network, Inc. .............   47
Index to Financial Statements...............................   75
Market for Registrant's Common Equity and Related
  Stockholder Matters.......................................  108
Other Matters...............................................  108
Advance Notice Procedures...................................  108
Stockholders Proposals......................................  109
Opinion of SunTrust Equitable Securities................Appendix A

                        QUESTIONS AND ANSWERS ABOUT THE
                           RESTRUCTURING TRANSACTION

Q.   WHO IS SOLICITING MY PROXY?

A.   The Board of Directors of Specialty Care Network.

Q.   WHERE AND WHEN IS THE SPECIAL MEETING?

A. 9:00 a.m., Mountain Daylight Time, June 11, 1999 at our corporate headquarters, 44 Union Boulevard, Suite 600, Lakewood, Colorado.

Q.   WHAT AM I VOTING ON?

A. Our management is seeking the authorization of the stockholders to enter into a restructuring transaction, based on eleven separate restructuring agreements with ten of our affiliated practices and their physician owners. If the restructuring transaction is consummated, we will receive approximately $17 million in cash, subject to adjustment based on the net book value of most of the assets we sell to the practices. We will also reacquire 3,786,957 shares of our common stock, and a $589,615 convertible debenture issued by us to physicians in one of our affiliated practices will be cancelled. The approximately $17 million cash proceeds do not include service fees to be paid to us under new management services arrangements. Some of the practices have agreed to make a lump sum prepayment of their service fee obligations under their management services agreements, aggregating approximately $6 million.

Q. WHAT WILL SPECIALTY CARE NETWORK DO AFTER THE RESTRUCTURING TRANSACTION IS COMPLETED?

A. We will continue to provide some services to these practices, although on a more limited basis. In addition, we will continue to provide physician practice management services to those practices that have not restructured their arrangements with us and are not in default under their service agreements. We also will concentrate on development of our health care rating web site and ambulatory surgery center businesses. We believe that these businesses present more promising opportunities than our physician practice management business.

Q.   WHY SHOULD SPECIALTY CARE NETWORK ENTER INTO THE RESTRUCTURING TRANSACTION?

A. A Special Committee of the Board of Directors, consisting of the non-physician board members, considered the advantages and disadvantages of the restructuring transaction and recommended that the Board of Directors approve the restructuring transaction. As described in greater detail in this proxy statement, our Board of Directors believes that it is in the best interests of Specialty Care Network to restructure our arrangements with the affiliated practices. This will enable us to utilize the cash proceeds of the transaction to pay down a substantial portion of our indebtedness and increase the proportion of ownership of those of our stockholders who are not participating in the restructuring transaction. In addition, the restructuring transaction will eliminate our pending disputes with some of the affiliated practices. We note that we will no longer be able to rely on these practices to provide long term revenues. However, several of the practices were suffering from financial strains due, in part, to their commitments under their service agreements with us. Some claimed we were in default under the service agreements and even threatened litigation. Therefore, we have substantial doubt concerning the long term viability of our service agreements with many of our affiliated practices. Our prospects over an extended term will depend on our ability to generate income from other businesses.

Q. WHAT DID THE BOARD OF DIRECTORS CONSIDER IN DETERMINING TO RECOMMEND THE RESTRUCTURING TRANSACTION?

A.   Based on a variety of factors, including:

     - our inability to complete additional affiliations on favorable terms;

     - our default under our bank credit facility;

     - financial difficulties confronted by our affiliated practices;

     - financial performance of many of our affiliated practices below expectations;

     - lack of philosophical commitment by our affiliated physicians to our mission;

     - claims of default and threats of litigation by several of our practices;

     - impairment of the value of our service agreements;

     - our ability, following the restructuring transaction, to focus on what we believe are more promising opportunities, including our health care rating internet site and ambulatory surgery center businesses;

     - our ability to use the proceeds of the restructuring transaction to reduce our indebtedness substantially; and

     - the opinion of SunTrust Equitable Securities Corporation described below,

     the Board believes that the restructuring transaction is in the best interests of Specialty Care Network and our stockholders that are not participating in the restructuring transaction. In addition, the Special Committee retained SunTrust Equitable Securities Corporation, an independent investment banking firm, to analyze the financial terms of the transaction. SunTrust Equitable Securities Corporation has concluded that the restructuring transaction is fair from a financial point of view to Specialty Care Network and its stockholders that are not participating in the restructuring transaction.

Q. WHAT WILL HAPPEN IF ONE OF THE TRANSACTIONS THAT ARE A PART OF THE RESTRUCTURING TRANSACTION DOES NOT CLOSE?

A. We anticipate that, if we are able to proceed with the restructuring transaction, all of the transactions with the ten practices comprising the restructuring transaction will close. However, in the event one or more of the transactions comprising the restructuring transaction does not close, the Board of Directors will consider whether or not closing on the remaining transactions is in the best interest of Specialty Care Network and those stockholders who have not contracted to participate in the restructuring transaction. ACCORDINGLY, A VOTE IN FAVOR OF THE RESTRUCTURING TRANSACTION WILL CONSTITUTE STOCKHOLDER AUTHORIZATION ENABLING THE COMPANY TO CLOSE ON RESTRUCTURE AGREEMENTS WITH FEWER THAN TEN OF THE PRACTICES, IF THE BOARD OF DIRECTORS DETERMINES THAT SUCH A COURSE OF ACTION IS IN THE BEST INTEREST OF SPECIALTY CARE NETWORK AND THOSE STOCKHOLDERS WHO HAVE NOT CONTRACTED TO PARTICIPATE IN THE RESTRUCTURING TRANSACTION.

Q. WILL ANY OF THE MONEY RECEIVED FROM THE RESTRUCTURING TRANSACTION BE DISTRIBUTED TO OUR STOCKHOLDERS?

A. No. We intend to use substantially all of the cash proceeds generated from the restructuring transaction to pay down our outstanding indebtedness, although we may retain a portion of the lump sum prepaid service fees to fund operations. The amount of cash that we will retain is subject to negotiation with our lending banks.

Q.   WILL STOCKHOLDERS HAVE APPRAISAL RIGHTS?

A.   No.

Q.   WHAT SHOULD I DO NOW?

A. You should mail your signed and dated proxy card in the enclosed envelope as soon as possible, so that your shares will be represented at the special meeting.

Q.   CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A. Yes. You can change your vote in one of three ways at any time before your proxy is used. First, you can revoke your proxy by written notice. Second, you can send a later dated proxy changing your vote. Third, you can attend the meeting and vote in person.

Q.   HOW WILL MY SHARES BE VOTED IF THEY ARE HELD IN A BROKER'S NAME?

A. Your broker may vote shares nominally held in its name (or in what is commonly called "street name") only if you provide the broker with written instructions on how to vote.

Q.   WHAT HAPPENS IF I DO NOT GIVE MY BROKER INSTRUCTIONS?

A. Absent your instructions, these shares will not be voted. Because approval of the restructuring transaction requires that the holders of a majority of the outstanding shares of our common stock vote "yes," the effect of not voting the shares is the same as a "no" vote. Therefore, we urge you to instruct your broker in writing to vote shares held in street name for the proposed transaction.

Q.   WHO SHOULD I CALL WITH QUESTIONS?

A. If you have questions about the transaction, you should call Patrick Jaeckle, our Executive Vice President -- Corporate Development, at 303/716-0041.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 under the captions, "Questions and Answers about the Restructuring Transaction," "the Restructuring Transaction," "Agreement in Principle with the Former PPI Stockholders -- Plans Relating to Health Care Rating Internet Site," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Information About Specialty Care Network" and elsewhere in this proxy statement. These forward-looking statements include, among others, statements about the following:

     - our ability, following the restructuring transaction, to focus on our health care rating internet site and ambulatory surgery center businesses;

     - our ability to maintain the cooperation of our lending banks and to seek a restructuring of our remaining debt obligations if the restructuring transaction is approved;

     - anticipated decline in revenues generated from service fees with our affiliated practices after the guaranteed payment periods;

     - the effect on our business and operations of additional litigation;

     - our ability, after the restructuring transaction, to repay a substantial portion of our indebtedness and the anticipated effects of that repayment;

     - the anticipated resolution of issues with the former stockholders of Provider Partnerships, Inc.;

     - planned expansion of our internet business and financing needs;

     - effect of the restructuring transaction on service fee revenues and clinic expenses;

     - the sufficiency of cash flow on operations to fund our operations at their current level for the next 12 months;

     - the need for additional funds to finance capital expenditures relating to expansion of our business;

     - anticipated capital expenditures during 1999;

     - use of working capital to fund our obligation to purchase accounts receivables of affiliated practices on an ongoing basis;

     - Year 2000 compliance of internal applications and affiliated practices;

     - status of Year 2000 compliance of third-party payors;

     - the effect of costs of Year 2000 non-compliance issues identified to date;

     - additional costs to correct any significant Year 2000 issues that may arise;

     - capital commitments required to develop operations of Ambulatory Services, Inc.;

     - anticipated services to be provided by Ambulatory Services, Inc.;

     - effects of changes in government regulation, application of current regulation to our operations, or adverse determinations by regulatory agencies;

     - our ability to compete with respect to physician practice management services;

     - the effect on us if affiliated practices are not able to compete effectively in the markets they serve;

     - anticipated competition to seek health care rating services on the internet;

     - attractiveness of HealthCareReportCards.com for advertising by certain hospitals;

     - effect of the restructuring transaction on our employee base; and

     - scope of our insurance coverage.

     When used in this proxy statement, the words "anticipate," "believe," "estimate," and similar expressions are generally intended to identify forward-looking statements. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including:

     - our inability to raise capital for our healthcare rating internet site and ambulatory surgery center businesses;

     - the refusal of our lending banks to consent to the restructuring transaction or the restructuring of our remaining debt obligations;

     - the status of our litigation with our affiliated practices;

     - results of operations of our affiliated practices;

     - the failure to enter into a definitive agreement with the former stockholders of PPI;

     - unanticipated cash requirements to support current operations or expansion of our business;

     - Year 2000 issues that were not identified by our internal assessment or by third-party payors;

     - unanticipated costs of Year 2000 compliance;

     - inability to hire appropriate personnel for, or market services of Ambulatory Services, Inc.;

     - enactment of new government regulations, court decisions, regulatory interpretations or other initiatives;

     - competition in each of our businesses;

     - the creation of new web sites by our competitors that are with statistical or other attributes that are attractive to hospitals seeking to advertise on the internet;

     - inability to appropriately match personnel to business needs; and

     - claims that exceed our insurance coverage; and

     In addition, please see other factors under "Information About Specialty Care Network, Inc. -- Risk Factors."

                          SPECIALTY CARE NETWORK, INC.
                        44 UNION BOULEVARD -- SUITE 600
                               LAKEWOOD, CO 80228

              PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

                              THE SPECIAL MEETING

TIME, DATE AND PLACE OF SPECIAL MEETING

     This proxy statement is being furnished in connection with the solicitation of proxies by our Board of Directors for use at the special meeting of stockholders to be held at 9:00 a.m., Mountain Daylight Time, on Friday, June 11, 1999 at our corporate headquarters, 44 Union Boulevard, Suite 600, Lakewood, Colorado, and at any meeting held upon adjournment or postponement of the special meeting.

     We are first mailing copies of this proxy statement, the attached notice of special meeting of stockholders, and the enclosed form of proxy on or about May 14, 1999.

PURPOSE OF THE SPECIAL MEETING; RECOMMENDATION OF THE BOARD OF DIRECTORS

     At the special meeting, holders of our common stock will consider and vote upon a proposal to approve and adopt the restructuring transaction to be effected through eleven separate restructure agreements with ten of our affiliated practices and their physician owners. Under the restructure agreements, we will sell to the practices non-medical assets relating to the practices. Aside from accounts receivable purchased from affiliated practices under the current service agreements, we acquired most of the assets we are reselling to the practices in connection with our initial affiliations with the practices. In addition, the practices will assume certain liabilities relating to our management of non-medical aspects of the practices. As part of the restructuring transaction, we will also restructure and enter into new management services agreements with the practices and their physician owners that will reduce the term of our current management services arrangements from 40 years to terms generally expiring five years from the date of our initial affiliations with the practices. We will reduce our services to the practices, and fees payable by the practices will be substantially reduced. In return for our agreement to enter into the restructuring transaction, we will receive approximately $17 million in cash (not including service fees under the management services agreements), subject to adjustment based on the net book value of most of the assets we sell to the practices. We also will reacquire 3,786,957 shares of our common stock, and a $589,615 convertible debenture payable by us to physicians in one of our affiliated practices will be cancelled. We expect to use all of the approximately $17 million cash proceeds of the transaction to repay existing indebtedness. Some of the practices will pay an aggregate of approximately $6 million of service fees in advance through a lump sum prepayment. We anticipate that at least a portion of the prepaid service fees will also be used to repay indebtedness. See "The Restructuring Agreements."

     The restructuring transaction will be approved if we receive the affirmative vote of a majority of the outstanding shares of common stock. Although we will continue to conduct operations after consummation of the restructuring transaction, we have nevertheless concluded that it is appropriate to submit the restructuring transaction to our stockholders for their consideration because the restructuring transaction involves the sale of a significant portion of our assets.

     BASED UPON, AMONG OTHER THINGS, THE RECOMMENDATION OF THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS CONSISTING OF ALL NON-PHYSICIAN MEMBERS, THE BOARD OF DIRECTORS HAS APPROVED THE RESTRUCTURING TRANSACTION (SUBJECT TO STOCKHOLDER APPROVAL) AND RECOMMENDS A VOTE FOR APPROVAL OF THE RESTRUCTURING TRANSACTION.

RECORD DATE AND OUTSTANDING SHARES

     Our Board of Directors has fixed the close of business on May 6, 1999 as the record date for the determination of stockholders entitled to notice of, and to vote at the special meeting or any adjournment of the special meeting. Accordingly, you may vote at the special meeting only if you are a holder of record of common stock at the close of business on the record date. As of the record date, there were 216 holders of record of our common stock and 18,618,955 shares of common stock were issued and outstanding.

VOTE REQUIRED -- SCOPE OF STOCKHOLDER AUTHORIZATION

     Approval of the restructuring transaction requires the affirmative vote, in person or by proxy, of the majority of the shares outstanding.

     We anticipate that, if we are able to proceed with the restructuring transaction all of the transactions with the ten practices comprising the restructuring transaction will close. However, in the event one or more of the transactions comprising the restructuring transaction does not close, the Board of Directors will consider whether or not closing on the remaining transactions is in the best interest of Specialty Care Network and those stockholders who have not contracted to participate in the restructuring transaction. ACCORDINGLY, A VOTE IN FAVOR OF THE RESTRUCTURING TRANSACTION WILL CONSTITUTE STOCKHOLDER AUTHORIZATION ENABLING THE COMPANY TO CLOSE ON RESTRUCTURE AGREEMENTS WITH FEWER THAN TEN OF THE PRACTICES, IF THE BOARD OF DIRECTORS DETERMINES THAT SUCH A COURSE OF ACTION IS IN THE BEST INTEREST OF SPECIALTY CARE NETWORK AND THOSE STOCKHOLDERS WHO HAVE NOT CONTRACTED TO PARTICIPATE IN THE RESTRUCTURING TRANSACTION.

QUORUM AND VOTING OF PROXIES; REVOCATION

     The presence in person or by proxy of the holders of a majority of our outstanding shares is necessary to constitute a quorum at the special meeting.

     If you complete and return a proxy and we receive your proxy at or prior to the special meeting, your proxy will be voted in accordance with your instructions. If you execute and return a proxy but do not provide instructions as to your vote, your proxy will be voted FOR the proposed restructuring transaction. If you execute and return a proxy marked ABSTAIN, your proxy will count for purposes of determining whether there is a quorum present at the special meeting and for purposes of determining the voting power and number of shares entitled to vote at the special meeting, but your proxy will not be voted. Proxies marked ABSTAIN will have the effect of a vote AGAINST the proposed restructuring transaction. Shares represented by "broker non-votes" will be counted for purposes of determining whether there is a quorum at the special meeting. Brokers and nominees are generally precluded from exercising their voting discretion with respect to the approval of the restructuring transaction. Therefore, absent specific instructions from the beneficial owner of such shares, brokers and nominees are not empowered to vote such shares with respect to the approval of the proposal. Therefore, broker non-votes will have the effect of a vote AGAINST the proposed restructuring transaction.

     You may revoke your proxy at any time prior to its use. In order to revoke your proxy, you must deliver to our Secretary a signed notice of revocation or you must deliver a later dated proxy changing your vote. In addition, you may choose to attend the special meeting and vote in person. Please note that simply attending the special meeting will not in itself constitute the revocation of your proxy.

INTENTIONS AND AGREEMENTS TO VOTE

     The members of our Board of Directors, who beneficially hold an aggregate of 1,263,543 shares of our common stock, which constitutes 7.7% of the outstanding shares, have advised us that they will vote their shares in favor of the restructuring transaction. In addition, we anticipate that the physician owners of the ten affiliated practices that have entered into the restructuring agreements will vote their shares in favor of the restructuring transaction.

NO DISSENTERS' RIGHTS

     Stockholders who do not approve of the proposed restructuring transaction are not entitled to appraisal or any other rights with respect to the proposed restructuring transaction under Delaware law or our restated certificate of incorporation.

COSTS OF SOLICITATION

     We will pay the costs associated with soliciting proxies from our stockholders. In addition to solicitation by this proxy statement, we may also solicit holders of common stock by mail, telephone, facsimile or by personal solicitation. We have retained Corporate Investor Communications, Inc. to assist us in soliciting proxies. We have agreed to pay Corporate Investor Communications, Inc. $6,000 and to reimburse it for its reasonable expenses in connection with the solicitation. This solicitation also may be made by directors, officers and regular employees, who will not receive any additional compensation for such efforts. We will request brokerage houses and other nominees, fiduciaries and custodians who nominally hold shares of common stock as of the record date to forward proxy soliciting material to the beneficial owners of such shares, and we will reimburse them for their reasonable out-of-pocket expenses.

                         THE RESTRUCTURING TRANSACTION

BOARD OF DIRECTORS RECOMMENDATION

     BASED UPON, AMONG OTHER THINGS, THE RECOMMENDATION OF THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS AND OTHERS FACTORS, THE BOARD OF DIRECTORS BELIEVES THAT THE RESTRUCTURING TRANSACTION IS IN THE BEST INTERESTS OF SPECIALTY CARE NETWORK AND OUR STOCKHOLDERS THAT ARE NOT PARTICIPATING IN THE RESTRUCTURING TRANSACTION. ACCORDINGLY, THE BOARD OF DIRECTORS HAS APPROVED THE RESTRUCTURING TRANSACTION AND RECOMMENDS THAT OUR STOCKHOLDERS VOTE FOR APPROVAL OF THE RESTRUCTURING TRANSACTION.

REASONS FOR THE RESTRUCTURING TRANSACTION

     Since we began operations in 1996, we have principally been engaged in the management of physician practices engaged in musculoskeletal care, which is the treatment of conditions relating to bones, joints, muscles and related connective tissues. We entered into exclusive, long-term service arrangements with 164 physicians practicing through 21 affiliated practices. When we entered into these transactions, we also acquired most of the non-medical assets of the affiliated practices. In exchange, we paid consideration consisting of cash, our securities or both. However, as a result of events that have occurred during 1998, we have concluded that we must refocus our business operations. We believe that the restructuring transaction presents the best available opportunity to enhance stockholder value over the long term. It will eliminate a substantial portion of our indebtedness and enable us to focus on businesses that we currently believe provide a greater prospect of potential return than our physician practice management business. Accordingly, the Board of Directors has unanimously voted to recommend that you approve the restructuring transaction. In reaching this determination, the Board of Directors considered, among other factors, the recommendation of the Special Committee of the Board of Directors and the opinion of SunTrust Equitable Securities Corporation regarding the financial terms of the proposed restructuring. See "Opinion of SunTrust Equitable Securities Corporation." The Board of Directors considered a number of additional factors in reaching its determination, including the following:

          1. Our business strategy contemplated that a significant portion of our growth would be achieved through affiliation with additional practices on favorable terms. However, after March 1998, we were unable to enter into a significant affiliation transaction with any medical practice.

          2. Completion of the restructuring transaction will require consent from our lending banks. Based upon preliminary discussions with our lending banks, we are optimistic (although we cannot assure) that they will approve the restructuring transaction. We are currently in violation of certain covenants in our loan agreements. These violations give our lenders the right to accelerate the maturity of our loans and demand immediate payment of the entire principal amount of our credit facility. If such a situation were to occur, our viability as a going concern would be severely impaired. We believe that the restructuring transaction will enhance our ability to maintain the cooperation of our lending banks and to enhance our ability to seek a restructuring of our remaining debt obligations.

          3. Several of our affiliated practices have not yet been able to generate the additional revenues anticipated as a result of affiliation with us. In certain cases, revenues declined. While our service agreements require a guaranteed payment from the practices (in most cases for three years following affiliation), certain practices have not fulfilled their financial commitment, and it is increasingly likely that the revenues we will generate from service fees will decline after the guaranteed payment periods.

          4. We anticipated that there would be a strong philosophical commitment by our affiliated physicians to our mission of enhancing the quality and efficiency of the practices. This commitment was important to our success because implementing systems, ancillary services, payor contracting and other services is a gradual process requiring the patience and cooperation of our affiliated physicians. However, we believe that the financial difficulties encountered by many of our affiliated practices after our stock price declined during 1998 weakened our affiliated physicians' commitment.

          5. We are currently engaged in litigation with four affiliated practices with regard to our service agreements. In addition, we have received letters from one other affiliated practice not participating in the restructuring transaction that seek to terminate their affiliation based on alleged defaults by us. While we are not engaged in litigation with any of the ten practices that are parties to the proposed restructuring transaction, several of those practices have threatened litigation in the event the restructuring transaction is not completed. Additional litigation, with its related financial costs and diversion of management time and effort, could materially adversely affect our business and operations.

          6. As a result of the factors described above, we feel that the value of our service agreements has been materially impaired. We no longer believe that we can acquire non-medical assets of practices and enter into long-term affiliations with the practices on terms that will generate an acceptable return on investment.

          7. We believe that as a result of the restructuring transaction, we will be able to refocus our efforts on what we believe are more promising opportunities, namely our health care rating internet site and ambulatory surgery center businesses.

          8. The restructuring transaction will enable us to repay a substantial portion of our indebtedness, thereby improving our balance sheet, and reducing our debt service burden.

     The restructuring transaction does involve considerable risk. We will agree to eliminate a significant portion of our revenue stream and most of the original term of the current service agreements. In addition, we will be focusing on businesses that are in much earlier stages of development than our physician practice management business. These other businesses may fail. However, we feel we have little choice but to go forward with the restructuring transaction. Despite the contractual terms of our current service agreements, for the reasons set forth above, we believe that the present situation is untenable. Some of the shorter term management service agreements will provide revenues for the next few years that should help to further reduce indebtedness or fund development of our other businesses.

BACKGROUND OF THE RESTRUCTURING TRANSACTION

     From the commencement of our operations in 1996, our goal was to become the leading physician practice management company focusing on musculoskeletal care. We intended to achieve this goal through acquiring the assets of, and providing management services to, leading musculoskeletal physician groups in targeted markets. Our acquisitions of assets of musculoskeletal groups were made in exchange for our securities, cash or both. In connection with these acquisitions, we also entered into long-term service agreements with the practices under which we provide comprehensive operational support, including day-to-day management of non-medical operations and installation of proprietary information systems. Our hope was that, through substantial physician representation on our board of directors as well as substantial physician equity ownership, we could create a business model that not only fostered greater efficiency, quality and productivity in musculoskeletal practices, but also engendered a strong physician commitment to our efforts in achieving certain longer term practice improvement goals.

     Through March 31, 1998, we were affiliated with 21 practices including 164 physicians.

     We believe that we made significant strides in improving the management of our affiliated practices. Among other things, we improved the information systems of most of our practices, instituted ancillary services at many of our practices, and undertook cost saving and other measures to improve the efficiencies of our practices. As would be expected, certain projects, such as our development of a proprietary clinical outcomes database, required a longer term timetable for implementation. Nevertheless, efforts on these projects were well underway in the first quarter of 1998, and we were confident that we could continue to add significant value to our affiliated practices.

     Through the spring and summer of 1998, a number of developments adversely affected the physician practice management industry generally. Among other developments were widespread adverse publicity concerning medical practices' experiences with physician practice management companies; the collapse of a proposed merger between PhyCor, Inc. and MedPartners, Inc. and the subsequent announcement by these companies that they were taking significant charges against earnings; and the bankruptcy of FPA Medical Management, Inc. These developments appear to have contributed to a dramatic decline in the market price of securities of companies in our sector. We believe that our announcement in June 1998 that we were reducing the amortizable lives of our long-term service agreements from 40 years to lives ranging from 5 to 30 years also adversely affected our stock price. Because of the decline in our stock price, it became increasingly difficult to complete affiliations on favorable terms. Therefore, we were unable to meet analysts' expectations with regard to additional affiliations. We believe this contributed to a further decline in the price of our stock.

     Moreover, many of our affiliated practices were not generating the revenues that they projected to us would be achieved. Generally, this did not present an immediate problem for us because all of our affiliated practices are subject to certain guaranteed minimum service fees. These guaranteed fees are payable to us for periods ranging from three to five years following a practice's affiliation with us. We were confident that the efforts we initiated to improve practice efficiencies, introduce ancillary services and assist in payor contracting would enable the practices to improve their net patient revenues. We also believed that, based on the physician-oriented nature of our business structure, our affiliated practices would be willing to exercise the patience and cooperation necessary to enable us to fully implement our various services and practice improvements. What we did not anticipate was the extent to which the decline in our stock price would result in financial constraints for our affiliated physicians that would adversely affect their commitment to Specialty Care Network. Since most of our affiliated physicians received Specialty Care Network common stock in full or partial payment for their share of practice assets that we purchased, the physicians had substantial shareholdings in our company.

     Many of our affiliated practices, including practices that had been largely complimentary of our efforts prior to the decline in our stock price, began to express dissatisfaction with our services. As our stock price continued to decline, relations with certain of our affiliated practices deteriorated. We believed then, and continue to believe today, that the decline in our stock price was the principal cause of physician dissatisfaction, rather than any shortcomings in our performance. Nevertheless, we recognized that because a number of physicians made substantial investments in our stock in connection with their affiliation, and were required to make substantial payments to us under the service agreements, the physicians were suffering from financial hardships that served as a strong disincentive to cooperate with us.

     As we confronted increasing difficulty in effecting affiliations, management began to seek alternative, and less capital intensive, ways in which to generate additional revenues. Management determined to pursue "MSA arrangements" with musculoskeletal practices. An MSA arrangement involves the provision of services by us to physician practices under a short-term service agreement involving services that were more limited than those provided by us under the long term service agreements. Moreover, MSA arrangements did not involve our purchase of practice assets but merely a contractual obligation to provide specified services for a fixed fee per physician. We entered into an MSA arrangement with Crossroads Orthopaedic Associates in Victoria, Texas, in April 1998, and Vanderbilt University Hospital in July 1998. However, we were not able to enter into any further MSA arrangements following July 1998. In addition, Vanderbilt University Hospital has asserted that we are in default under the terms of our MSA arrangement with them, and has indicated that it will not renew the arrangement after it terminates in June 1999. Additionally, Crossroads Orthopaedic Associates chose not to renew its MSA arrangement in April 1999, when the arrangement expired.

     In addition, in August 1998, we acquired Provider Partnerships, Inc. ("PPI"), a recently-formed company that provides consulting services to hospitals. At the time of acquisition, PPI had just entered into its first consulting arrangement. In addition, principals of PPI had also begun development of an internet web site designed to rate hospitals on quality of care indicators. Our web site was launched in October 1998. We acquired these businesses for 420,000 shares of our common stock and no cash outlay. Kevin J. Hicks, the principal executive officer of PPI, is the brother of Kerry R. Hicks, our President and Chief Executive Officer. As a result of an agreement in principle that we have reached with the former PPI stockholders, we anticipate that this transaction will be substantially modified. (See "Agreement In Principle With The Former PPI Stockholders -- Plans Relating to Health Care Rating Internet Site".)

     In June 1998 we were approached by another entity that expressed an interest in acquiring us. We entered into a confidentiality agreement, permitting the entity to review some of our internal information. These talks were terminated in September 1998. Management of that entity advised us that, based on uncertain prospects in our business sector, they would not pursue business opportunities in the physician practice management industry.

     In September 1998, Peter A. Fatianow, at the time our former Vice President of Development, M. John Neal, a former Manager of Development, and Michael Fulton, also a former Manager of Development, approached our management with a plan for restructuring our arrangements with our affiliated practices. This plan served as the basis for the restructuring transaction. Through October 1998, management informally surveyed non-management members of the Board of Directors to determine if we should pursue the plan with our various affiliated practices. In general, the plan, as initially conceived, anticipated that, in connection with the repurchase of practice assets by the affiliated practices and entry into new service agreements, we would receive as consideration approximately 75% of the common stock and 25% of the cash initially paid to the practices in connection with their affiliation with us. In addition, we would receive cash consideration equal to the net book value of assets returned to the practices. Management noted that, in order for the restructuring transaction to be viable, a significant majority of the affiliated practices would have to participate. Although the Board of Directors reserved judgment pending a review of the definitive terms of a proposed restructuring transaction, it expressed a willingness to have management seek to negotiate such a transaction.

     Beginning in October 1998, management discussed, on a preliminary basis, the proposed restructuring transaction with various affiliated practices. Reaction to management's initial proposal was mixed, and most practices indicated the need for further information.

     On October 30, 1998, the Board of Directors authorized our officers to enter into negotiations with the affiliated practices with respect to a restructuring of Specialty Care Network that would:

     - provide for the repurchase by affiliated physicians or affiliated practices of practice assets in exchange for cash and/or common stock;

     - limit management services provided to the affiliated practices by us under our service agreements;

     - reduce the term of our service agreements with the affiliated practices; and

     - lower service fees paid to us by the affiliated practices.

     In October 1998, TOC Specialists, P.L., an affiliated practice located in Tallahassee, Florida, unilaterally stopped making payments owed to us under its service agreement and diverted cash payments on accounts receivable that were due to us, in violation of the terms of its service agreement with us. On October 30, 1998, the Board of Directors authorized management to commence legal action against TOC and any other affiliated practice that our President believes to be in material default of its obligations under its service agreement with us. In addition, the Board of Directors established a Special Committee, consisting of Kerry R. Hicks, our President and Chief Executive Officer, Patrick
M. Jaeckle, our Executive Vice President -- Corporate Development, Peter H. Cheesbrough and Mats Wahlstrom. Messrs. Hicks, Jaeckle, Cheesbrough and Wahlstrom comprise all of the non-physician members of the Board of Directors. The Special Committee was authorized to consider the following:

     - whether it would be in the best interest of Specialty Care Network and its stockholders to restructure our arrangements with our affiliated practices to:

      - provide for the repurchase by affiliated physicians or affiliated practices of practice assets in exchange for cash and our common stock;

      - limit management services provided to the affiliated practices by us under our service agreements;

      - reduce the term of our service agreements with the affiliated practices;

      - lower service fees paid by affiliated practices to us; and

      - utilize the cash proceeds of the sale of practice assets to pay amounts outstanding under our bank line of credit.

     - whether it would be in the best interest of Specialty Care Network and its stockholders to seek an alternative form of restructuring, and

     - the terms and conditions upon which the Special Committee would consider such restructuring to be in the best interest of Specialty Care Network and our stockholders.

     In addition, the Board of Directors authorized the Special Committee, if it deemed it desirable, to authorize our officers to negotiate with the affiliated practices concerning the terms and conditions of the restructuring and to recommend to the Board of Directors approval or disapproval of such terms and conditions as are negotiated with the affiliated practices. Finally, the Board of Directors authorized the Special Committee to retain such advisors, including an investment banking firm, as the Special Committee may deem desirable to assist in it in discharging its responsibilities.

     The Special Committee met following the Board meeting and approved the retention of SunTrust Equitable Securities Corporation to render financial and investment banking services to us, which services were to include:

     - an evaluation of the terms and conditions of the proposed restructuring;

     - an exploration of alternative structures that may be used to effect a financial restructuring;

     - participation in discussions with affiliated practices concerning the terms of the restructuring; and

     - the rendering of an opinion relating to the fairness of the restructuring, from a financial point of view, to Specialty Care Network and our stockholders that were not party to the restructuring transaction.

     Thereafter, in accordance with the authorization of the Special Committee, management engaged in extensive efforts to negotiate a restructuring transaction with the various affiliated practices. Members of management visited all practices (except for TOC, against whom we commenced litigation on November 16, 1998; TOC subsequently filed counterclaims against us, and the litigation is pending). Representatives of SunTrust Equitable Securities Corporation accompanied management on several of those visits. Several of the practices expressed opposition to the terms of the restructuring. Some of them wrote letters to us claiming that we were in default under our service agreements. Some threatened litigation. In addition, we have been advised that many of the affiliated practices were in communication with each other to discuss possible joint action that could be taken to secure more favorable terms from us. On the other hand, our management met with certain institutional stockholders. We did not disclose the proposed terms of the restructuring transaction to these investors. Nevertheless, they advised us of their concern that the terms of any proposed restructuring arrangement not be too favorable to our affiliated practices. Management reported to the Special Committee on these developments at a meeting held on November 6, 1998.

     On November 13, 1998, the Specialists Orthopaedic Medical Corporation, one of our affiliated practices, commenced litigation against us, one of our employees, and several of the practice's accounting, consulting and legal advisors. The practice is seeking, among other things, termination of the service agreement.

     As negotiations proceeded through November, management continued to make presentations to many of the practices and set a December 31, 1998 deadline for acceptance or rejection of the restructuring. Many affiliated practices stated that the deadline did not provide sufficient time for consideration and negotiation of the proposal. While management continued to insist on a December 31 deadline, it became increasingly doubtful that most of the practices would react favorably to the restructuring proposal by that time.

     However, Orlin & Cohen Orthopaedic Associates, LLP, Vero Orthopaedics, II, P.A. and Medical Rehabilitation Specialists, II, P.A. expressed a disinclination to participate in the proposed restructuring and expressed a desire to participate in three separate and distinct transactions that would close by the end of 1998. Management believed that the proposed transactions with Orlin & Cohen, Vero Orthopaedics and Medical Rehabilitation Specialists could provide specific benefits to the Company beyond those contemplated by the restructuring transaction, and should be pursued regardless of the disposition of the restructuring transaction.

     On December 9, 1998, the Special Committee met again. Management described in detail the advantages of the transactions. In the case of Orlin & Cohen, the structure of the transaction differed from that contemplated in connection with the proposed restructuring transaction. Moreover, because of certain tax advantages that would be available to Orlin & Cohen only if the transaction was closed by December 31, 1998, Orlin & Cohen advised our management that it would not be willing to agree to financial terms as favorable to Specialty Care Network as the proposed terms if the transaction did not close by December 31, 1998. In the case of Vero Orthopaedics, in addition to agreeing to the financial terms relating to repurchase of its practice assets that had been proposed by us, the practice also offered to make a lump sum payment with regard to the entire future service fee covered by its revised service agreement. While the terms relating to Medical Rehabilitation Specialists closely paralleled those proposed in the restructuring, Medical Rehabilitation Specialists was a practice located in Tallahassee, Florida, and management believed that TOC had attempted to have Medical Rehabilitation Specialists join with it in its litigation against the Company. Given these circumstances, management noted to the Special Committee that it intended to recommend that Orlin & Cohen, Vero Orthopaedics and Medical Rehabilitation Specialists not be participants in the proposed restructuring and that the transactions with the three practices be considered separately. In addition, management advised the Special Committee that it did not intend to recommend that the completion of any of the three transactions be contingent upon completion of the others, nor that any of the transactions be contingent on completion of the restructuring transaction. Because consideration of the transactions was beyond the scope of the Special Committee's authority, management indicated that it intended to recommend the transactions to the Board of Directors for its consideration if agreements were, in fact, reached with one or more of the three practices.

     With regard to the restructuring transaction, the Special Committee discussed the timetable for negotiations and, based on management's recommendation, the consensus of the Special Committee was that management should maintain a December 31, 1998 deadline for the signing of definitive agreements with affiliated practices that decided to participate in the restructuring transaction.

     Over the course of the next several weeks, management continued to negotiate with respect to the restructuring transaction as well as with respect to the proposed separate transactions. As a result of a number of issues that arose during the course of discussions with our various affiliated practices, management requested, at a meeting of the Special Committee held on December 21, 1998, that the Special Committee address several of the issues in a memorandum to the affiliated practices. The Special Committee approved the text of the memorandum at the meeting, which was distributed to the affiliated practices on the same day. In the memorandum, the Special Committee noted that it had not approved the restructuring transaction and did not intend to consider the terms of the restructuring transaction on a formal basis until such time as a sufficient number of practices have signed definitive agreements. Nevertheless, the Special Committee stated it was submitting the memorandum in the hope that it would facilitate negotiations between Specialty Care Network and the affiliated physicians. Among other things, the memorandum stated that:

     - at the recommendation of management, the deadline for agreement on the restructuring transaction was extended to January 31, 1999;

     - an "up front" cash payment was required to pay down our indebtedness;

     - The Special Committee would consider whether to recommend the restructuring transaction to the Board of Directors if approximately ten practices in the aggregate have determined to repurchase their assets from Specialty Care Network and operate under a new service agreement;

     - Management intended to make several changes to the initially proposed structure with respect to designated health services (i.e., MRI's, physical therapy and orthotics). The length of any ancillary services agreement would be shortened to five years (rather than fifteen, as originally set forth in the restructuring proposal). In addition, management would no longer ask for a right of first refusal to develop ancillary services for a practice that entered into the restructuring transaction. The Special Committee would entertain a restructuring proposal that embodied these changes;

     - Except for the changes relating to ancillary services, the Special Committee would not entertain any proposal that would be more generous to the physician stockholders than the current proposal;

     - The Special Committee concurred with management's determination to make no special arrangements with any affiliated practice;

     - The Special Committee did not intend to recommend to the Board of Directors any arrangement that would result in our being unable to fulfill our obligations under existing service agreements with those practices that elect to continue to maintain the current relationship under the existing service agreements.

     In light of the extended deadline for the restructuring, as well as the Christmas holiday, management focused on the proposed transactions with Orlin & Cohen, Vero Orthopaedics and Medical Rehabilitation Specialists. However, Medical Rehabilitation Specialists advised us that it was not willing to go forward with a separate transaction. On the other hand, Greater Chesapeake Orthopaedic Associates, LLC, which had not previously expressed an interest in effecting a separate transaction, advised management that it was willing to engage in a separate transaction by December 31, 1998 and provide a lump sum payment of its fee under the new management services arrangement. Leslie S. Matthews, M.D., one of our directors, is a physician owner of Greater Chesapeake. Like Vero Orthopaedics, Greater Chesapeake agreed that the entire future service fee obligation would be paid by January 31, 1999, held in escrow and paid out over the term of the management services agreement. We agreed to provide a discount to both Vero Orthopaedics and Greater Chesapeake in consideration of their agreement to make a lump sum payment. During the last week in December, we reached agreements with the three practices on the terms of the transactions. In addition, Medical Rehabilitation Specialists approached management and asked once again to participate in a separate transaction. Because of the lateness of its approach, management's initial reaction was negative.

     On December 29, 1998, management presented the transactions with Orlin & Cohen, Vero Orthopaedics and Greater Chesapeake to the Board of Directors, which approved the transactions. However, in the course of discussions with the Company's lending banks on December 30 and on the morning of December 31, we were told that we would not obtain bank consent to the transactions unless we were able to obtain additional cash proceeds. In order to obtain the necessary cash proceeds, we requested that Greater Chesapeake agree to make the entire lump sum payment directly to us by January 31, 1999, rather than keep funds in escrow. Greater Chesapeake agreed. In addition, we entered into a separate transaction with Medical Rehabilitation Specialists. We agreed to honor an earlier request of Medical Rehabilitation Specialists that we accept cash in lieu of the common stock it otherwise would have had to surrender in the transaction.

     After further discussions with the lending banks, we were advised that the banks consented to the transactions, and the transactions were closed on December 31, 1998. As a result of the completion of these four transactions, we reacquired 2,124,959 shares of our common stock and reduced our outstanding indebtedness at December 31, 1998 by approximately $5.5 million through the cancellation of a convertible note issued to Orlin & Cohen. Additionally, in 1999, we used additional proceeds from these four transactions to reduce the amount outstanding under our credit facility by approximately $8.5 million.

     On January 22, 1999, 3B Orthopaedics, one of our affiliated practices, commenced litigation with us seeking, among other things, to terminate our management services arrangement with them. We have filed counterclaims against 3B Orthopaedics.

     Intensive discussions regarding the restructuring transaction continued with most of our remaining affiliated practices throughout January. As of January 31, 1999, we had received commitments from several affiliated practices. However, because substantial progress had been made in negotiations with other affiliated practices, we decided to continue negotiations into March 1999.

     On March 8, 1999, the Special Committee recommended approval of, and the Board of Directors approved, restructure agreements with the nine affiliated practices that agreed to enter into the restructuring transaction. Management was not certain whether Reconstructive Orthopaedic Associates, II, P.C. would enter into the restructuring transaction, but felt that there was a strong possibility that an agreement would be reached. Therefore, the Special Committee recommended, and the Board approved, including Reconstructive Orthopaedic Associates, II, P.C. in the restructuring transaction if the practice entered into a restructure agreement on terms substantially similar to those contemplated at the time of the meeting. On March 19, 1999, we reached agreement with Reconstructive Orthopaedic Associates.

TERMS OF THE RESTRUCTURING TRANSACTION

     The following discussion summarizes the material terms of the agreements entered into with the affiliated practices that are participating in the restructuring transaction. The actual terms of the agreements with each of the practices may vary in certain respects from the description below as a result of negotiations with the individual practices and the requirements of state laws and regulations.

BASIC TRANSACTION

     Each of the affiliated practices participating in the restructuring transaction, together with their physician owners, will enter into a separate restructure agreement with us. Two physicians in one of the affiliated practices, who joined that practice in the summer of 1998, entered into an agreement separate from the agreement we reached with the other physicians in the practice.

  Purchase Price of Practice Assets

     Under each agreement, we will transfer, with respect to the practice, all of our right, title and interest in:

     - the accounts receivable relating to the practice;

     - the tangible and intangible assets we purchased or acquired in respect of the practice, other than those disposed of in the ordinary course of business since the date we affiliated with the practice;

     - all prepaid expenses relating to the practice;

     - all inventory relating to the practice; and

     - all other assets relating to the practice.

     The amount we will receive from each practice and its physician owners for the assets we are selling to the practice generally will equal:

     - the book value of the accounts receivable relating to the practice on the date the restructuring transaction closes; plus

     - the book value of all fixed assets and other capital assets relating to the practice on the date the restructuring transaction closes; plus

     - the book value of all prepaid expenses relating to the practice on the date the restructuring transaction closes; plus

     - the book value of all notes and other receivables the physician owners of the practice owe to us on the date the restructuring transaction closes; plus

     - the cash balance of the practice's deposit account on the date the restructuring transaction closes; less

     - the book value of the liabilities and obligations relating to the practice on the date the restructuring transaction closes.

     Each of the foregoing values generally will be as set forth as of the most recent available balance sheet as of the end of the month prior to the date of closing of the restructuring transaction.

  Purchase Price Adjustment

     Within 60 days after the date the restructuring transaction closes, we will prepare an unaudited balance sheet that sets forth the net book value of the assets to be purchased by the practice and the liabilities to be assumed by the practice as of the date of closing of the transaction. The purchase price will be adjusted based on this balance sheet. If the amount paid by the practice and its physician owners exceeds the adjusted purchase price, we will remit the excess to the practice and its physician owners. Conversely, if the amount paid by the practice and its physician owners is less than the adjusted purchase price, the practice and its physician owners will remit the difference to us.

  Service Agreements

     In addition to the purchase price paid for the practice assets, we have agreed to execute a management services agreement to replace the existing service agreement with each of the restructured affiliated practices. As consideration for our agreeing to enter into the management services agreement, the practices have agreed either to pay us an additional amount of cash, to return to us a specified number of our shares of common stock or both to pay us a specified amount of cash and to return to us a specified amount of shares of our common stock.

     The following table presents information regarding the approximate consideration we expect to receive from the practices and their physician owners participating in the restructuring transaction. The amounts we will receive constitute payment for the assets we are selling and the revision of our service agreement arrangements. Because the precise amount of the cash payment will be adjusted based on the net book value of most of the assets and liabilities as of the closing date of the restructuring transaction, we anticipate that the actual amount we receive will change.

                                                                                    NUMBER OF SHARES
                                                                  APPROXIMATE      OF OUR COMMON STOCK
NAME OF PRACTICE                                PRINCIPAL OFFICE  CASH PAYMENT   TO BE SURRENDERED TO US
----------------                                ----------------  ------------   -----------------------
Floyd R. Jaggears, Jr., M.D., P.C., II........  Thomasville, GA   $   264,300                   0
Riyaz H. Jinnah, M.D., P.A. ..................  Baltimore, MD         170,476              73,000
The Orthopaedic and Sports Medicine Center,
  II, P.A. ...................................  Annapolis, MD       2,477,793             440,079
Orthopaedic Associates of West Florida,
  P.A. .......................................  Clearwater, FL      2,496,785             332,983
Orthopedic Institute of Ohio, Inc. ...........  Lima, OH            3,289,373             505,040
Orthopaedic Surgery Centers, P.C. II..........  Portsmouth, VA      1,644,899             266,615
Princeton Orthopaedic Associates, II, P.A. ...  Princeton, NJ       2,219,000             897,595
Reconstructive Orthopaedic Associates, II,
  P.C. .......................................  Philadelphia, PA    2,966,002           1,224,626
Southeastern Neurology Group II, P.C. ........  Portsmouth, VA      1,416,720              35,866
Steven P. Surgnier, M.D., P.A., II............  Marianna, FL          227,269              11,153
                                                                  -----------           ---------
Totals........................................                    $17,172,617           3,786,957
                                                                  ===========           =========

     The cash payment amounts set forth above are based upon the net book value of the relevant assets and liabilities of the various practices at December 31, 1998. Actual payment will be based on balance sheets as of the month ending prior to closing of the restructuring transaction, and will be adjusted based upon balance sheets as of the closing date.

     In addition, under a separate restructure agreement, John M. Fenlin, M.D., and Barbara G. Frieman, two physicians in Reconstructive Orthopaedic Associates, have agreed to cancel a convertible debenture payable that we issued to them in the amount of $589,615.

  Management Services Agreements

     Upon the consummation of the restructuring transaction, we will enter into new management service agreements with the practices and their physician owners that will govern our future relationships. The term of all but one of our management services arrangements with the practices and their physician owners will be reduced from 40 years to a date between November 2001 and March 2003, and the service fees each practice pays to us will be reduced. Although one of the management service agreements will terminate on the first anniversary of the closing of the restructuring transaction, the practice has agreed to pay service fees to us as if the agreement terminates in November 2001. Our obligations under the management services agreements will be more limited than under the current service agreements, as described below under "New Arrangements Under Management Services Agreements."

THE CLOSING

     We will close the restructuring transaction in our offices in Lakewood, Colorado two days after all conditions precedent to each party's obligations to consummate the restructuring transaction have been either satisfied or waived. Unless the parties consent, we will not close the restructuring transaction later than June 15, 1999.

REPRESENTATIONS AND WARRANTIES

     The restructure agreement contains certain representations and warranties to be made by us on the one hand, and the physician owners and the affiliated practice participating in the restructuring transaction, on the other hand. These representations and warranties deal with matters such as:

     - the organization, valid existence and good standing of Specialty Care Network and the affiliated practice;

     - in the case of the practice and the physicians, the ownership of the practice by the physicians;

     - the authorization, execution, delivery and enforceability of the restructure agreement;

     - the absence of conflicts or breaches under any statute, court order, law or ruling including, but not limited to, state or federal securities laws, as a result of the restructure agreement;

     - no party to the restructure agreement will be obligated to pay any brokers' fees for which the other is liable; and

     - in the case of the practice and the physicians, good and marketable title of shares of our common stock to be transferred to us by the practice or the physicians.

CERTAIN COVENANTS

     The restructure agreement includes a number of covenants, most of which set forth agreements regarding actions that each of the parties will take or refrain from taking until the closing of the restructuring transaction.

  General

     Each of the parties to the restructure agreement will use its best efforts to take all actions and do all things necessary in order to consummate the transactions contemplated by the restructure agreement.

  Consents

     Each of the parties to the restructure agreement will use its best efforts to obtain all third-party consents necessary in order to consummate the transactions contemplated by the restructure agreement.

  Regulatory Matters and Approval

     Each of the parties to the restructure agreement will make filings with and use its reasonable best efforts to obtain any government approvals required in connection with the agreement.

  Conduct of the Business

     None of the parties to the restructure agreement will:

     - take any action outside the ordinary course of business; or

     - authorize or effect any change in its charter or bylaws that would delay or prevent consummation of the transactions contemplated by the agreement.

     We will not impose any security interest on the assets to be purchased by the practice outside of the ordinary course of business.

  Notice of Developments

     We, on one hand, and the practice and the physician owners, on the other hand, will give prompt written notice to the other parties of any material adverse development causing a breach of its representations and warranties.

  Collection of Accounts Receivable

     After the date the restructuring transaction closes, we will help the practices and the physician owners collect the accounts receivable we owned prior to the date the restructuring transaction closed.

  Employee Benefit Plans

     As of the date of the restructuring transaction, we will terminate all of our employees located at the practice sites and the practice will hire the employees. The terminated employees will no longer participate in our employee benefit plans. As of the date the restructuring transaction closes, the practice will establish benefit plans for these employees similar to those we offered. Each employee will have the opportunity to participate in these plans.

INDEMNIFICATION

  By the Physician Owners

     The physician owners of the affiliated practice that is a party to the restructure agreement will, jointly and severally, indemnify us from any and all liabilities arising from the following circumstances:

     - any breach, untruth or inaccuracy of any representation, warranty or covenant of the practice that is a party to the restructure agreement or of the physician owners of the practice; or

     - the liabilities assumed by the practice on the date the agreement closes.

     Additionally, the physician owners will continue to be subject to their indemnity obligations to us under the original acquisition agreement and the existing service agreement with respect to third party claims which relate to matters arising prior to the closing date of the restructuring transaction.

  By Us

     We will indemnify the affiliated practice that is a party to the restructure agreement from all liabilities arising out of our breach, untruth or inaccuracy of any of our representations, warranties or covenants.

RELEASE

     The practice and its physician owners will release us from all claims they have or had against us at or prior to the closing of the restructuring transaction. With respect to certain practices, we will release them from all claims we may have, at or prior to the closing date of the restructuring transactions, except with respect to some continuing indemnification obligations of such practices.

CONDITIONS TO THE CLOSING OF THE RESTRUCTURING TRANSACTION

     The closing of the restructuring transaction depends upon the satisfaction a number of conditions, including the following:

     - approval of our lending banks;

     - the approval of our stockholders;

     - the restructuring transaction is not prohibited by any laws or injunctions;

     - the representations and warranties of each of the parties are true and correct on the date the restructuring transaction closes;

     - the restructure agreement does not violate any state or federal securities laws (Limitations under Delaware law may prevent us from consummating the restructuring transaction if we would have negative net worth following the restructuring transaction.); and

     - each party performed or complied with its covenants on or before the date the restructuring transaction closes.

TERMINATION OF THE RESTRUCTURE AGREEMENT

     Either party to the restructure agreement may terminate the restructure agreement if:

     - the other breaches or failures to comply with any of its representations, warranties or obligations under the agreement; or

     - the closing has not occurred by June 15, 1999, because the conditions to that party's obligation to close have not been satisfied by that date.

AMENDMENT AND WAIVER

     The restructure agreement may be amended by the parties at any time before or after approval of the restructuring transaction by our stockholders. However, certain amendments may, by law, require further approval by our stockholders.

NEW ARRANGEMENTS UNDER MANAGEMENT SERVICES AGREEMENT

  We Will Provide Fewer Services Under Our New Management Service Agreements

     Under our new management service agreements, we will reduce the level of services that we provide to the practices participating in the restructuring transaction. We will offer the following services for each practice participating in the restructuring transaction:

     - assessing the financial performance, organizational structure, wages and strategic plan of the practice;

     - advising with respect to current and future marketing and contracting plans with third party payors and managed care plans;

     - negotiating malpractice insurance coverage;

     - providing access to patient information databases;

     - analyzing annual performance on a comparative basis with other practices that have contracted with us; and

     - analyzing coding and billing practices.

     Unlike our prior arrangements with the affiliated practices, we will NOT provide any equipment, facilities, supplies or employee staffing at practice sites under these management services agreements. In addition, the following management services are those that we performed under the prior arrangement but will NOT be providing under the management service agreements:

     - personnel evaluations;

     - billing and collection services;

     - computer hardware/software support;

     - payroll services;

     - accounts payable processing/managing;

     - on-site procurement; and

     - any other type of day-to-day practice management services.

  Our Fee Structure Will Change Under the Management Service Agreements

     We have negotiated a fixed fee with each of the practices and their physician owners participating in the restructuring transaction. In addition, our fees relating to certain ancillary services will be based upon a percentage of the practice's monthly revenue from professional medical services personally furnished to patients by the practice's licensed medical professionals.

     The following table shows the expiration date and the fee to be paid by each practice participating in the restructuring transaction. Those practices that are paying us a lump sum fee were provided a discount as compared to the total fee they would have paid if their fees were paid monthly.

                                      EXPIRATION DATE OF
                                      MANAGEMENT SERVICE
NAME OF PRACTICE                           AGREEMENT                          FEE
----------------                      ------------------                      ---
Floyd R. Jaggears, Jr., M.D.,
  P.C. II.......................  March 3, 2002                 $141,716 (pre-paid lump sum)
Riyaz H. Jinnah, M.D., II,
  P.A. .........................  February 28, 2002             $3,736 (per month)
The Orthopaedic and Sports
  Medicine Center, II, P.A. ....  March 31, 2002                $50,210 (per month), plus 7.5%
                                                                of revenue from orthotics
                                                                management services
Orthopaedic Associates of West
  Florida, P.A. ................  September 1, 2002             $38,023 (per month), plus 7.8%
                                                                of professional services revenue
                                                                associated with respect to
                                                                William E. Kilgore, M.D.
Orthopedic Institute of Ohio,
  Inc...........................  September 10, 2002            $1,850,365 (pre-paid lump sum)
Orthopaedic Surgery Centers,
  P.C. II.......................  June 10, 2002                 $1,126,977 (pre-paid lump sum)
Princeton Orthopaedic
  Associates, II, P.A. .........  One year after closing date   $972,155 (pre-paid lump sum)
Reconstructive Orthopaedic
  Associates, II, P.C. .........  November 1, 2001              $1,888,635 (pre-paid lump sum)
Southeastern Neurology Group II,
  P.C. .........................  June 30, 2002                 $5,976 (per month)
Steven P. Surgnier, M.D., P.A.,
  II............................  August 29, 2002               $3,367 (per month)

     Although the term of Princeton Orthopaedic Associates, II, P.A.'s management service agreement ends on the first anniversary of the closing date, the practice has agreed to pay service fees to us as if the agreement terminates in November 2001. We have also agreed that beginning April 1, 1999 and ending on the earlier of the date of closing of the restructuring transaction or June 15, 1999, the service fee under the current service agreements will be reduced from the current fee; and we will provide a more limited level of services during this period.

ACCOUNTING TREATMENT OF THE TRANSACTION AND OTHER MATTERS

     During the fourth quarter of 1998, we recorded a non-cash impairment loss on service agreements of approximately $94.6 million. This impairment loss principally relates to the long-term service agreement asset on our balance sheet and was made under Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Termed Assets and for Long-Lived Assets to be disposed of."

FEDERAL INCOME TAX CONSEQUENCES OF THE RESTRUCTURING TRANSACTION

     This summary is based upon the Internal Revenue Code of 1986, as amended, as presently in effect, the rules and regulations promulgated thereunder, current administrative interpretations and court decisions. No assurance can be given that future legislation, regulations, administrative interpretations or court decisions will not significantly change these authorities (possibly with retroactive effect).

     Federal Income Tax Consequences to Us. The sale of various non-medical tangible and intangible assets pursuant to the restructure agreements will be a taxable sale by us upon which gain or loss will be recognized by us. The amount of gain or loss recognized by us with respect to the sale of the assets will be measured by the difference between the amount realized by us on the sale of assets and our tax basis in the assets. The amount realized by us on the sale of the assets will include the amount of cash received, the fair market value of any other property received and the amount of liabilities assumed by the purchasing affiliated practice. Our tax basis in the assets to be sold is determined in accordance with various provisions of the Internal Revenue Code and is largely dependent upon the manner in which the assets were acquired by us. Many of the assets were acquired through non-taxable transactions and have an initial tax basis determined by reference to the transferor's tax basis with subsequent adjustments for certain items, such as depreciation. These assets generally have a tax basis that is less than their corresponding financial accounting basis. For assets that were not acquired in non-taxable transactions, their tax basis is generally equal to their cost, as adjusted for certain items, such as depreciation. These assets generally have a tax basis that more closely corresponds to their financial accounting basis.

     The determination of whether gain or loss is recognized by us will be made with respect to each of the assets sold. Accordingly, we may recognize gain on the sale of certain assets and loss on the sale of certain others, depending on the amount of consideration allocated to an asset as compared to the tax basis of that asset.

     Federal Income Tax Consequences to Stockholders. Except for our physician Stockholders who are participating in the restructuring transaction, the restructuring transaction will have no income tax consequences to our Stockholders.

OPINION OF SUNTRUST EQUITABLE SECURITIES

     On December 9, 1998, we engaged SunTrust Equitable Securities as financial advisor to the Special Committee. In connection with the engagement, SunTrust Equitable Securities evaluated the fairness of the proposed restructuring transaction, from a financial point of view, to Specialty Care Network and to those stockholders not participating in the restructuring transaction.

     The SunTrust Equitable Securities opinion was prepared for the Special Committee and addresses only the fairness of the proposed restructuring transaction, from a financial point of view, to Specialty Care Network and to our stockholders that are not participating in the restructuring transaction. The SunTrust Equitable Securities opinion was delivered orally to the Special Committee on March 8, 1999 and was accompanied by their written opinion. SunTrust Equitable Securities opined that the restructuring transaction would be fair, from a financial point of view, to Specialty Care Network and the stockholders that are not participating in the restructuring transaction. Anticipating that Reconstructive Orthopaedic Associates, II, P.C. would enter into the restructuring transaction, SunTrust Equitable Securities affirmed to the Special Committee its opinion of the fairness of the restructuring transaction assuming the participation of Reconstructive Orthopaedic Associates, II, P.C. under the terms contemplated as of that date. SunTrust Equitable Securities updated its analysis to include Reconstructive Orthopaedic Associates, II, P.C. when the practice reached agreement with us to participate in the restructuring transaction on March 19, 1999, and also updated its opinion.

     The form of the full text of the SunTrust Equitable Securities opinion, dated March 19, 1999, which sets forth assumptions made, matters considered and limitations on the review undertaken by SunTrust Equitable Securities, is attached as Appendix A and should be read carefully and in its entirety.

     The SunTrust Equitable Securities opinion does not constitute:

     - a recommendation to any stockholder of Specialty Care Network as to how he, she, or it should vote on the proposed restructuring transaction;

     - an opinion as to fair market value of any affiliated practice; or

     - an opinion as to the price at which our common stock will actually trade at any time.

     The Special Committee did not request that SunTrust Equitable Securities make, nor did SunTrust Equitable Securities make, any recommendation as to the consideration to be received by us from any of the practices participating in the restructuring transaction. The consideration we would receive in the restructuring transaction was determined through negotiations between us and the participating practices without involvement by SunTrust Equitable Securities. No restrictions or limitations were imposed on SunTrust Equitable Securities with respect to the investigations made or procedures followed by SunTrust Equitable Securities in rendering its opinion.

     In connection with its opinion, SunTrust Equitable Securities made such reviews, analyses and inquiries as it believed were necessary and appropriate under the circumstances. Among other things, SunTrust Equitable Securities:

     - reviewed the restructure agreements;

     - reviewed certain publicly available business and financial information relating to us;

     - reviewed certain other information, including financial projections, related assumptions and other internal financial analyses, provided by our management;

     - met with our management to discuss our business prospects based on our present organizational structure and assuming the restructuring transaction occurs;

     - visited eight practices participating in the restructuring transaction and discussed the terms and conditions of the transaction;

     - reviewed the trends and general market conditions in the physician practice management industry;

     - reviewed the reported price and trading activity for our common stock since our initial public offering;

     - reviewed our historical operating performance;

     - reviewed the circumstances of certain comparable companies in the physician practice management industry that have undertaken reorganizations;

     - analyzed certain financial and stock market valuation information for us and certain other comparable companies whose securities are publicly traded; and

     - performed such other studies and analyses as SunTrust Equitable Securities considered appropriate.

     SunTrust Equitable Securities assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed for purposes of its opinion. With respect to the pro forma financial statements and financial forecasts and projections provided by us, SunTrust Equitable Securities assumed that they had been reasonably prepared on the bases reflecting the best currently available estimates and judgments of our senior management as to the financial impact of the restructuring transaction on us and our likely future financial performance. In addition, SunTrust Equitable Securities did not make an independent valuation or appraisal of our assets or any of the practices participating in the restructuring transaction. The SunTrust Equitable Securities opinion was based on business, market, economic, and other conditions as they existed and could be evaluated on March 8, 1999.

     In preparing its opinion for the Special Committee, SunTrust Equitable Securities performed a variety of financial and comparative analyses, including those described below. The summary of these analyses does not purport to be a complete description of the analyses underlying the SunTrust Equitable Securities opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. Therefore, the process undertaken to deliver an opinion is not readily susceptible to summary description. In arriving at its opinion, SunTrust Equitable Securities did not attribute any particular weight to any analysis or qualitative factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and qualitative factor.

Accordingly, SunTrust Equitable Securities believes that its analysis must be considered as a whole and that selecting portions, without considering all analyses and qualitative factors, could create a misleading or incomplete view of the processes underlying its resulting opinion. In its various analyses, SunTrust Equitable Securities made numerous assumptions with respect to us, industry performance, general business and economic conditions and other matters, many of which are beyond our control. The estimates in such analyses are not necessarily indicative of actual values or predictive of future results, which may be significantly more or less favorable than those suggested. Actual values will depend on several factors, including events affecting the physician practice management industry, general economic, market and interest rate conditions, and other factors that generally influence the price of securities.

     The material portions of the analyses performed by SunTrust Equitable Securities are summarized below.

  Pro Forma Dilution Analysis

     SunTrust Equitable Securities analyzed the pro forma effect of the restructuring transaction on our earnings per share for the annualized three month period ended December 31, 1998. SunTrust Equitable Securities compared the pro forma earnings per share in the restructuring transaction case to the actual base case earnings per share, adjusted for certain recent and anticipated developments in our business. The base case and, in turn, the restructuring transaction case were predicated on a number of pro forma base case adjustments, including, among others:

     - the write-off of a substantial amount of our impaired assets, primarily management service agreements intangible assets;

     - reorganization of our relationship with four practices in December 1998;

     - elimination of the operating results in respect of three practices currently engaged in litigation with us; and

     - certain additional charges and adjustments.

     We informed SunTrust Equitable Securities that our management anticipated making, and in certain cases made, each of these base case adjustments without regard to whether the restructuring transaction is completed. The restructuring transaction case was based on a number of additional assumptions, including, among others:

     - completion of the restructuring transaction;

     - receipt of consideration from the participating practices, including cash, shares of our common stock and cancellation of a convertible debenture payable by us to physicians in one of the participating practices;

     - repayment of a portion of our outstanding indebtedness under our credit facility;

     - replacement of existing service fees with lower fees; and

     - estimated general and administrative expense savings.

     The analysis indicated that the restructuring would have the following pro forma financial impact:

                                                                 THREE MONTHS ENDED
                                                                  DECEMBER 31, 1998
                                                                     ANNUALIZED
                                                              -------------------------
                                                                            PRO FORMA
                                                                          RESTRUCTURING
                                                                            AGREEMENT
                                                              BASE CASE       CASE
                                                              ---------   -------------
Earnings (loss) per share...................................   $(0.01)    $0.15
Assumed G&A expense savings.................................       --     $3.8 million

     Because of the entirely speculative nature of our projected financial results following the restructuring transaction, SunTrust Equitable Securities performed a pro forma dilution analysis of our historical financial results and did not perform a dilution analysis on our projections. Our future results will be subject to significant business and operational risks, to the amount and timing of general and administrative expense savings, to our access to capital resources and to development risks related to potential new lines of business. Therefore, future financial results may vary materially from projected results. The dilution analysis implied that our fourth quarter run-rate of net earnings per share would be enhanced by completion of the restructuring transaction and supported the SunTrust Equitable Securities opinion.

  Capitalization and Leverage Analysis

     SunTrust Equitable Securities noted the importance of ready access to debt and equity capital under the physician affiliation model historically used by us. We have disclosed that we currently are out of compliance with some of the covenants under our bank credit facility and that the banks currently will not advance any additional funds under the credit facility. SunTrust Equitable Securities analyzed our December 31, 1998 book capitalization and leverage (1) giving pro forma effect to the base case adjustments and (2) adjusted for the further pro forma impact of the restructuring transaction. SunTrust Equitable Securities measured, among other things, the following credit statistics:

     - Our ratio of current assets to current liabilities, commonly known as the current ratio;

     - Our indebtedness expressed as a multiple of trailing twelve months earnings before interest, taxes, depreciation, amortization and non-recurring items, commonly referred to as EBITDA;

     - Our indebtedness expressed as a percentage of total book capitalization;

     - Our indebtedness expressed as a percentage of tangible net worth;

     - Our trailing EBITDA less capital expenditures expressed as a multiple of trailing interest expense;

     - Our trailing earnings before interest, taxes and non-recurring items, commonly referred to as EBIT, expressed as a multiple of trailing interest expense;

     - Our trailing fixed charge coverage; and

     - Our indebtedness, adjusted to include the capitalized value of operating lease payments, expressed as a multiple of trailing EBITDA plus lease expense, commonly referred to as EBITDAR.

     SunTrust Equitable Securities analyzed the impact of the restructuring transaction on our credit statistics and compared our post-restructuring transaction credit statistics to corresponding measurements for some selected companies in the physician practice management industry.

                                                              SPECIALTY CARE NETWORK
                                                                THREE MONTHS ENDED
                                                                DECEMBER 31, 1998
                                                                    ANNUALIZED           SELECTED
                                                             ------------------------   COMPANIES
                                                             BASE CASE   PRO FORMA(1)   AVERAGE(2)
                                                             ---------   ------------   ----------
Current ratio..............................................   6.1:1.0      3.8:1.0       2.3:1.0
Debt/EBITDA................................................       5.6x         4.0x          2.5x
Debt/capitalization........................................      83.9%       103.1%         34.8%
Debt/tangible net worth....................................    (739.4%)     (348.5%)      (148.0%)
(EBITDA less capital expenses)/interest expense............       2.1x         3.8x          5.3x
EBIT/interest expense......................................       0.9x         2.8x          4.8x
Fixed charge coverage......................................       1.4x         1.9x          1.8x
Adjusted debt/EBITDAR......................................       6.7x         5.3x          3.6x

---------------

(1) Assumes consummation of the restructuring transaction.

(2) Average excludes highest and lowest measurements.

     The results of the leverage and capitalization analysis suggest that upon completion of the restructuring transaction, we will be significantly less leveraged, relative to our cash flows, and will have more favorable income coverage of our interest expense and other fixed charges. The restructuring transaction will generate a significant amount of cash, almost all of which will be used to repay existing indebtedness under our credit facility. Repayment of these debt obligations will decrease our risk profile in the event of operational or post-restructuring transaction difficulties. Our post-restructuring transaction capital structure will bring us closer to compliance on several of the financial covenants under our credit facility and may reduce the probability of our lenders accelerating our indebtedness. These results supported the SunTrust Equitable Securities opinion.

  Discounted Cash Flow Analysis

     SunTrust Equitable Securities performed a discounted cash flow analysis of us using financial projections developed by our management. We informed SunTrust Equitable Securities that we would focus on three primary lines of business in the future: the existing physician practice management business, the health care rating internet site business and a new business involving developing, managing and acquiring ownership interests in ambulatory surgery centers. SunTrust Equitable Securities performed two separate discounted cash flow analyses: one of the post-restructuring transaction physician practice management business combined with the health care rating internet site business and a second of the ambulatory surgery center business, each with distinct cost of capital and terminal valuation assumptions based on the particular operating and risk profiles related to the business lines.

     SunTrust Equitable Securities calculated the present value of the future cash flows that each business line would produce over the five-year period from 1999 through 2003, assuming completion of the restructuring transaction and using financial projections developed by our management. In each case, SunTrust Equitable Securities determined a range of enterprise values based on (a) the sum of each year's projected free cash flow discounted back to December 31, 1998 plus (b) a terminal value for the business line discounted back to December 31, 1998. SunTrust Equitable Securities adjusted the enterprise values by deducting the outstanding net indebtedness for the respective business lines as of December 31, 1998 to arrive at reference ranges of equity value. To arrive at the final equity valuation range for us, SunTrust Equitable Securities added the ranges of net equity values for the existing business and the ambulatory surgery center business.

     In calculating the projected free cash flow of both the existing business and the ambulatory surgery center business, SunTrust Equitable Securities (a) tax-effected each business line's projected pre-tax earnings before interest and intangible amortization expense; (b) added back projected depreciation; (c) subtracted the projected increase, or added the decrease, in working capital; and (d) subtracted projected capital expenditures.

     In analyzing the existing business' terminal value, SunTrust Equitable Securities applied a range of multiples from 12.8x to 26.3x to the projected terminal year 2003 free cash flow for the HealthCareReportCards.com business only. This assumes that the free cash flow from the physician practice management portion of the existing business would not continue beyond 2003 and that the free cash flow from HealthCareReportCards.com would continue in perpetuity beyond 2003 with an annual growth rate ranging between 0.0% and 4.0%. In analyzing the ambulatory surgery center business, SunTrust Equitable Securities arrived at a terminal value by applying a range of multiples from 6.0x to 8.0x to the ambulatory surgery center business' projected terminal year 2003 EBITDA and deducting the ambulatory surgery center business' projected 2003 net indebtedness.

     In determining the appropriate weighted average cost of capital, or WACC, to use as the discount rate for the existing business and the ambulatory surgery center business, SunTrust Equitable Securities used the business lines' after-tax costs of debt and their costs of equity. The costs of equity were calculated using the capital asset pricing model and risk/volatility indicators from publicly-traded companies that were comparable to the two business lines. The WACCs for the two business lines are summarized as follows:

                                                                 COST OF
                                                              -------------
                                                              EQUITY   DEBT   WACC
                                                              ------   ----   ----
Existing business...........................................   12.5%    8.0%   7.8%
Ambulatory surgery center business..........................   27.7%   10.0%  16.9%

     The results of the discounted cash flow analysis are summarized as follows:

                                                                HIGH       LOW
                                                              --------   --------
                                                              (DOLLAR AMOUNTS IN
                                                                  THOUSANDS)
Net equity value:
Existing business...........................................  $15,734    $ 6,312
Ambulatory surgery center...................................   39,676     14,309
                                                              -------    -------
Specialty Care Network total................................  $55,410    $20,621
                                                              =======    =======
Specialty Care Network net equity value per share...........  $  4.20    $  1.56
                                                              =======    =======

     The discounted cash flow analysis relied significantly on the financial projections provided by our management. Because our future results will be subject to significant business and operational risks, to the amount and timing of general and administrative expense savings, to access to capital resources and to development risks related to the new ambulatory surgery center business line, future financial results may vary materially from projected results. For this reason, SunTrust Equitable Securities placed relatively less emphasis on the results of the discounted cash flow analysis. Notwithstanding this qualification, the discounted cash flow analysis resulted in a range of net equity values per share for Specialty Care Network that compared favorably with our March 5, 1999 closing market price of $0.875 per share and that supported the SunTrust Equitable Securities opinion.

  Trading Analysis

     As part of its trading analysis, SunTrust Equitable Securities reviewed:

     - the market price performance of our common stock on a daily basis for the period since January 2, 1998 and on a monthly basis for the period since February 1997;

     - the market performance of our common stock versus the Dow Jones Industrial Average, the Nasdaq Composite Index and the Morgan Stanley Health Care Index on a weekly basis since January 2, 1998;

     - the market performance of a price index of publicly-traded physician practice management companies on a weekly basis since January 2, 1998; and

     - our stock expressed as a multiple of our reported earnings per share and our equity market capitalization on a quarterly basis since March 1997.

     Based on the trading analysis, SunTrust Equitable Securities noted that our market price per share had come under extraordinary pressure since January 1998 during a period of significant price weakness in the physician practice management sector generally. SunTrust Equitable Securities observed that our market price per share had declined 93.6% from its historical high of $13.75 per share on December 30, 1997 to $0.875 per share on March 5, 1999. SunTrust Equitable Securities observed that our total equity market value had declined from its historical quarterly high of approximately $241.7 million in December 1997 to approximately $23.1 million in December 1998. SunTrust Equitable Securities further observed that the index of publicly-traded physician practice management companies declined by approximately 56.5% between January 2, 1998 and March 5, 1999.

     SunTrust Equitable Securities noted that following our approximately 12-month market price per share decline and at our current low valuation level, raising equity capital in the public equity market would not be advisable because of, among other things, (1) the probable dilutive impact on our earnings per share, (2) the recent underperformance of our stock in the public equity market and (3) the current unreceptive market conditions for equity offerings from health care providers generally and physician practice management companies specifically. SunTrust Equitable Securities also noted that our small equity market value and the corresponding liquidity impairment would further limit our access to new capital from the public equity markets. The trading analysis illustrated our need to evolve to a business model not wholly dependent on access to equity capital to drive external growth and supported the SunTrust Equitable Securities opinion.

  Selected Public Companies Analysis

     To provide contextual data and comparative market information, SunTrust Equitable Securities analyzed selected physician practice management companies whose securities are publicly traded and that were deemed by SunTrust Equitable Securities to be reasonably similar to us, on a pro forma basis, adjusted to give effect to the restructuring transaction. The companies chosen were then divided into three tiers of comparability to our operations:

                              SELECTED COMPANIES
-------------------------------------------------------------------------------
 SELECTED ORTHOPAEDIC     SELECTED SINGLE-SPECIALTY    SELECTED MULTI-SPECIALTY
      COMPANIES                   COMPANIES                   COMPANIES
 --------------------     -------------------------    ------------------------
Specialty Care Network        American Oncology             PhyCor
BMJ Medical Management            AmeriPath                ProMedCo
      Integrated         American Physician Partners
      Orthopaedics          Omega Health Systems
                                  Pediatrix
                         Physician Reliance Network
                          Physicians Resource Group
                         Physicians Specialty Corp.
                              Response Oncology
                             Sheridan Healthcare
                              Vision Twenty-One

     SunTrust Equitable Securities examined publicly available financial data from the selected companies for the latest twelve months and earnings estimates for the calendar years ending December 31, 1999 and 2000. The projected results were based upon consensus sources. SunTrust Equitable Securities calculated the following market valuation multiples:

     - Enterprise value, defined as the market value of common equity plus book value of total debt and preferred stock less cash, as a multiple of:

      - trailing revenues,

      - trailing EBITDA and

      - trailing EBIT.

     - Equity value as a multiple of:

      - trailing pre-tax income, and

      - current book value.

     - Price to earnings ratios:

      - trailing price to earnings multiple and

      - price to earnings ratios based upon estimated calendar year 1999 and 2000 EPS.

     SunTrust Equitable Securities noted that as of March 5, 1998, the selected companies were trading at the following valuation multiples:

                                                                 SELECTED COMPANIES
                                                             --------------------------
                                                             LOW     HIGH    AVERAGE(1)
                                                             ----   ------   ----------
Multiples of enterprise value:
  Trailing revenues........................................  0.5x     2.4x      1.1x
  Trailing EBITDA..........................................  3.8x     8.9x      6.2x
  Trailing EBIT............................................  5.4x    13.9x      9.1x
Multiples of equity value:
  Trailing pre-tax income..................................  1.6x    14.5x      6.8x
  Book value...............................................  0.0x    36.9x      0.9x
Price to earnings ratios:
  Trailing price to earnings multiple......................  2.6x   122.5x     10.9x
  Estimated 1999 calendar year earnings per share..........  2.9x    12.1x      8.3x
  Estimated 2000 calendar year earning per share...........  4.8x     9.7x      7.3x

---------------

(1) Average excludes highest and lowest measures.

     SunTrust Equitable Securities noted the significantly diminished utility of a comparable companies analysis in analyzing the fairness of the restructuring transaction because the valuation parameters for the selected companies in the public equity market are not comparable to the valuation parameters used in negotiating the terms of the restructuring transaction.

  Additional Considerations

     In performing its analyses, SunTrust Equitable Securities made numerous assumptions with respect to industry performance, general business, economic, market, and financial conditions and other matters, many of which are beyond our control. Any estimates contained in such analyses are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates.

     Under the terms of SunTrust Equitable Securities's engagement, we have agreed to pay SunTrust Equitable Securities an aggregate fee of $475,000 for its services in connection with the restructuring transaction, none of which is contingent upon the consummation of the restructuring transaction. We have also agreed to reimburse SunTrust Equitable Securities for its reasonable out-of-pocket expenses incurred in performing its services and to indemnify SunTrust Equitable Securities and related persons against certain liabilities.

     SunTrust Equitable Securities was selected to render an opinion in connection with the restructuring transaction based upon SunTrust Equitable Securities's qualifications as investment bankers, health care expertise, and reputation, including the fact that SunTrust Equitable Securities, as part of its health care investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.

     SunTrust Equitable Securities served as a co-managing underwriter in connection with the sale of our common stock in February 1997, and SunTrust Equitable Securities has provided certain additional investment banking services for us in the past and has received customary compensation. In the normal course of business, SunTrust Equitable Securities publishes research reports regarding us and actively trades our equity securities for its own account and for the accounts of its customers. Accordingly, SunTrust Equitable Securities may at any time hold a long or short position in our securities.

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

     Richard E. Fleming, Jr., M.D., one of our directors, is a physician owner of Princeton Orthopaedic Associates, II, P.A., one of the practices participating in the restructuring transaction.

     We have paid $96,000 to Consolidation Capital Partners, LLC, an entity owned by Messrs. Fatianow, Neal and Fulton, who first raised with our management the concept of the restructuring transaction. We have also paid their expenses in connection with their assistance to us in connection with the restructuring transaction. If the restructuring transaction is completed, we will pay an additional $204,000 to Consolidation Capital Partners, LLC.

AGREEMENT IN PRINCIPLE WITH THE FORMER PPI STOCKHOLDERS -- PLANS RELATING TO HEALTH CARE RATING INTERNET SITE

     We believe that largely because of the difficulties we encountered in the latter part of 1998, the former stockholders of PPI raised certain issues relating to the transaction in which we acquired PPI. We hired special counsel to assist us in analyzing their contentions. After completion of the analysis and extensive negotiations, we determined to seek to reach an amicable resolution of the issues. We have entered into an agreement in principle with the former PPI stockholders to resolve this matter. The agreement provides for the following:

     - We will form a new company that will own the HealthCareReportCards.com web site and other related internet products. (It is possible that, instead of a new company, our wholly-owned Health Care Report Cards, Inc. subsidiary will be subject to the following provisions.) With respect to the new company, the agreement in principle provides, among other things, for the following:

      - The former PPI stockholders will have a 25 percent ownership interest in the new company. Peter A. Fatianow, an employee of Specialty Care Network who developed a new product to be included in our healthcare rating web site, will own a five percent interest in the new company. The remainder will initially be owned by us.

      - The PPI stockholders' 25 percent ownership position will not be diluted unless certain events occur, including the reduction of our stock ownership interest below 50.1 percent after completion of an initial round of financing or below 55 percent following a subsequent round of financing.

      - Until their ownership interest in the new company is reduced below five percent, the PPI stockholders will have representation on the new company's Board of Directors proportionate to the amount of stock that they own. Certain corporate matters will require a supermajority vote of the board of directors.

      - We will facilitate financing to fund the operations of the new company. If we are unable to facilitate a financing of at least $4 million by December 31, 1999, we will transfer sufficient shares of the new company stock that we own so that the PPI stockholders will become the majority stockholders of the new company.

      - The new company will provide specified compensation to the former PPI stockholders (who will be employees of the new company).

     - We will guarantee payment of new company expenses until December 31, 1999 or, if sooner, the date the new company receives third party financing of $1 million.

     - The former PPI stockholders will have specified preemptive rights, tag-along rights and registration rights with respect to their new company shares.

     - We will sell most of the assets of PPI to the former PPI stockholders for nominal consideration. We will retain revenues from PPI contracts earned through March 31, 1999, and will fund up to a maximum of $500,000 of expenses of the PPI business through December 31, 1999.

     - The PPI stockholders will return the 420,000 shares of our common stock that they received in connection with our acquisition of PPI. We have agreed to reimburse the PPI stockholders for any tax liability they may incur with regard to the return of the shares.

     - The PPI stockholders will return the options to purchase 760,000 shares of our common stock that they now hold. (The former PPI stockholders waived their rights under these options in April 1999).

     - The parties to the agreement will mutually release each other from claims relating to our acquisition of PPI.

     The agreement in principle is subject to the preparation and execution of a definitive agreement. We are optimistic, but cannot assure, that a definitive agreement will be signed.

     On the assumption that a final agreement will be reached, we are planning to seek financing for our health care rating internet web site. We have prepared materials relating to an offering of securities of HealthGrades.com, Inc., an entity that will be the successor to Health Care Report Cards, Inc., our subsidiary that currently operates our HealthCareReportCards.com web site. It is our intention to sell approximately 19.9% of the equity of HealthGrades.com, so that we would still maintain a majority interest in the entity after the financing. Although we intend to begin our financing efforts prior to the closing of the restructuring transaction, we believe that it will not be possible to complete a financing unless the restructuring transaction is completed and we are able to negotiate a bank credit facility that will not subject the assets of HealthGrades.com to liens of our bank lenders. While we are optimistic that we will be able to raise financing and negotiate suitable agreements with our lenders, we cannot assure that we will be successful. The securities we plan to offer will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

     If we are able to raise financing for HealthGrades.com, we intend to expand the scope of our health care rating web site to cover additional proprietary databases focused on measuring the quality of and ranking physicians, health plans, nursing homes, assisted living facilities and dentists. While we are developing a physician report card site and intend to work on developing certain of the other health care rating sites over the next year, we cannot assure that we will be able to introduce these additional sites. Moreover, our ability to expand our internet business will be largely dependent on our obtaining adequate financing.

     In anticipation of receiving such financing and introducing our expanded HealthGrades.com web site, we have entered into discussions with several internet service and content providers that would involve links and placements within health care related web pages.

                  OWNERSHIP OF COMMON STOCK BY CERTAIN PERSONS

     The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of April 1, 1999 by (i) each person known to us to own beneficially more than five percent of our Common Stock (including such person's address), (ii) the chief executive officer and the four other most highly paid executive officers during 1998, (iii) each director and
(iv) all directors and executive officers as a group.

                                                             NUMBER OF SHARES         PERCENT OF
NAME OF BENEFICIAL OWNER                                    BENEFICIALLY OWNED   OUTSTANDING SHARES(1)
------------------------                                    ------------------   ---------------------
Kerry R. Hicks(2).........................................        775,390                 4.7%
Patrick M. Jaeckle(3).....................................        749,096                 4.5%
Peter H. Cheesbrough(4)...................................         14,333                   *
Richard E. Fleming, Jr., M.D.(5)..........................        140,121                   *
Leslie S. Matthews, M.D.(6)...............................         36,214                   *
Mats Wahlstrom(7).........................................          6,667                   *
D. Paul Davis(8)..........................................        142,924                   *
David G. Hicks(9).........................................        140,561                   *
Michael West(10)..........................................         67,541                   *
All directors and executive officers as a group (11
  persons)(11)............................................      2,358,408                13.7%

---------------

  *  Less than one percent.

 (1) Applicable percentage of ownership is based on 16,381,229 shares of Common Stock outstanding on April 1, 1999. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and means voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise of stock options exercisable currently or within 60 days of April 1, 1999 are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person's percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except for shares held jointly with a person's spouse or subject to applicable community property laws, or as indicated in the footnotes to this table, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such stockholder.

 (2) Includes 60,000 shares of Common Stock held in the Linda Wratten Trust, 20,000 shares of Common Stock in each of the Frank Nemick III Trust, the William Nemick Trust and the Jeanette Baysinger Trust, 10,000 shares of Common Stock in each of the Frank Nemick, Jr. Trust, the Julie Nemick Trust and The David G. Hicks Irrevocable Children's Trust and 204,972 shares underlying currently exercisable stock options. Does not include 60,000 shares of Common Stock held by The Hicks Family Irrevocable Trust, for which shares Mr. Hicks disclaims beneficial ownership.

 (3) Includes 204,972 shares underlying currently exercisable stock options. Does not include 100,000 shares of Common Stock held by The Patrick M. Jaeckle Family Irrevocable Children's Trust, for which shares Mr. Jaeckle disclaims beneficial ownership.

 (4) Includes 13,333 shares underlying currently exercisable stock options.

 (5) Includes 70,382 shares of Common Stock held by the Fleming Charitable Remainder Unitrust, 5,095 shares of Common Stock held by the Fleming Family Foundation and 6,667 shares underlying currently exercisable stock options. Does not include 2,547 shares of Common Stock held by each of the Irrevocable Trust FBO M. Fleming and the Irrevocable Trust FBO A. Fleming, respectively, for which Dr. Fleming disclaims beneficial ownership. If the restructuring transaction is approved, Dr. Fleming will return 99,733 shares of our common stock to us.

 (6) Includes 21,667 shares underlying currently exercisable stock options.

 (7) Includes 6,667 shares underlying currently exercisable stock options.

 (8) Includes 85,925 shares underlying currently exercisable stock options.

 (9) Includes 63,280 shares underlying currently exercisable stock options. Does not include 10,000 shares of Common Stock held by The David G. Hicks Irrevocable Children's Trust, for which shares Mr. Hicks disclaims beneficial ownership.

(10) Includes 54,201 shares underlying currently exercisable stock options.

(11) Includes options to purchase 802,965 shares of Common Stock.

                       SELECTED HISTORICAL AND UNAUDITED
                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

MODIFICATION OF ARRANGEMENTS WITH FOUR AFFILIATED PRACTICES

     In December 1998, we entered into transactions with four of our affiliated practices, Orlin & Cohen Orthopaedic Associates, LLP; Greater Chesapeake Orthopaedic Associates, LLC; Vero Orthopaedics II, P.A.; and Medical Rehabilitation Specialists, II, P.A. (collectively, the "Modification Arrangements"). Under the terms of the Modification Arrangements, we sold to each of the practices accounts receivable, fixed assets and certain other assets relating to the respective practices and replaced the original service agreements with new agreements. Under the new agreements, which terminate at certain dates between November 2001 and March 2003, we provide substantially reduced services to the practices, and the practices pay significantly reduced service fees. These Modification Arrangements were closed effective December 31, 1998. As a result of the completion of the Modification Arrangements, we reacquired 2,124,959 shares of our common stock and reduced our outstanding indebtedness at December 31, 1998 by approximately $5.5 million through the cancellation of convertible notes payable to one of the affiliated practices. Additionally, in 1999, we used additional proceeds from the Modification Arrangements to reduce the amount outstanding under our credit facility by approximately $8.5 million.

RESTRUCTURING TRANSACTION

     In March 1999, we entered into restructuring agreements with ten affiliated practices, Floyd R. Jaggears, Jr., M.D., P.C., II; Riyaz H. Jinnah, M.D., II, P.A.; The Orthopaedic and Sports Medicine Center, II, P.A.; Orthopaedic Associates of West Florida, P.A.; Orthopedic Institute of Ohio, Inc.; Orthopaedic Surgery Centers, P.C. II; Princeton Orthopaedic Associates, II, P.A.; Reconstructive Orthopaedic Associates, II, P.C.; Southeastern Neurology Group II, P.C.; and Steven P. Surgnier, M.D., P.A., II, collectively, all designed to effect the "restructuring transaction"). The restructuring transaction will:

     - Provide for the repurchase by affiliated physicians or affiliated practices of practice assets and for new management service arrangements in exchange for cash and/or common stock;

     - Limit management services provided to the affiliated practices by us under the management services arrangements;

     - Reduce the term of our management service arrangements with the affiliated practices; and

     - Lower service fees paid to us by the affiliated practices.

     The purchase price paid to us will consist of payments for the book value of the assets to be purchased by the practices, less the practice liabilities as of the closing date of the restructuring transaction and payments for the execution of new management services agreements to replace the existing service agreements. If the restructuring transaction is consummated, we expect to reacquire 3,786,957 shares of our common stock and have the ability to reduce our outstanding indebtedness by approximately $17.6 million, including $0.6 million through cancellation of outstanding convertible debentures.

     The following unaudited pro forma consolidated financial statements give effect to the Modification Arrangements and the restructuring transaction. The pro forma consolidated financial statements have been prepared by management based upon the historical financial statements of Specialty Care Network, Inc. and subsidiaries and certain preliminary estimates and assumptions deemed appropriate by management. These pro forma consolidated financial statements may not be indicative of actual results if the transactions had occurred on the dates indicated or which may be realized in the future. Neither expected benefits nor cost reductions anticipated by us following consummation of the Modification Arrangements and the restructuring transaction have been reflected in the pro forma consolidated financial statements. The pro forma balance sheet as of December 31, 1998 gives effect to the restructuring transaction as if such transaction had occurred, and the related new service agreements were executed, on December 31,

1998. The pro forma consolidated statement of operations for the twelve months ended December 31, 1998 assumes the Modification Arrangements and the restructuring transaction had occurred, and the related new service agreements were executed on January 1, 1998.


     In reading the unaudited pro forma consolidated financial statements, you should be aware that if the restructuring transaction occurs, our financial condition will likely be considerably different than is reflected in the pro forma financial statements. Total stockholders' equity will be affected by our operating performance following December 31, 1998 up to the date of closing. LIMITATIONS UNDER DELAWARE LAW MAY PREVENT US FROM CONSUMMATING THE RESTRUCTURING TRANSACTION IF WE WOULD HAVE NEGATIVE NET WORTH FOLLOWING THE RESTRUCTURING TRANSACTION.


     The following unaudited pro forma financial statements should be read in conjunction with the historical consolidated financial statements of Specialty Care Network, Inc. and subsidiaries, including the related notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," that appear elsewhere in this proxy statement.

                 SPECIALTY CARE NETWORK, INC. AND SUBSIDIARIES

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                     ASSETS


                                                            MODIFICATION   RESTRUCTURING
                                                            ARRANGEMENTS    TRANSACTION
                                             DECEMBER 31,    PRO FORMA       PRO FORMA     FOOTNOTE
                                                 1998       ADJUSTMENTS     ADJUSTMENTS     LEGEND     PRO FORMA
                                             ------------   ------------   -------------   --------   ------------
Cash and cash equivalents..................  $  1,418,201   $        --    $  5,979,848      (1)      $  7,398,049
Accounts receivable, net...................    22,281,471            --     (13,488,774)     (2)         8,792,697
Due from affiliated practices in
  litigation, net..........................     4,747,940            --              --                  4,747,940
Receivables from sales of affiliated
  practices assets and execution of new
  service agreements.......................     7,953,068    (7,953,068)             --      (3)                --
Loans to physician stockholders............       521,355            --        (268,241)     (2)           253,114
Prepaid expenses, inventories and other....     1,500,382            --        (539,935)     (2)           960,447
Prepaid and recoverable income taxes.......     4,258,102            --      (2,485,237)     (4)         1,772,865
                                             ------------   -----------    ------------               ------------
         Total current assets..............    42,680,519    (7,953,068)    (10,802,339)                23,925,112
Property and equipment, net................    11,050,365            --      (4,139,742)     (2)         6,910,623
Intangible assets, net.....................       134,319            --              --                    134,319
Management service agreements, net.........    13,153,048            --      (6,819,301)     (5)         6,333,747
Advances to affiliates.....................       944,520            --              --                    944,520
Other assets...............................     2,216,507            --        (911,505)     (2)         1,305,002
                                             ------------   -----------    ------------               ------------
         Total assets......................  $ 70,179,278   $(7,953,068)   $(22,672,887)              $ 39,553,323
                                             ============   ===========    ============               ============

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of capital lease
  obligations..............................  $    244,446   $        --    $   (133,446)     (2)      $    111,000
Accounts payable...........................       785,649            --        (199,226)     (2)           586,423
Accrued payroll, incentive compensation and
  related expenses.........................     2,453,653            --      (1,158,151)     (2)         1,295,502
Accrued expenses...........................     2,730,069            --        (216,991)     (2)         2,513,078
Line-of-credit.............................    52,925,000    (9,531,568)    (17,158,943)   (3)(6)       26,234,489
Deferred income............................            --     1,578,500       5,979,848      (7)         7,558,348
Due to affiliated practices................     3,326,014            --      (2,440,390)     (2)           885,624
Deferred income taxes......................     1,083,178            --      (1,083,178)     (8)                --
Convertible debentures.....................       589,615            --        (589,615)     (9)                --
                                             ------------   -----------    ------------               ------------
         Total current liabilities.........    64,137,624    (7,953,068)    (17,000,092)                39,184,464
Capital lease obligations, less current
  portion..................................       680,152            --        (491,077)     (2)           189,075
                                             ------------   -----------    ------------               ------------
         Total liabilities.................    64,817,776    (7,953,068)    (17,491,169)                39,373,539
Stockholders equity:
Preferred stock............................            --            --              --                         --
Common stock...............................        18,619            --              --                     18,619
Additional paid-in capital.................    66,993,627            --              --                 66,993,627
Accumulated deficit........................   (57,687,071)           --      (2,814,870)    (10)       (60,501,941)
Treasury stock.............................    (3,963,673)           --      (2,366,848)    (11)        (6,330,521)
                                             ------------   -----------    ------------               ------------
         Total stockholders' equity........     5,361,502            --      (5,181,718)                   179,784
                                             ------------   -----------    ------------               ------------
         Total liabilities and
           stockholders' equity............  $ 70,179,278   $(7,953,068)   $(22,672,887)              $ 39,553,323
                                             ============   ===========    ============               ============

                 SPECIALTY CARE NETWORK, INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                                                      MODIFICATION   RESTRUCTURING
                                        YEAR ENDED    ARRANGEMENTS    TRANSACTION
                                       DECEMBER 31,    PRO FORMA       PRO FORMA     FOOTNOTE
                                           1998       ADJUSTMENTS     ADJUSTMENT      LEGEND     PRO FORMA
                                       ------------   ------------   -------------   --------   ------------
Revenue:
  Service fees.......................  $ 76,649,778   $(12,849,936)  $(29,253,267)    (12)      $ 34,546,575
  Other..............................     2,531,524     (1,155,737)    (1,095,841)    (13)           279,946
                                       ------------   ------------   ------------               ------------
                                         79,181,302    (14,005,673)   (30,349,108)                34,826,521
                                       ------------   ------------   ------------               ------------
Costs and expenses:
  Clinic expenses....................    55,188,411     (9,903,219)   (24,952,090)    (14)        20,333,102
  General and administrative.........    14,468,537       (605,913)    (1,832,951)    (15)        12,029,673
  Impairment loss on service
    agreements.......................    94,582,227    (12,542,253)   (48,154,504)    (16)        33,885,470
  Litigation and other costs.........     3,564,392             --       (661,277)    (16)         2,903,115
  Impairment loss on intangible
    assets and other long-lived
    assets...........................     3,316,651             --       (253,242)    (17)         3,063,409
                                       ------------   ------------   ------------               ------------
                                        171,120,218    (23,051,385)   (75,854,064)                72,214,769
                                       ------------   ------------   ------------               ------------
Loss from operations.................   (91,938,916)     9,045,712     45,504,956                (37,388,248)
Other:
  Gain on sale of equity
    investment.......................     1,240,078             --             --                  1,240,078
  Interest income....................       187,450             --             --                    187,450
  Interest expense...................    (3,741,089)       980,528      1,514,559     (18)        (1,246,002)
                                       ------------   ------------   ------------               ------------
Loss before income taxes.............   (94,252,477)    10,026,240     47,019,515                (37,206,722)
Income tax benefit...................    32,466,391     (4,010,496)   (18,807,806)    (19)         9,648,089
                                       ------------   ------------   ------------               ------------
         Net loss....................  $(61,786,086)  $  6,015,744   $ 28,211,709               $(27,558,633)
                                       ============   ============   ============               ============
Net loss per common share (basic)....  $      (3.39)                                            $      (2.22)
                                       ============                                             ============
Weighted average number of common
  shares used in computation
  (basic)............................    18,237,827     (2,010,069)    (3,786,957)    (20)        12,440,801
                                       ============   ============   ============               ============
Net loss per common share
  (diluted)..........................  $      (3.39)                                            $      (2.22)
                                       ============                                             ============
Weighted average number of common
  shares used in computation
  (diluted)..........................    18,237,827     (2,010,069)    (3,786,957)    (20)        12,440,801
                                       ============   ============   ============               ============

           NOTES TO THE SPECIALTY CARE NETWORK, INC. AND SUBSIDIARIES

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET ADJUSTMENTS:

 1. The increase in cash reflects prepaid service fees paid by certain affiliated practices party to the restructuring transaction.

 2. Represents the net book value of the assets to be purchased and liabilities to be assumed by the affiliated practices who are party to the restructuring transaction.

 3. Reclassifies the receivables from the four affiliated practices that entered into the Modification Arrangements effective December 31, 1998, as a reduction to the amounts outstanding under the credit facility, to reflect the actual use of the proceeds.

 4. Reflects the federal and state tax obligations due to the restructuring transaction.

 5. Reflects the write-off of the remaining net book value of the management service agreements for the affiliated practices party to the restructuring transaction.

 6. Reduction to the amount outstanding under the credit facility to reflect the amount of cash to be received in conjunction with the restructuring transaction, assuming none of the prepaid service fees from the restructuring transaction are applied to our bank indebtedness. However, our lending banks have indicated that their consent to the restructuring transaction may be subject to a reduction of indebtedness under the credit facility to approximately $22 million. Based upon the Unaudited Pro Forma Consolidated Balance Sheet at December 31, 1998, in order to reduce our indebtedness to approximately $22 million, we would need to apply approximately $4.2 million of the prepaid service fees from the restructuring transaction to the credit facility.

 7. Reflects the prepayment of service fees by two of the affiliated practices entering into the Modification Arrangements, effective December 31, 1998, in the amount of $1,578,500 and the prepayment of service fees by five of the affiliated practices party to the restructuring transaction in the amount of $5,979,848.

 8. Adjust the deferred tax obligation due to the restructuring transaction.

 9. Reflects the cancellation of convertible debentures payable to one of the affiliated practices in conjunction with the restructuring transaction.

10. Represents the loss on the sale of assets and amendment and restatement of service agreements with the practices party to the restructuring transaction.

11. Reflects the estimated fair value of the common stock we will receive in connection with the restructuring transaction, using the closing price per share of $.625 as reported by Nasdaq on April 5, 1999.

           NOTES TO THE SPECIALTY CARE NETWORK, INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS ADJUSTMENTS:

12. Reflects the following adjustments to service fees revenue:

                                                              MODIFICATION     PROPOSED
                                                              ARRANGEMENTS   RESTRUCTURING
                                                               PRO FORMA       PRO FORMA
                                                              ADJUSTMENTS     ADJUSTMENTS
                                                              ------------   -------------
Elimination of service fees under long-term service
  agreements (including clinic expense reimbursement).......  $(14,661,149)  $(33,252,289)
Recognition of service fees based on restructured service
  agreements................................................  $  1,811,213   $  3,999,022
                                                              ------------   ------------
                                                              $(12,849,936)  $(29,253,267)

13. Reflects the reduction of other revenue associated with the affiliated practices who are party to the Modification Arrangements and the restructuring transaction.

14. Represents the elimination of clinic expenses.

15. Reflects the reduction in amortization expense resulting from the write-off of the net book value of the management service agreements.

16. Adjusts the impairment loss on service agreements and the expense for litigation costs reflected for the year ended December 31, 1998 for the Modification Arrangements and the restructuring transaction, in order to reflect the non-recurring nature thereof.

17. Reflects the reduction in the impairment loss on other long-lived assets related to the ten affiliated practices who are parties to the restructuring transaction, in order to reflect the non-recurring nature thereof.

18. Represents decreases in interest expense due to the repayment of debt with the cash proceeds received from the sale of assets and elimination of convertible debt in conjunction with the Modification Arrangements and restructuring transaction.

19. Reflects adjustment of the income tax benefit using a combined federal and state effective tax rate of 40%.

20. Reflects the effects of the shares of common stock we will reacquire in connection with the Modification Arrangements and restructuring transaction.

SELECTED FINANCIAL DATA

                                                        YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                       DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                           1998           1997           1996
                                                       ------------   ------------   ------------
STATEMENT OF OPERATIONS DATA
Revenue:
  Service fees.......................................  $ 76,649,778   $45,966,531    $ 4,392,050
  Other..............................................     2,531,524     3,689,390             --
                                                       ------------   -----------    -----------
                                                         79,181,302    49,655,921      4,392,050
                                                       ------------   -----------    -----------
Costs and expenses:
  Clinic expenses....................................    55,188,411    31,644,618      2,820,743
  General and administrative.........................    14,468,537     7,861,015      3,770,263
  Impairment loss on service agreements..............    94,582,227            --             --
  Litigation and other costs.........................     3,564,392            --             --
  Impairment loss on intangible assets and other
     long-lived assets...............................     3,316,651            --             --
                                                       ------------   -----------    -----------
          Total costs and expenses...................   171,120,218    39,505,633      6,591,006
                                                       ------------   -----------    -----------
(Loss) income from operations........................   (91,938,916)   10,150,288     (2,198,956)
Other:
  Gain on sale of equity investment..................     1,240,078            --             --
  Interest income....................................       187,450       536,180         11,870
  Interest expense...................................    (3,741,089)     (942,144)       (90,368)
                                                       ------------   -----------    -----------
(Loss) income before income taxes....................   (94,252,477)    9,744,324     (2,277,454)
Income tax benefit (expense).........................    32,466,391    (3,873,926)       506,071
                                                       ------------   -----------    -----------
          Net (loss) income..........................  $(61,786,086)  $ 5,870,398    $(1,771,383)
                                                       ============   ===========    ===========
Net (loss) income per common share (basic)(1)........  $      (3.39)  $      0.38    $     (0.16)
                                                       ============   ===========    ===========
Weighted average number of common shares used in
  computation (basic)(1).............................    18,237,827    15,559,368     11,422,387
                                                       ============   ===========    ===========
Net (loss) income per common share (diluted)(1)......  $      (3.39)  $      0.37    $     (0.14)
                                                       ============   ===========    ===========
Weighted average number of common shares and common
  share equivalents used in computation (diluted)....    18,237,827    16,071,153     12,454,477
                                                       ============   ===========    ===========

                                                      DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                          1998           1997           1996
                                                      ------------   ------------   ------------
BALANCE SHEET DATA
Working capital (deficit)...........................  $(21,457,105)  $ 21,924,386   $ 7,637,724
Total assets........................................    70,179,278    140,301,650    16,013,125
Total long-term debt................................       680,152     33,885,141     5,142,450

---------------

(1) The 1996 net income (loss) per share and weighted average share amounts have been restated to comply with Statement of Financial Accounting Standards No. 128, Earnings Per Share.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     Specialty Care Network, Inc is a health care management services company that provides practice management services to physicians. We also provide a health care rating internet site, HealthCareReportCards.com, that rates the quality of outcomes at various hospitals for several medical procedures. In addition, through our subsidiary, Ambulatory Services, Inc., we are establishing a business engaged in the development and management of freestanding and in-office ambulatory surgery centers.

     We have entered into long-term service agreements with practices affiliated with us pursuant to which we, among other things, provide facilities and management, administrative and development services, and employ most non-physician personnel, in return for specified service fees. The operating expenses incurred by us include the salaries, wages and benefits of personnel (other than physician owners and certain technical medical personnel), supplies, expenses involved in administering the clinical practices of the affiliated practices and depreciation and amortization of assets. We seek to reduce certain operating expenses, as a percentage of net revenue, of the affiliates practices. The negotiated amounts of our service fee also affect operating expenses, measured as a percentage of net revenue. In addition to the operating expenses discussed above, we incur personnel and administrative expenses in connection with our corporate offices, which provide management, administrative and development services to the affiliated practices.

RESTRUCTURING TRANSACTION

     In March 1999, we entered into restructuring agreements with ten of our affiliated practices. The agreements:

     - Provide for the repurchase by affiliated physicians or affiliated practices of practice assets and for new management service arrangements in exchange for cash and/or common stock;

     - Limit management services provided to the affiliated practices by us under our service agreements;

     - Reduce the term of our service agreements with the affiliated practices; and

     - Lower service fees paid to us by the affiliated practices.

     The purchase price paid to us will consist of payments for the book value of the assets to be purchased by the practices, less the practice liabilities as of the closing date of the transaction and payments for the execution of a new management services agreement to replace the existing service agreement. If the restructuring transaction is approved by the Company's stockholders and bank syndicate, the Company expects to reacquire 3,786,957 shares of its common stock and have the ability to reduce its indebtedness by approximately $17.6 million including $0.6 million through cancellation of an outstanding convertible debenture. (See Note 11, to the Consolidated Financial Statements, for further discussion of the new management service agreements).

MODIFICATION OF ARRANGEMENTS WITH FOUR PRACTICES

     Near the end of 1998, we entered into transactions with four of our affiliated practices. In these transactions, we sold to each of the practices accounts receivable, fixed assets and certain other assets relating to the respective practices and replaced the original management service arrangements with new arrangements. Under the management services agreements, which terminate at certain dates between November 2001 and March 2003, we provide substantially reduced services to the practices, and the practices pay significantly reduced service fees. These transactions were closed effective December 31, 1998. As a result of the completion of these four transactions, we reacquired 2,124,959 shares of its common stock and reduced our outstanding indebtedness at December 31, 1998 by approximately $5.5 million through the cancellation of a convertible note with one of the affiliated practices. Additionally, in 1999, we used the proceeds from the completion of these four transactions to reduce the amount outstanding under our credit facility by approximately $8.5 million.

ACCOUNTING TREATMENT

     Commencing January 1, 1999, costs of obtaining long-term service agreements are amortized using the straight-line method over estimated lives of 3-5 years (see Note 3 to the Consolidated Financial Statements for discussion regarding the amortization period for our long-term service agreements and changes in accounting estimates). Under the service agreements between us and each of the affiliated practices, we have the exclusive right to provide management, administrative and development services during the term of the agreement.

     In light of the pending restructuring transaction, as well as numerous other factors in the physician practice management industry in general, during the fourth quarter of 1998, management undertook an evaluation of the carrying amount of our service agreements pursuant to the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. As a result of this evaluation, we recorded an impairment loss on our service agreements of approximately $94.6 million in December 1998. (See Note 2 to the Consolidated Financial Statements for further discussion of this impairment charge.)

RESULTS OF OPERATIONS

  Year Ended December 31, 1998

     Revenue

     Our service fees revenue, including reimbursement of clinic expenses, increased by $30.6 million to $76.6 million for the twelve months ended December 31, 1998 compared to $46.0 million for the same period in 1997. These increases primarily reflect affiliation transactions that occurred during the latter part of 1997 and in the first quarter in 1998. Other revenue for the twelve months ended December 31, 1998 was $2.5 million compared to $3.7 million for the same period in 1997. The decrease in other revenue was primarily due to a decrease in business consulting fees earned and bad debt recovery in 1998 compared to the same period of 1997. As a result of the transactions with the four practices in December 1998, we expect service fee revenue to decline in 1999. If the restructuring transaction is completed, service fees revenue will decrease materially.

     Clinic expenses and general and administrative expenses

     For the twelve months ended December 31, 1998, total clinic expenses were $55.1 million compared to $31.6 million for the same period of 1997. Clinic expenses are costs incurred by us, in accordance with the service agreements, on behalf of the affiliated practices for which they are obligated to reimburse us. Reimbursement of clinic expenses is a component of the service fee revenue recorded by us. Principally, as a result of the transactions with the four practices in December 1998, we expect clinic expenses to decline in 1999. If the restructuring transaction is completed, clinic expenses will decrease more substantially.

     For the twelve months ended December 31, 1998, general and administrative expenses were $14.5 million compared to $7.9 million for the same period of 1997. This increase was primarily due to increased amortization expense related to additional long-term service agreements that we entered into with affiliated practices in the latter part of 1997 and first quarter 1998. In addition, we shortened the lives over which the service agreements are amortized over effective June 1998 (see Note 3 to the Consolidated Financial Statements).

     Impairment losses, litigation and other costs

     In light of the pending restructuring transaction, as well as numerous other factors in the physician practice management industry in general, during the fourth quarter of 1998, management undertook an evaluation of the carrying amount of our management service agreements pursuant to the provisions of

Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. As a result of this evaluation, we recorded an impairment loss on our management service agreements of approximately $94.6 million in December 1998. (See Note 2 to the Consolidated Financial Statements for further discussion of this impairment charge.)

     We are currently involved in disputes with TOC Specialists, P.L., The Specialists Orthopaedic Medical Corporation and 3B Orthopaedics, P.C., which are practices affiliated with us. (See Note 13 to the Consolidated Financial Statements, for further discussion related to these legal proceedings). As a result of these disputes, we have recorded a charge of approximately $2.7 million to reserve for service fees recorded for these practices, which to date have not been paid. In addition, as of December 31, 1998, we had incurred approximately $.2 million in legal fees directly related to these disputes. In connection with the proposed restructuring transaction described above, we have also incurred expenses of approximately $.7 million for financial advisors and legal consultation.

     We have entered into an agreement in principle with the former stockholders of Provider Partnerships, Inc. ("PPI"), a corporation acquired by us in August 1998. PPI is a company engaged in providing consulting services to hospitals, and it also provided certain assets that were developed by us into our HealthCareReportCards.com web site. We entered into the agreement in principle to resolve certain issues raised by the former stockholders of PPI relating to the transaction in which we acquired PPI. The agreement in principle provides for, among other things, the following:

     - The formation of a new company that will own the HealthCareReportCards.com web site and one or more additional health care rating web sites. The new company will be a majority-owned subsidiary of Specialty Care Network, Inc., and the former PPI shareholders will have a minority shareholder interest in the company;

     - The former PPI shareholders will return the 420,000 shares of our common stock that they received in connection with our acquisition of PPI;

     - We will return most of the assets of PPI to the former PPI shareholders; and

     - The PPI shareholders will become majority shareholders of the new company if we do not obtain $4 million in financing for the new company by December 31, 1999.

     Because of the dispute with the former PPI stockholders, we recorded an impairment loss in December 1998 of approximately $1.2 million on the intangible asset created with the acquisition of PPI. In addition, as a result of the proposed restructuring transaction, management performed a review of the carrying amount of our other long-lived assets, which resulted in an impairment loss of approximately $2.1 million during the fourth quarter of 1998.

     Gain on sale of equity investment. In March 1998, we sold our entire interest in West Central Ohio Group, Ltd., an Ohio limited liability company, for a pre-tax gain of approximately $1.2 million.

     Interest expense. During the twelve months ended December 31, 1998, we incurred interest expense of $3.7 million compared to $.9 million for the same period of 1997. This increase was primarily the result of additional borrowings under our bank credit facility, which were made to fund our affiliation transactions and to fund our purchase of ancillary equipment for installation at affiliated practices.

  Year Ended December 31, 1997

     During 1996, we were in our start-up phase and, consequently, the 1996 results are not comparable with the 1997 results.

     For 1997, we had service fees revenues of approximately $46.0 million, including reimbursement of clinic expenses. Of this amount, approximately $17.6 million in service fees were derived from practices that affiliated with the Company during 1997. We also generated other revenues totaling approximately $3.7 million, which consist mainly of business consulting fees, medical director fees and miscellaneous revenue, of which approximately $.5 million is derived from ongoing operations and may be deemed recurring.

     During 1997, we incurred costs and expenses totaling approximately $39.5 million, of which approximately $7.9 million are general and administrative expenses, principally comprised of personnel and administrative expenses relating to the provision of services to the affiliated practices. In addition, approximately $1.2 million of such expenses constitutes amortization expense relating to the costs and expenses incurred in the service agreement intangible asset.

     In 1997, we incurred approximately $942,000 of interest expense on weighted average outstanding debt of approximately $14.7 million. At the end of 1997, outstanding indebtedness on our bank line of credit was approximately $33 million.

  Year Ended December 31, 1996

     Prior to November 12, 1996, we had not entered into any service agreements and, consequently, generated no revenue. For the period from January 1, 1996 through October 31, 1996, we incurred a pre-tax loss of approximately $2.9 million, reflecting management salaries, business start-up expenses and travel, legal and accounting costs associated with its initial five affiliation transactions. For the period from November 1, 1996 through December 31, 1996, we generated net revenue, including reimbursement of clinic expenses, of approximately $4.4 million and pre-tax income of approximately $611,000. The income tax benefit reflected in our statement of operations differs from amounts currently payable because certain revenue and expenses are reported differently in the statement of operations than they are for tax filing purposes. For the year ended December 31, 1996, our effective tax rate was (22.2%). See "Liquidity and Capital Resources" below for additional information.

     The following table presents certain statement of operations data for the year ended December 31, 1996, for the ten months ended October 31, 1996, during which we did not conduct any significant operations and devoted most of its efforts toward completing the initial affiliation transactions, and for the two months ended December 31, 1996, which includes operations following the affiliation with the initial affiliated practices on November 12, 1996.

                                                   TEN MONTHS         TWO MONTHS         TWELVE MONTHS
                                                     ENDED               ENDED               ENDED
                                                OCTOBER 31, 1996   DECEMBER 31, 1996   DECEMBER 31, 1996
                                                ----------------   -----------------   -----------------
Revenue:
  Service fees................................    $        --         $4,392,050          $ 4,392,050
  Other.......................................             --                 --                   --
                                                  -----------         ----------          -----------
                                                           --          4,392,050            4,392,050
Costs and expenses:
  Clinic expenses.............................             --          2,820,743            2,820,743
  General and administrative expenses.........      2,845,973            924,290            3,770,263
                                                  -----------         ----------          -----------
                                                    2,845,973          3,745,033            6,591,006
Income (loss) from operations.................     (2,845,973)           647,017           (2,198,956)
Other:
  Interest income.............................          6,070              5,800               11,870
  Interest expense............................        (48,760)           (41,608)             (90,368)
                                                  -----------         ----------          -----------
Income (loss) before income taxes.............    $(2,888,663)        $  611,209          $(2,277,454)
                                                  ===========         ==========          ===========

LIQUIDITY AND CAPITAL RESOURCES

     For the year ended December 31, 1998, we incurred a loss from operations of approximately $91.9 million due primarily to an impairment charge related to our management service agreements, as more fully described above. Additionally, as of December 31, 1998, we had a working capital deficit of approximately $21.5 million and were not in compliance with certain of the financial ratio covenants required by our credit facility. As a result of the non-compliance with certain financial ratio covenant, we are in default under the terms of the credit facility. In the event of default, the terms of the credit facility provide that the bank syndicate can immediately terminate its obligation to make further advances under the respective commitments and/or declare our outstanding debt under the credit facility to be immediately due and payable. Accordingly, the total amount outstanding under the credit facility of approximately $52.9 million has been included in our Consolidated Balance Sheet as a current liability at December 31, 1998. The bank syndicate notified us in December 1998 that it was suspending any further advances under the credit facility. We are currently negotiating with the bank syndicate to obtain a waiver of non-compliance with the financial ratio covenants and to revise the financial ratio covenants to bring us into compliance for the remaining term of the credit facility.

     The issues described above raise substantial doubt about our ability to continue as a going concern. Management intends to address these issues through a restructuring transaction involving ten of our affiliated practices, which is intended to substantially reduce our outstanding debt and allow management to pursue the development of a health care rating internet site and of our ambulatory surgery center business. The proposed restructuring transaction, which is subject to approval by our stockholders as well as the bank syndicate, is more fully described above, under "Restructuring." Additionally, management believes that the cash flow from operations will be sufficient to fund our operations at the current level for the next twelve months. However, we are incurring significant legal fees and other costs related to pending litigation with three of our affiliated practices. In addition, we are incurring significant legal fees and other costs related to the proposed restructuring. We anticipate that we will require additional funds to finance capital expenditures relating to expansion of our business. We expect that capital expenditures during 1999 will relate primarily to (i) the development of its surgery center business, (ii) expansion and replacement of medical and office equipment for the affiliated practices not restructuring, and (iii) the purchase of equipment to expand our computer capabilities. The availability and terms of any financing will depend on market and other conditions. We cannot assure that sufficient funds will be available on terms acceptable to us, if at all.

     During 1998, our expenditures for property, plant and equipment were $9.1 million. These expenditures primarily related to purchase of magnetic resonance imaging units and other ancillary equipment items at the affiliated practices. We borrowed $20.3 million under the credit facility in 1998, primarily to fund the cash requirements of our practice affiliations ($12.4 million) and costs associated with the acquisition of PPI ($0.2 million), to finance ancillary equipment purchases ($5.3 million), and to fund cash shortages due to two affiliated practices diverting accounts receivable cash receipts inappropriately during the fourth quarter of 1998 ($2.4 million), we are currently in litigation with those practices.

     Pursuant to the service agreements with the affiliated practices, we purchase, subject to adjustment, the accounts receivable of the affiliated practices monthly. The purchase price for such accounts receivable generally equals the gross amounts of the accounts receivable recorded each month, less adjustments for contractual allowances, allowances for doubtful accounts and other potentially uncollectible amounts based on the practice's historical collection experience, as determined by us. However, we and certain affiliated practices are currently making periodic adjustments so that amounts paid by us for the accounts receivable are adjusted upwards or downwards based on our actual collection experience. We expect to use working capital to fund our obligation to purchase, subject to adjustment, the accounts receivable on an ongoing basis. No adjustments are made to reflect financing costs related to the carrying of such receivables by us.

YEAR 2000

     The Year 2000 (Y2K) issue is a result of a global programming standard that records dates as six digits (i.e. MM/DD/YY), using only the last two digits for the year. Any software application or hardware product that uses two-digit fields could interpret the year 2000 as the year 1900. Systems that do not properly recognize the correct year could generate erroneous data or cause a system to fail, resulting in business interruption. This situation is not limited to computers; it has the potential to affect many systems, components, and devices, which have embedded computer chips that may be date sensitive.
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

     We are coordinating our efforts to address the Y2K issue with our affiliated practices, third-party payors, and vendors. We cannot assure that the systems of other companies on which our systems rely will be timely converted. A failure to convert by another company or a conversion that is incompatible with our systems could have a material adverse effect on us.

     In 1997, we established a Y2K Coordinator to oversee all corporate-wide Y2K initiatives. These initiatives encompass all of our computer software and embedded systems. Teams of internal and external specialists were established to inventory and test critical computer programs and automated operational systems. Additionally, a detailed project plan has been created that outlines all activities related to the Y2K issue. Generally speaking, the project involves three areas: Corporate Headquarters, Affiliated Practices and Third-party Payors.

     Corporate Headquarters: Because we began operations in 1996, most of our corporate computer hardware is relatively new. Additionally, most of the software applications are "off the shelf", resulting in few internal software modifications. In the prior six-month period, all significant internal applications have been reviewed and updated. We currently anticipate that all remaining internal applications will be Y2K compliant by the end of the second quarter of 1999. Total costs incurred by us to modify the software used at the corporate office were not material.

     Affiliated Practices: We have assessed the status of the computer systems at our affiliated practices. Based on the results of this assessment, we have determined that the majority of our affiliated practices' systems are Y2K compliant. The remaining practices are currently upgrading their systems or are in the testing phase. Based upon our review, and discussion with our affiliated practices, we expect all remaining affiliated practices to be compliant by the end of the second quarter of 1999. All costs to modify systems to become Y2K compliant have been and will be borne by the affiliated practices.

     Third-Party Payors: Although our affiliated practices' internal systems are expected to be compliant by the end of the second quarter of 1999, our affiliated practices also have important relationships with third party payors and managed care organizations. We have been reviewing with these major payors and managed care organizations the status of their Y2K readiness. Most of our major payors are large insurance carriers and government agencies. Based on discussions with some of our affiliated practices, many of the major third-party payors are either compliant or are in the testing phase at this time. However, we also understand there are some government payors, such as Medicare, that are not yet Y2K compliant. Any failure by one of our significant third-party payors to fully address all Y2K issues could have a material adverse effect on us.

     Although we believe we are addressing all significant Y2K issues which could affect us, we have few alternatives available, other than reversion to manual methods, in order to avoid the effects of not establishing Y2K readiness. As a result, if any significant issues arise with our corporate headquarters, our practices or third-party payors, we could incur significant additional costs to correct the problem. There can be no assurance that any remediation plan will address all the problems that may arise. For the Y2K non-compliance issues identified to date, the cost to upgrade or prepare for Y2K is not expected to have a material impact on our operating results.

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

                 INFORMATION ABOUT SPECIALTY CARE NETWORK, INC.

GENERAL

     We are a health care management services company that provides practice management services to physicians. We also provide a health care rating internet site, HealthCareReportCards.com, that rates the quality of outcomes at various hospitals for several medical procedures. In addition, through our subsidiary, Ambulatory Services, Inc., ("ASI") we are establishing a business engaged in the development and management of freestanding and in-office ambulatory surgery centers. We also have a subsidiary, Provider Partnerships, Inc., ("PPI") that provides hospital consulting services. However, we expect to return the assets of PPI to its former stockholders in connection with the resolution of certain issues relating to our acquisition of PPI.

PRACTICE MANAGEMENT SERVICES

     Our practice management services focus on musculoskeletal care. Musculoskeletal care, or orthopaedics, is the treatment of conditions relating to bones, joints, muscles and related connective tissues. We have contracted to provide services to 23 orthopaedic practice groups. We have contracted to provide comprehensive management services to 17 of the groups under exclusive, long-term service agreements. We refer to these groups as our "affiliated practices." We have contracted to provide more limited services to six of the groups. We are involved in litigation with three of our affiliated practices, and the description below of services provided does not currently apply to these practices. In addition, we manage outpatient surgery centers, physical therapy centers and an occupational medicine center which allow our affiliated practices to provide ancillary services, such as magnetic resonance imaging, orthotics and radiology.

     We recently entered into restructure agreements with ten of our practices to restructure our relationship with them. We initially affiliated with these practices by acquiring substantially all of the assets and certain liabilities of these practices, and entered into long-term service agreements with them. Under the proposed restructuring transaction, we will sell to the practices assets relating to the practices, including many of the assets we acquired from the practices at the time of our original affiliation with them, and enter into new management services arrangements relating to the practices. Our services under the new arrangements will be limited to only certain practice needs, and we will lower the amount of our service fees. All but one of the management service agreements with the practices will have terms expiring between November, 2001 and March, 2003.

     Approval of the restructuring transaction is subject to several conditions, including approval of our stockholders and consent of our bank syndicate. We can give no assurance that these conditions will be met.

     We were incorporated in December 1995 and began our management services in November 1996.

  Our Practice Management Services to Affiliated Practices

     Our Management Services. We assist in strategic planning, preparation of operating budgets and capital project analysis. We coordinate group purchasing of medical supplies, and medical malpractice insurance for our affiliated practices as a group. We develop strategies for contracting with managed care plans and help to establish relationships with managed care plans. We assist in physician recruitment by introducing physician candidates to our affiliated practices. In addition, we advise in structuring employment arrangements. We also provide or arrange for a variety of additional services relating to the day-to-day non-medical operations of our affiliated practices. These services include management and monitoring of:

     - billing levels, invoicing procedures and accounts receivable collection;

     - accounting, payroll and legal services and records; and

     - cash management and centralized disbursements.
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

     By providing these management services, we reduce the administrative responsibilities of our affiliated physicians. This is designed to enable the physicians to dedicate more time toward the delivery of health care services. We have also assisted our affiliated practices in developing ancillary services, such as:

     - outpatient surgery;

     - bone densitometry;

     - outpatient imaging;

     - pain management;

     - rehabilitation therapy; and

     - orthotics.

     We believe that our administrative support facilitates more effective billing and collections and has provided economies of scale in effecting certain purchases.

     Our Practice Services. We employ most of our affiliated practices' non-physician personnel. These non-physician personnel, along with additional personnel at our headquarters, provide the infrastructure that enables us to manage the day-to-day non-medical operations of each of our affiliated practices. We provide secretarial, bookkeeping, scheduling and other routine administrative support services. Under our service agreements, we must provide practice facilities and equipment to our affiliated practices. To satisfy these obligations, we lease the facilities utilized by our affiliated practices. In many cases, these facilities are owned by our affiliated physicians. We also purchase the equipment utilized by each of our affiliated practices.

     Our Management Information Systems. Our corporate accounting systems include interfaces between payroll, banking, accounts payable and accounts receivable applications. These interfaces enable us to capture, analyze and report centrally financial data from most of our affiliated practice locations and provide analyses of financial data on a fully integrated basis. In addition, our internally developed purchase order system, which is installed at every affiliated practice location, monitors daily practice inventory purchases from order to receipt. This allows us to centrally control the disbursement of funds and to identify economies in purchasing.

     We believe that an important factor in the successful management of musculoskeletal disease is the creation of a database that tracks the results of specific methods of treatment. This information can be used to establish treatment protocols. With the input of our affiliated physicians who specialize in specific orthopaedic subspecialties, we are gathering information from some of our affiliated practices in a standardized fashion. In addition to treatment information, we collect financial information such as:

     - personal patient data;

     - physician and procedure identifier codes;

     - payor class; and

     - amounts charged and reimbursed.

     Information is gathered in areas such as:

     - incidence rates (the number of specified procedural, diagnostic and medical events during a defined period with respect to a particular patient population);

     - utilization (frequency of patient care and activity relating to the patient); and

     - Payor mix information

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

     We intend to use this information to assist our affiliated physicians in developing:

     - clinical protocols;

     - ensuring that standards of quality are met; and

     - determining the most cost-effective course for treating patients.

     Our Contracting. We negotiate both fee-for-service and capitated contracts on behalf of our affiliated practices. Capitated contracts involve various forms of risk-sharing. There are two traditional categories of risk sharing. In the first instance, the health care provider accepts risk only with respect to the costs of physician services required by a patient (i.e., professional fee capitation). In the second scenario, the health care provider accepts risk for all of the medical costs required by a patient, including professional, institutional and ancillary services (i.e., global capitation). Managed care companies have refined traditional models by segmenting fees into episode of care and per member per month capitation. Under episode of care capitation, health care providers deliver care for covered enrollees with a specified medical condition, or enrollees who require a particular treatment, for a fixed fee on a per episode basis. Under per member per month capitation, the health care providers receive fixed monthly fees per covered enrollee and assume the financial responsibility for the treatment of medical conditions requiring procedures specified in the contract. We have negotiated "episode of care" or package pricing arrangements with several major health maintenance organizations and workers compensation carriers covering several surgical procedures.

  Practice Governance and Quality Assurance

     Each affiliated practice has a Joint Policy Board. The membership of the Joint Policy Board includes an equal number of representatives of Specialty Care Network and the affiliated practice. The Joint Policy Boards have responsibilities that include:

     - developing long-term strategic objectives;

     - developing practice expansion and payor contracting guidelines;

     - promoting practice efficiencies;

     - identifying and recommending significant capital expenditures; and

     - facilitating communication and information exchanges.

  Our Contractual Agreements with Our Affiliated Practices

     We have entered into long-term service agreements with each of our affiliated practices to provide management and administrative services. We have included below a general summary of our service agreements. The actual terms of the individual service agreements vary in certain respects from the description below. These variances are a result of negotiations with the individual practices and the requirements of state and local laws and regulations. Beginning April 1, 1999, our obligations with respect to the practices that have entered into restructure agreements with us will be limited to providing furniture, fixtures and equipment necessary for the practices to operate their offices and, in some instances, the billing and collection service personnel. Our fees will also be reduced. This interim arrangement will continue until closing under the restructure agreements or June 15, 1999, whichever occurs first. If closing occurs, the practices will be subject to management services agreements having terms described below under "Our Practice Management Service to Other Practices -- Our Contractual Agreements with the Other Practices."

     Our Responsibilities. We, among other things:

     - act as the exclusive manager and administrator of non-physician services relating to the operation of our affiliated practices (with the exception of certain matters for which our affiliated practices maintain responsibility or which are referred to the Joint Policy Boards of our affiliated practices);
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

     - bill patients, insurance companies and other third-party payors and collect the fees for professional medical and other services rendered, including goods and supplies sold;

     - provide or arrange for, as necessary, clerical, accounting, purchasing, payroll, legal, bookkeeping and computer services and personnel, information management, preparation of certain tax returns, printing, postage and duplication services and medical transcribing services;

     - supervise and maintain custody of substantially all files and records (medical records of our affiliated practices remain the property of our affiliated practices);

     - provide facilities and equipment for our affiliated practices;

     - prepare, in consultation with the Joint Policy Boards and our affiliated practices, all annual and capital operating budgets for our affiliated practices;

     - order and purchase inventory and supplies as reasonably requested by our affiliated practices;

     - implement, in consultation with the Joint Policy Boards and our affiliated practices, local public relations or advertising programs; and

     - provide financial and business assistance in the negotiation, establishment, supervision and maintenance of contracts and relationships with managed care plans and other similar providers and payors.

     Most employees providing such services were employed by our affiliated practices prior to the practice's affiliation with us.

     The Responsibilities of Our Affiliated Practices. Our affiliated practices retain the responsibility for:

     - hiring and compensating physician employees and other medical professionals;

     - ensuring that physicians have the required licenses, credentials, approvals and other certifications needed to perform their duties; and

     - complying with certain federal and state laws and regulations applicable to the practice of medicine.

     In addition, our affiliated practices maintain exclusive control of all aspects of the practice of medicine and the delivery of medical services.

     Our Service Fees. We collect fees from our affiliated practices on a monthly basis generally equal to the following:

     - the greater of a guaranteed base service fee or a percentage (the "service fee percentage"), ranging from 20%-50% of the adjusted pre-tax income of our affiliated practices, which is defined generally as revenue of our affiliated practices related to professional services less amounts equal to certain clinic expenses of our affiliated practices, not including physician owner compensation or most benefits to physician owners; and

     - amounts equal to the clinic expenses of our affiliated practices, not including physician owner compensation or most benefits to physician owners.

     - Generally, for the first three years following a practice's affiliation, the service fee is subject to a fixed dollar minimum. The fixed dollar minimum generally was determined by multiplying the affiliated practice's adjusted pre-tax income for the 12 months prior to its affiliation by the service fee percentage. In addition, with respect to our management (and, in certain instances, ownership) of certain facilities and ancillary services associated with certain of our affiliated practices, we are paid additional fees based on a percentage of net revenue or pre-tax income related to such facilities and services.

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

     Our Accounts Receivable. Each month, most of our affiliated practices sell all of their monthly accounts receivable to us. The purchase price generally equals the gross amounts of the accounts receivable recorded each month, subject to adjustment for certain potentially uncollectible amounts. We are making periodic adjustments so that amounts paid for the accounts receivable of certain affiliated practices are adjusted upwards or downwards based on our actual collection experience.

     The Term of Our Service Agreements. Our service agreements with affiliated practices have initial terms of 40 years. They are automatically extended (unless specified notice is given) for additional five-year terms.

     Other Provisions. The service agreement contains additional provisions, including:

     - certain non-competition provisions;

     - cross-indemnification provisions;

     - required insurance coverage to be obtained by us and our affiliated practices; and

     - provisions requiring replacement of physicians retiring within the first five years of the agreement and limiting the number of physicians who may retire within any one-year period thereafter.

  Third Party Reimbursement Policies

     A significant amount of the revenues of the practices we serve are derived from government and private third party payors. The health care industry is experiencing a trend toward cost containment. In addition, the federal government has implemented a resource-based relative value scale payment methodology under Medicare for physician services.

     The resource-based relative value scale is a fee schedule that, except for certain geographical and other adjustments, pays similarly situated physicians the same amount for the same services. The fee schedule is adjusted each year. It is subject to increases or decreases at the discretion of Congress. To date, the implementation of the resource-based relative value scale method of payment has reduced payment rates for certain of the procedures historically provided by the practices that contract with us. Further changes in the Medicare fee schedule payment methodology could adversely affect our business.

     Physician reimbursement rates paid by private third-party payors are, in large part, still based on established charges. However, resource-based relative value scale types of payment systems are being adopted by private third-party payors. Increased implementation of such payment systems may result in reduced payments from private third-party payors and thereby reduce our revenue. Although private third party payors are adopting resource-based relative value scale-type reimbursement or other managed care-type restrictions on reimbursement, such rates still are generally higher than Medicare payment rates. Further reductions in reimbursement levels or other changes in reimbursement for health care services could be detrimental to the practices with which we have contracted or our business. Additionally, the treatment methods for orthopaedic conditions may shift from surgical treatments to non-surgical treatments. In addition to the above concerns, any payment reductions or change in the patient mix of any of the practices that contract with us that results in a decrease in patients covered by private third-party payors could be detrimental to us.

AMBULATORY SURGICAL SERVICES

     Ambulatory Services, Inc. is a subsidiary of ours formed to engage in development and management services for ambulatory surgery centers. ASI is seeking to enter into arrangements with physicians, physician groups and hospitals, to plan, construct, and operate and, in some instances, own a portion of ambulatory surgery centers. We anticipate that our development of ASI's operations will require substantial capital commitments that we are not currently able to make. We are exploring alternatives to obtain financing, including the possibility of selling an equity interest in ASI.

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

     Currently, through an agreement with Greater Chesapeake Associates, LLC, ASI is providing management services with regard to a surgery center affiliated with that practice. We have an approximately 33% ownership interest in this surgery center. We hope to expand ASI's services to include comprehensive consultation and project planning in connection with the construction of surgery centers. In addition, our development services would involve assisting medical providers in:

     - obtaining necessary certificates of need and fulfilling other legal requirements;

     - assisting in planning for construction, including site selection and interior design; and

     - developing a project schedule and project budget coordination of construction activities.

     Management services offered by ASI include the following:

     - accounting/financial services -- including annual budget preparation, preparation of financial statements and tax reports and, at the option of the provider, billing and collection functions;

     - vendor contracting -- acquisition of supplies and pharmaceuticals;

     - payor contracting;

     - marketing -- design and implementation of a marketing plan for the surgery center;

     - management information system support;

     - payroll services; and

     - regulatory compliance support services.

     ASI has hired a Vice President, Operations and has also retained several consultants to assist in the development of its business. ASI is actively marketing its services at the present time. While we are hopeful that our efforts will result in a profitable business, we cannot assure that ASI will be successful.

HEALTHCAREREPORTCARDS.COM INTERNET SITE

     We currently operate HealthCareReportCards.com. This is an internet site that applies a proprietary risk adjustment formula to data acquired from the Health Care Financing Administration of the U.S. Department of Health and Human Services to rate the quality of outcomes at U.S. hospitals with respect to several medical specialties, including the following:

     - cardiology

     - orthopaedics

     - neuroscience

     - pulmonary/respiratory

     - vascular surgery

     HealthCareReportCards.com purchased its initial dataset, known as the MEDPAR (Medicare Provider Analysis and Review) file, from the Health Care Financing Administration. Working with Susan Des Harnis, Ph.D., Chairman of the Department of Health Administration and Policy at the Medical University of South Carolina, HealthCareReportCards.com developed a risk-adjustment model to take into account variations in the risk of illness of patients cared for by different hospitals. Utilizing the risk adjusted data, HealthCareReportCards.com rates hospitals with a five-star rating system. To receive a five-star rating, a hospital must have a score in the top ten percent of all hospitals performing a rated procedure or caring for patients with the appropriate diagnosis and the difference between actual and predicted performance must be statistically significant.

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

     Access to the HealthCareReportCards.com site is free.
HealthCareReportCards.com seeks to fund its operations through the sale to four and five-star rated hospital of banners, hyperlinks and similar types of advertising on its web site.

     We sell advertising through an internal three person sales staff. At March 31, 1999, we entered into agreements to provide links and other advertising to 9 hospitals.

     We currently plan to expand our health care rating internet web site to include ratings of providers other than hospitals. For further information concerning our plans for this business, see "Agreement in Principle With The Former PPI Stockholders -- Plans Relating to Health Care Rating Internet Site."

GOVERNMENT REGULATION AND SUPERVISION

     The delivery of health care services has become one of the most highly regulated of professional and business endeavors in the United States. Both the federal government and the individual state governments are responsible for overseeing the activities of individuals and businesses engaged in the delivery of health care services. Federal law and regulations are based primarily upon the Medicare and Medicaid programs. Each of these programs is financed, at least in part, with federal funds. State jurisdiction is based upon the state's interest in regulating the quality of health care in the state, regardless of the source of payment.

     We believe our physician practice management operations materially comply with applicable laws. However, we have not received or applied for a legal opinion from counsel or from any federal or state judicial or regulatory authority with respect to our practice management operations. Additionally, many aspects of our business have not been the subject of state or federal regulatory interpretation. The laws applicable to us and the practices that contract with us are subject to evolving interpretations. If we, or these practices, are reviewed by a government authority, we may receive a determination that could be adverse to us or the practices. Furthermore, the laws applicable to either us or the practices may be amended in a manner that could adversely affect us.

     The federal health care laws apply to us when we submit a claim on behalf of a practice that contracts with us to Medicare, Medicaid or any other federally-funded health care program. The principal federal laws that we must abide by in these situations include:

     - those that prohibit the filing of false or improper claims for federal payment;

     - those that prohibit unlawful inducements for the referral of business reimbursable under federally-funded health care programs; and

     - those that prohibit the billing to Medicare or Medicaid for provision of certain services by a provider to a patient if the patient was referred by a physician and the referring physician or a member of his immediate family has certain types of financial relationships with the provider.

     False and Other Improper Claims. The federal government may impose criminal, civil and administrative penalties on anyone that files a false claim for reimbursement from Medicare, Medicaid or other federally-funded programs. Criminal penalties apply in the case of claims filed with private insurers. While the criminal statutes are generally reserved for instances involving fraudulent intent, the civil and administrative penalty statutes are applied by the government in an increasingly broad range of circumstances. For example, the government has taken the position that a pattern of claiming payment for unnecessary services or services that are substandard may violate these statutes if the practice (or the party submitting the claim on behalf of the practice) should have known the services were unnecessary or substandard. Additionally, the amount of documentation that must be compiled to support a claim has increased the possibility that a submitted claim may be improper. In 1997, the Department of Health and Human Services issued new documentation guidelines applicable to Medicare claims involving the musculoskeletal system, which are substantially more burdensome than the previous requirements.

     In late 1998, the Inspector General of the Department of Health and Human Services issued compliance guidance for third-party medical billing companies. This guidance contains specific elements that companies which bill for provider clients should include in their compliance program and identifies specific risk areas for billing companies. The guidelines encourage billing companies to facilitate the restitution of overpayments, coordinate compliance matters with providers, refrain from submitting false or inappropriate claims, and terminate contracts with providers and/or report providers who engage in continued misconduct or fraudulent or abusive conduct.

     We believe that our billing activities on behalf of our affiliated practices comply with applicable law and we are working to insure that they comply with the third-party billing guidelines. Governmental authorities may challenge or scrutinize our activities. A determination that we or our practices that have contracts with us have violated applicable laws could have an adverse impact on us.

     Federal Anti-kickback Law. A federal law commonly known as the "Anti-kickback Law" prohibits the knowing or willful, solicitation, receipt, offer or payment of any remuneration which is made in return for:

     - the referral of patients covered under Medicare, Medicaid and most other federally-funded health care programs; or

     - the purchasing, leasing, ordering, or arranging for any good, facility, items or service reimbursable under those programs.

     The law also prohibits remuneration that is made for the recommendation of, or the arranging for, the purchasing, leasing, or ordering of any good, facility, item or service, reimbursable under those programs. The law has been broadly interpreted by a number of courts to prohibit remuneration that is solicited, received, offered or paid for otherwise legitimate purposes if one purpose of the arrangement is to induce referrals or the other proscribed activities. Even bona fide investment interests in a health care provider may be questioned under the Anti-kickback Law. The penalties for violations of this law include:

     - civil monetary penalties;

     - criminal sanctions;

     - exclusion from further participation in federally-funded health care programs (mandatory exclusion in certain cases);

     - the ability of the Secretary of Health and Human Services to refuse to enter into or terminate a provider agreement; and

     - debarment from participation in other federal programs.

     In 1991, the federal government published regulations that provide exceptions or "safe harbors," to the Anti-kickback Law. Among the safe harbors included in the regulations were:

     - provisions relating to the sale of physician practices;

     - management and personal services agreements;

     - office and equipment rental agreements; and

     - employee relationships.

     Subsequently, in 1993 proposed regulations were published offering safe harbor protection to additional activities, including referrals within group practices consisting of active investors. Proposed amendments clarifying the existing safe harbor regulations were published in 1994. The failure of an activity to qualify under a safe harbor provision, while potentially leading to greater regulatory scrutiny, does not render the activity illegal.

     There are several aspects of our relationships with our affiliated physicians to which the Anti-kickback Law may be relevant. In some instances, for example, the government may construe some of our

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

marketing and managed care contracting activities as recommending patients to our affiliated physicians who pay us a management fee, in part, for such activities.

     On April 15, 1998, the Inspector General of the Department of Health and Human Services issued Advisory Opinion No. 98-4, which was a response to a request by a physician for an advisory opinion as to whether a proposed management services contract between a medical practice management company and a physician practice would constitute illegal remuneration as defined in the Anti-kickback Law. Under the facts as presented in the advisory opinion request, a physician practice management company proposed to enter into a management agreement with a physician medical practice, under which the management company would provide the clinic facilities, clinic personnel other than the physicians, and the operating services for the medical practice including accounting, billing and purchasing services. Additionally, the management company contracted to provide the medical practice "with management and marketing services for the clinic, including the negotiation and oversight of healthcare contacts with various payors, including indemnity plans, managed care plans, and federal healthcare programs." Also, the management company's activities on behalf of the medical practice included the establishment of provider networks, The management fee to be paid by the medical practice to the management company was, in part, based on a percentage of the medical practice's monthly net revenues. In the advisory opinion, the Inspector General determined that the proposed management services arrangement did not satisfy a safe harbor under the Anti-kickback Law. However, the fact that the proposed management services arrangement did not fit within a safe harbor did not mean that the proposed arrangement was necessarily unlawful. Rather, the Inspector General stated that it would be necessary to analyze the proposed arrangement on a case-by-case basis. In analyzing the proposed arrangement, the Inspector General determined that it had insufficient information to ascertain the level of risk of fraud or abuse presented by the proposed arrangement, because the proposed arrangement may include financial incentives to increase patient referrals through the marketing and managed care contracting services provided by the management company. Additionally, the Inspector General stated in the advisory opinion that the proposed arrangement could present a problem because the proposed arrangement contained no safeguards against over-utilization and may include financial incentives that increase the risk of abusive billing practices. Accordingly, the advisory opinion, while not concluding that the proposed management services arrangement was a violation of the Anti-kickback Law, did not conclude definitively that such arrangement would not result in a violation of the Anti-kickback Law.

     In addition, we own an interest in a joint venture (and may, in the future, own an additional interest in entities) which owns and operates an outpatient surgery center. Some of our affiliated physicians also own an interest in the joint venture (and others may, in the future own an interest in an entity that owns and operates an outpatient surgery center) and may refer their patients to the surgery center for treatment. The Inspector General has stated that a joint venture arrangement where Physicians are both investors in the joint venture and in a position to refer patients to the joint venture may violate the Anti-kickback Law where remuneration paid to the physicians in exchange for referrals is disguised as profit distribution. Also, we provide management services to outpatient surgery centers. The Inspector General has stated that the provisions of certain marketing services under a management agreement may implicate the Anti-kickback Law, as discussed above.

     Although general marketing and managed care contracting activities and the ownership of interests in an outpatient surgery center by both us and our affiliated physicians do not qualify for protection under the safe harbor regulations, we believe that our activities and joint venture ownership arrangements are not the type of activities and arrangements the Anti-kickback Law prohibits. We are not aware of any legal challenge or proceeding pending against similar physician practice management activities or joint venture arrangements under the Anti-kickback Law. A determination that we violated the Anti-kickback Law would be detrimental to us.

     The Stark Self-Referral Law. The Stark Self-Referral Law prohibits a physician from referring a patient to an entity that provides "designated health services" reimbursable by Medicare or Medicaid if the physician or an immediate family member has a financial relationship with the entity. "Designated health services" include physical therapy services, diagnostic imaging services, and orthotics and prosthetics
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

devices and services some or all of which are furnished by our affiliated practices. In addition to the conduct directly prohibited by the law, the statute also prohibits schemes that are designed to obtain referrals indirectly that cannot be made directly. The penalties for violating the law include:

     - a refund of any Medicare or Medicaid payments for services that resulted from an unlawful referral;

     - civil fines; and

     - exclusion from the Medicare and Medicaid programs.

     On January 9, 1998, the Health Care Financing Administration issued proposed rules regarding the Stark Self-Referral Law as it relates to the designated health services listed above. The proposed rules state that the entity that provides the designated health services may be a physician's practice or any other entity that actually owns the operations of the designated health services. An entity that merely owns certain components of a health services operation, such as the building that houses the operations or the medical equipment used in the operations will not be considered as owning the operations of the health services. It is not clear whether and to what extent our provision of management services to our affiliated practices (including our provision of medical equipment, personnel and management services with respect to designated health services provided by our affiliated practices) and our receipt of a service fee based on net patient revenues would cause us to be deemed to own the designated health services operation. It is also not clear whether our provision of more limited services to the other practices that contract with us would raise this issue. In addition, the proposed regulations would apply to an entity that does not bill under its own Medicare number but receives payment for the services from the billing entity as part of a so-called "under arrangements" agreement (a term of art under the regulations relating to certain hospital arrangements) or similar agreements. It is not clear whether the term "similar agreements" would apply to our arrangements with practices that have contracted with us. If we are deemed to "own the operation" of designated health services or to be engaged in an arrangement similar to an "under arrangements" agreement, with respect to designated health services which are billed by our affiliated practices, we would be deemed a provider of designated health services addressed by the proposed rules.

     We believe that we will not be deemed to be a provider of designated health services. However, if we are deemed a provider of designated health services for purposes of the Stark Self-Referral Law, and accordingly, the recipient of referrals from physicians affiliated with practices that have contracted with us, such referrals will be permissible only if:

     - the financial arrangements under the service agreements with the practices meet certain exceptions in the Stark Self-Referral Law;

     - the ownership of our stock by the referring physicians meets certain investment exceptions under the Stark Self-Referral Law; and

     - we have no other financial arrangements with a referring physician which are not covered by an exception under the Stark Self-Referral Law.

     We believe that the financial arrangements under our management agreements with the practices qualify for applicable exceptions under the Stark Self-Referral Law. However, the issuance of the final rules, a review by courts or a review by regulatory authorities may result in a contrary determination. The ownership of our stock by the referring physicians will not meet the Stark Self-Referral Law exception related to investment interests. The proposed rules provide that in order to meet the investment interest exception the investment has to be in securities which, at the time they were obtained, could be purchased on the open market. This proposed rule would prohibit referral relationships between a physician and an entity in which such physician (or a family member) owns stock or options if such stock or options were acquired prior to the time that the entity was publicly held. Some of the physicians in our affiliated practices acquired our stock prior to our initial public offering. Other physicians in our affiliated practices acquired our stock after our initial public offering. However, the Stark Self-Referral Law requires that to satisfy the investment interest exception, our stockholder equity would have to exceed $75 million.

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

     Accordingly, none of the physicians who are in our affiliated practices and who own stock in our company would be covered by the investment interest exception and therefore could not refer patients for any designated health services which we are deemed to provide.

     With respect to our ambulatory surgery center operations, where we may either provide management services to an ambulatory surgery center owned by physicians or a physician practice, own an interest in an ambulatory surgery center jointly with physicians or a physician practice, or both, the proposed rules provide that services furnished in an ambulatory surgery center will not be deemed "designated health services" if payment for those services is included within the ambulatory surgery center's payment rate. Since we intend to operate the ambulatory surgery centers which we manage or own an interest in a manner that is intended to comply with this exception, we do not believe that the Stark Self-Referral Law will apply to our ambulatory surgery center operations.

     A determination that we have violated the Stark Self-Referral Law would have a material adverse effect on us.

     State Anti-Kickback Laws. Many states have laws that prohibit payment of kickbacks in return for the referral of patients. Some of these laws apply only to services reimbursable under state Medicaid programs. A number of these laws apply to all health care services in the state, regardless of the source of payment for the service. Based on court and administrative interpretation of federal anti-kickback laws, we believe that most of these laws prohibit payments to referral sources where a purpose for the payment is the referral. Most state anti-kickback laws have received only limited judicial and regulatory interpretation. Therefore, it is possible that our activities may be found not to comply with these laws. Noncompliance with such laws could subject us and the physicians in our affiliated practices to penalties and sanctions.

     State Self-Referral Laws. A number of states have laws that are similar in purpose to the Stark Self-Referral Law but which impose different restrictions. Some states only prohibit referrals when the physician's financial relationship with a health care provider is based upon an investment interest. Other state laws apply only to a limited number of health services. Some states do not prohibit referrals, but require that a patient be informed of the financial relationship before the referral is made. We believe that our operations comply with the self-referral laws of the states in which the practices that contract with us are located.

     Fee-Splitting Laws. Most states prohibit a physician from splitting fees with a referral source. Some states have a broader prohibition against any splitting of a physician's fees, regardless of whether the other party is a referral source. In most states, we believe that a management fee payment made by a physician to a management company would not be considered fee-splitting if the payment constitutes reasonable payment for services rendered to the physician or physician's medical practice.

     We are paid by physicians (and their medical practices) for whom we provide management services. Our service agreements and management service agreements have been designed to comply with applicable state laws relating to fee-splitting. However, a state authority may nevertheless determine that we and the practices that contract with us are violating the state's fee-splitting laws. Such a determination could render any of our service agreements in such state unenforceable or subject to modification in a manner that is adverse to us.

     In November 1997, pursuant to the request by Magan L Bakarania, M.D. the Florida Board of Medicine issued a declaratory statement that payments of a percentage of a physician group's net income to a practice management company in return for services constituted fee-splitting and therefore that could subject Dr. Bakarania to disciplinary action. The specific services to be provided by the management company, which the Florida Board of Medicine stated would, in their opinion, result in a prohibited fee-splitting arrangement were services intended to increase the physician group's revenue by:

     - increasing patient referrals through the creation of preferred provider networks;

     - establishing managed care networks; and

     - negotiation of managed care contracts
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

     The declaratory statement only applies to the physician that requested the declaratory statement (and certain other physicians who formally joined in the Florida Board of Medicine proceedings). The Florida Board of Medicine agreed to stay final issuance of the declaratory statement pending appeal of the decision by the physician practice management company to a Florida court.

     On October 2, 1998, TOC Specialists, P.L., an affiliated practice located in Tallahassee, Florida, filed a petition for declaratory statement with the Florida Board of Medicine requesting advice as to whether TOC Specialists, P.L. and its physician owners would be subject to discipline under the statutory prohibitions against fee-splitting, based upon the services agreement between us and TOC Specialists, P.L. Because of the pending appeal of the declaratory statement issued with respect to Dr. Bakarania, the Florida Board of Medicine has agreed not to consider TOC Specialists, P.L.'s petition until the pending appeal has been concluded. Although the issuance of a declaratory statement by the Florida Board of Medicine with respect to TOC Specialists, P.L. stating that the management services arrangement between us and TOC Specialists, P.L. violates the Florida fee-splitting statute would not directly affect us or our agreement with TOC Specialists, P.L. because we are not a party to the petition filed by TOC Specialists, P.L., such an adverse decision would be detrimental to us since it could serve as the basis for an assertion by TOC Specialists, P.L. that the services agreement between us and the practice results in a violation of Florida law and subjects the TOC Specialists, P.L. physicians to disciplinary action unless the services agreement is either terminated or modified in a manner that may be detrimental to us.

     Corporate Practice of Medicine. Most states prohibit corporations from engaging in the practice of medicine. Many of these state doctrines prohibit a business corporation from employing a physician. Some states allow a licensed physician to affiliate with corporate entities for the delivery of medical services. On the other hand, some states interpret the "practice of medicine" broadly to include activities such as ours. This is true even if the corporation's activities only have an indirect impact on the practice of medicine, the physician rendering the medical services is not an employee of the corporation, and the corporation exercises no discretion with respect to the diagnosis or treatment of a particular patient.

     We structure our service and management service agreements so that we do not exercise any responsibility on behalf of physicians that should be construed as affecting the practice of medicine. Accordingly, we believe that our operations do not violate state laws relating to the corporate practice of medicine. Such laws and legal doctrines have been subjected to only limited judicial and regulatory interpretation with respect to physician practice management companies. If challenged, we may not be considered to be in compliance with all such laws and doctrines. A determination in any state that we are engaged in the corporate practice of medicine could render our agreements with practices located in such state unenforceable or subject to modification in a manner adverse to us.

     Health Care Reform. In recent years, a variety of legislative proposals designed to change access to and payment for health care services in the United States have been introduced. Although no health reform proposals have been passed by Congress to date, other proposed health care reform legislation, including the regulation of patient referral practices, reimbursement of health care providers, formation and operation of physician joint ventures and tort reform, has been and may be considered by Congress and the legislatures of many of the states in which we operate. No predictions can be made as to whether health care reform legislation or similar legislation will be enacted or, if enacted, its effect on us. Any federal or state legislation prohibiting, among other things, the referral to or treatment of patients at surgery centers by health care providers with an investment interest in the surgery centers may have a material adverse effect on our surgery center joint venture. In the event that federal or state regulations prohibit the ownership of surgery centers by physicians, we would seek to purchase the interests held by the physicians. We believe that we would be able to purchase the interest of the physician members of our joint ventures, if required.

     Ambulatory Surgery Center Regulatory Environment. Our surgery center and the physicians utilizing our centers are subject to numerous regulatory, accreditation and certification requirements, including requirements related to licensure, certificate of need, reimbursement from insurance companies and other private third-party payors, Medicare and Medicaid participation and reimbursement, and utilization and

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

quality review organizations. The grant and renewal of these licenses, certifications and accreditations are based upon governmental and private regulatory agency inspections, surveys, audits, investigations or other reviews, including self-reporting requirements. An adverse review or determination by any regulatory authority could result in denial of a center's plan of development or proposed expansion of facilities or services, the loss or restriction of licensure by a center or one of its practitioners, or loss of center certification or accreditation. A regulatory authority could also reduce, delay or terminate reimbursement to a center or require repayment of reimbursement received. The loss, denial or restriction of any such licensure, accreditation, certification (including certificates of need or exemption therefrom) or reimbursement through changes in the regulatory requirements, an enforcement action, or otherwise, could have a material adverse effect on us.

     AMA Restrictions. In June 1994, the American Medical Association severely restricted the ability of physicians to refer to entities in which such physicians have an ownership interest, except when the physician directly provides care or services at a facility that is an extension of the physician's practice and in very limited circumstances such as in rural areas where there is lack of available capital from non-physician sources. If the American Medical Association changes its ethical requirements to preclude all referrals by physicians, physician referrals to our ambulatory surgery centers could be adversely affected. It is possible that a prohibition on physician ownership could adversely affect our future operations, although we believe that the majority of physicians would continue to perform surgery at the surgery centers even if they were no longer limited partners.

     Infectious Waste. As generators of infectious waste, the Company's surgery centers are required to satisfy all federal, state and local waste disposal requirements. If any regulatory agency finds a center to be in violation of waste laws, penalties and fines may be imposed for each day of violation, and the affected center could be forced to cease operations. The Company believes its surgery centers dispose of such waste properly.

     Antitrust Laws. The federal antitrust laws (principally the Sherman Act, the Clayton Act and the Federal Trade Commission Act) are designed to maintain market competition. They address both structural issues (market share through merger, acquisition or otherwise) and conduct issues (contracts or combinations in restraints of trade). The Federal Trade Commission and the Department of Justice addressed competitive issues, both structural and conduct, in the health care industry in their 1996 Statements of Enforcement Policy in Health Care. The statements could apply to various aspects of our business. While we believe that we are in compliance with these laws, there is no assurance that our operations will not become the focus of inquiry and potential challenge. Responding to such challenges could result in substantial costs.

     Insurance Licensure Laws. All states have licensure requirements to regulate the business of insurance and the operation of HMOs. Some states also have separate licensure requirements for provider-sponsored managed care networks (also known as "provider-sponsored organizations," or "PSOs") and for other managed care entities such as third-party administrators. A person who fails to obtain the appropriate insurance license may be subject to civil and criminal penalties in certain states. These licensure requirements for insurers, HMOs and PSOs would not generally apply to companies that provide only management services to physician providers. However, there is little uniformity in how the states interpret the scope of their respective laws and regulations.

     We believe that our operations do not violate insurance licensure laws for insurers, HMOs and PSOs in the states where we currently do business. Yet, there is a risk that state regulatory authorities may apply these laws to require us to be licensed as an insurer, an HMO, or a PSO. Compliance with such laws could result in substantial costs. In addition, practices that contract with us may require licensure as PSOs under separate statutory requirements for PSOs or, if such practices enter into capitated or other risk-assumption arrangements, under requirements relating to HMOs or insurers. See "Provider Risk Assumption," below.

     Finally, we may need to obtain separate licensure as a third-party administrator, as a utilization review agent, or as an HMO or insurance marketing agent if our services for physicians are deemed by a state
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

authority to involve "administration," "utilization review" or "marketing functions." If we are deemed to be in noncompliance with insurance licensure laws, our business would be adversely affected.

     In Florida, entities performing "fiduciary or fiscal intermediary services" on behalf of health care professionals who contract with HMOs must register with the Florida Department of Insurance under a "Fiscal Intermediary Services" law. This statue defines "fiduciary or fiscal intermediary services" to include (i) receipt or collection of reimbursements for services rendered on behalf of health care professionals; (ii) patient and provider accounting; (iii) financial reporting and auditing; (iv) receipts and collections management; (iv) compensation and reimbursement disbursement services; and (v) other related fiduciary services rendered pursuant to contracts between health care professionals and health maintenance organizations. A party otherwise qualifying as a fiscal intermediary services organization and which is operated for the purpose of acquiring and administering provider contracts with managed care plans for professional health care services must secure and maintain in force a fidelity bond in the minimum amount of $10 million. The fidelity bond must (i) be posted with the state; (ii) be on an approved form; (iii) insure against misappropriation of funds by the registrant; and (iv) run to the benefit of the interested managed care plans, subscribers and health care providers.

     We are reviewing the management services we provide to Florida practices and investigating the possible application of this law to our Florida operations. If we conclude the law applies to those operations, we will take appropriate steps to register or otherwise comply with its requirements.

     Provider Risk Assumption. When health care providers or provider networks agree to provide services on a capitated basis, they assume "insurance risk" and may be regarded by the regulatory authorities as conducting an "insurance business" for which licensure is required. Whether licensure as an insurer, health maintenance organization or other equivalent will be required depends on the relationship between the provider or network and the individuals who receive the services.

     If the relationship is "direct" such that the provider network has directly contracted with the "insured" (whether and individual or group policyholder) to provide services in return for a fixed payment, all jurisdictions would likely find the provider or provider network to be engaged in the "doing of an insurance business" requiring licensure and full regulation equivalent to that which applies to commercial health insurers and health maintenance organizations.

     If, however, the provider or network has contracted with a licensed insurer or health maintenance organization to provide services to that entity's policy holders or members, licensure is not required in most states, even if the provider or network agreed to do so on a capitated basis and thereby assumed insurance risk. These latter arrangements, where a licensed insurer or health maintenance organization is interposed between the insured and the capitated provider or network, are referred to as "downstream" risk-sharing arrangements.

     Most states that have considered the questions have determined on policy grounds not to regulate or require licensing of a capitated provider or provider network so long as it is "downstream" from a licensed insurer or health maintenance organization. However, a few other states will require licensing of "downstream" capitation arrangements of those arrangements involve "global" or "episode of care" capitation allowances.

     On behalf of certain of the practices, we regularly negotiate "downstream" capitated service arrangements, including global and episode of care capitation allowances. It would not be practical to have the practices licensed as either an insurer of health maintenance organization if this were required as a result of those capitation arrangements. The inability to enter into such capitation arrangements would adversely affect us.

     Managed Care Contracting Laws. An increasing volume of state regulation addresses the terms of contracts between managed care payors and managed care providers. Some of these laws and regulations can affect the composition of a managed care network. Other laws and regulations are aimed at protecting health care consumers. A determination that we or our affiliated practices do not comply with such laws could be detrimental to us.
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

     Physician Incentive Plan Rule. A regulation of the Health Care Financing Administration, United States Department of Health and Human Services, imposes limitations with respect to, and prescribes the terms and conditions under which, health maintenance organizations operating "physician incentive plans" may offer incentives to physicians that could tend to reduce or limit medically necessary services to an enrollee. This regulation applies to physician incentive plans which base compensation, in whole or in part, on the use or cost of services furnished to Medicare beneficiaries or Medicaid recipients. Among other things, this regulation requires the organization to provide adequate stop-loss protection for physicians if the organization's system for compensating physicians does not provide mandated limits on the amount of physician compensation that is put at risk by the incentive plan. This regulation may adversely affect our operations and the operations of our affiliated practices.

     Employee Leasing Services. Several states have legislation prohibiting the provision of "employee leasing services" without a license. We continue to evaluate the application of such laws to our service agreements. We will seek licensure where we believe it to be appropriate. Failure to obtain a license may result in civil or criminal penalties.

OUR COMPETITION

  Physician Practice Management Services

     We compete with numerous entities. Physician practice management companies and some hospitals, clinics and HMOs also engage in activities similar to ours. Several of our competitors have established operating histories and greater resources than ours. We may not be able to compete effectively with such competitors.

     The practices that contract with us compete with local musculoskeletal care service providers as well as some managed care organizations. We believe that changes in governmental and private reimbursement policies have increased competition among musculoskeletal care providers. We believe that cost, accessibility and quality of services provided are the principal factors that affect competition. If affiliated practices are not able to compete effectively in the markets that they serve, we would be adversely affected.

     The practices that contract with us also compete with other providers for managed musculoskeletal care contracts. We believe that trends toward managed care increased competition for such contracts. Other practices and management service organizations may have more experience in obtaining such contracts than us or the practices that contract with us. We may not be able to successfully acquire sufficient managed care contracts to compete effectively.

  Ambulatory Surgery Center Services

     The Company competes principally with hospitals and other operators of freestanding surgery centers to attract physicians and patients to its ambulatory surgery centers and for inclusion in managed care programs. In developing new surgery centers and acquiring existing surgery centers the Company will compete with other surgery center companies and local hospitals. In competing for physicians and patients, important competitive factors are convenience, cost, quality of service, physician loyalty and reputation. Hospitals may have competitive advantages in attracting physicians and patients, including established standing in the community, historical physician loyalty and convenience for physicians making rounds or performing inpatient surgery in the hospital. However, the Company believes that many physicians may prefer to utilize and affiliate with freestanding ambulatory surgery centers due to greater scheduling flexibility, more consistent nurse staffing and faster turnaround time between cases, thereby allowing a physician to perform more surgeries in a defined period of time.

  Health Care Rating Web Site

     We attempt to compete by emphasizing the objective nature of our data, the source of our data and the sophistication of the methodology used to provide our data. We think that these factors should make

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HealthCareReportCards.com an attractive site for advertising by those hospitals that have received a four or five-star rating.

     Several companies have instituted health care rating services on the internet. In addition, because barriers to entry are low, we anticipate that other companies may seek to begin health care rating services on the internet. As a result, competition to obtain advertising from hospitals and other health care providers is expected to intensify in the future. We anticipate that we will face competition from companies such as America's Health Network, Healthway Interactive, OnHealth and ThriveOnline.com, which are seeking to establish a presence in the consumer health information marketplace. In addition, we believe that the planned expansion of our web site will result in competition from companies involved in the provider marketplace such as WebMD and HealthGate. Many of these companies have significant capital and experienced management. In addition, companies in our health care, media, publishing or advertising industry segments may become competitors in providing health care information services to providers and consumers. Many of these competitors have greater marketing, financial, personnel and other resources than we do. We cannot assure we will be able to compete effectively with such competitors.

OUR EMPLOYEES

     As of January 1, 1999, we had 885 employees, of whom 59 were located at our headquarters and 826 were located at our affiliated practices. As a result of the proposed restructuring transaction and interim arrangements with certain participating practices, we anticipate that we will no longer employ a substantial majority of these persons.

OUR CORPORATE LIABILITY AND INSURANCE

     Professional malpractice claims and similar claims are risks in connection with the provision of medical services. Under our agreements with practices we serve, we do not influence or control the practice of medicine by physicians. We do not have responsibility for compliance with regulatory requirements directly applicable to physicians and physician groups. Nevertheless, as a result of our relationship with medical practices, we could be subject to medical malpractice actions. Our medical professional liability insurance provides coverage of up to $5 million per incident, with maximum aggregate coverage of $5 million per year. Our general liability insurance provides coverage of up to $5 million per incident, with maximum aggregate coverage of $5 million per year. We believe our insurance will extend to professional liability claims asserted against our employees that work at our affiliated practices. The practices that have contracted with us also maintain comprehensive professional liability insurance. The cost of insurance and expenses resulting from claims against us that exceed our policy limits could adversely affect us.

RISK FACTORS

     If we consummate a proposed restructuring transaction that substantially restructures our arrangements with ten practices, we will confront substantial challenges. Under the proposed restructuring transaction, we will sell to the practices non-medical assets relating to the practices. As part of the transaction, we will also enter into new management service arrangements with the practices that will reduce the term of the management agreements from 40 years to terms generally expiring between November 2001 and March 2003. We will limit our services only to specific practice needs. Fees payable under the management service agreements will be substantially reduced. In return, we will receive approximately $17.0 million in cash and 3,786,957 shares of our common stock. In addition, approximately $.6 million related to a convertible debenture issued by us to physicians in one of our affiliated practices will be canceled. The amount of cash we receive in the restructuring transaction is subject to adjustment based on the value, at the closing of the restructuring transaction, of most of the assets that we are selling

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to the practices and liabilities being assumed by the practices. If the restructuring transaction is completed, we will confront the following risks, among other things:

     - Our revenues will decrease substantially -- Although our obligations to the participating practices under the new management services agreements will also be reduced substantially, we will have to institute additional cost saving measures in order to avoid losses.

     - We may not receive revenues from service agreements with the participating practices after the term of the new management services agreements -- This means that between November 2001 and March 2003, we will no longer receive revenues from some of the participating practices unless they agree to an extension of the management services agreement. Presently, we do not anticipate that such an extension will occur. Some of the practices have agreed to pay a lump sum prepayment at closing, and will provide no further payments under the agreements. As a result, we increasingly must rely on our other businesses, including our health care rating internet site and ambulatory surgery center businesses.

     - The other businesses on which we rely may not be successful -- While we believe that the health care rating internet site and ambulatory surgery center businesses that we will focus on present more promising opportunities for growth than our physician practice management business, these businesses have only recently been formed and may not be successful.

     - We will continue to have substantial bank indebtedness -- Although we intend to use all of the cash proceeds of the restructuring transaction to pay down our bank indebtedness, we anticipate that we will continue to have approximately $26.2 million of indebtedness under our bank credit facility, assuming none of the prepaid service fees from the restructuring transaction are applied to our bank indebtedness. However, our lending banks have indicated that their consent to the restructuring transaction may be subject to a reduction of indebtedness under the credit facility to approximately $22 million. Therefore, we anticipate that at least a portion of the approximately $6 million in prepaid service fees will also be applied to the payment of our bank indebtedness. Our remaining obligations under the credit facility will divert resources that otherwise would be useful for our non-physician practice management businesses. Moreover, we will continue to be in default under our credit facility. While we have been engaged in discussions with our banks to restructure our credit arrangement, we cannot assure that we will be successful in restructuring this arrangement. If the banks were to accelerate our obligations under the credit facility, our viability as a going concern would be severely impaired.

     Our Long-term Viability Will Be at Risk If the Restructuring Transaction Is Not Consummated. While we will confront significant risks if the restructuring transaction is consummated, we believe we will confront even more substantial risks if the restructuring transaction is not consummated. Among the risks we will confront if the restructuring transaction is not consummated are the following:

     - We may confront additional disputes with our affiliated practices -- Currently, we are in litigation with four of our affiliated practices. One of the other affiliated practices that are not participating in the restructuring transaction are seeking to terminate their service agreements based on allegations (which we dispute) that we are in default of our obligations under their agreements. If the restructuring transaction is not approved, we may well confront additional disputes with the practices that would otherwise participate in the restructuring transaction. Several of these practices have, in the past claimed that we are in default under the terms of the service agreement (we do not agree), and some have even threatened litigation. The diversion of management resources and financial costs in connection with these disputes would materially adversely affect us.

     - We would continue to be in default under our credit facility -- We are not currently in compliance with certain financial covenants under our credit facility. If the restructuring transaction is not completed we believe that we will not be able to comply with those covenants. Based on our current operating structure, if our lenders determine to take action to enforce their rights under the credit facility, our viability as a going concern would be severely impaired.

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

     - Our operating performance has declined -- Due to the proposed restructuring transaction and transactions in 1998 that led to new management service arrangements with four practices, we have written down our long-term service agreements by $94.6 million. Largely as a result, we recorded a net loss for 1998 of $61.8 million, as compared to a net income of $5.9 million for 1997. Our operating results would have declined even if we had not taken the write-off. In light of the transitional nature of our operations, we may not be able to once again become profitable.

     Our Web Site Business Could Be Adversely Affected If We Are Not Able to Resolve Issues With the Former PPI Stockholders -- We believe that largely because of the difficulties we encountered in the latter part of 1998, the former stockholders of PPI raised certain issues relating to the transaction in which we acquired PPI. We hired special counsel to assist us in analyzing their contentions. After completion of the analysis and extensive negotiations, we determined to seek to reach an amicable resolution of the issues. We have entered into an agreement in principle with the former PPI stockholders to resolve this matter. The agreement provides for the following:

     - We will form a new company that will own the HealthCareReportCards.com web site and other related internet products. (It is possible that, instead of a new company, our wholly-owned Health Care Report Cards, Inc. subsidiary will be subject to the following provisions.) With respect to the new company, the agreement in principle provides, among other things, for the following:

      - The former PPI stockholders will have a 25 percent ownership interest in the new company. Peter A. Fatianow, an employee of Specialty Care Network who developed a new product to be included in our healthcare rating web site, will own a five percent interest in the new company. The remainder will initially be owned by us.

      - The PPI stockholders' 25 percent ownership position will not be diluted unless certain events occur, including the reduction of our stock ownership interest below 50.1 percent after completion of an initial round of financing or below 55 percent following a subsequent round of financing.

      - Until their ownership interest in the new company is reduced below five percent, the PPI stockholders will have representation on the new company's Board of Directors proportionate to the amount of stock that they own. Certain corporate matters will require a supermajority vote of the board of directors.

      - We will facilitate financing to fund the operations of the new company. If we are unable to facilitate a financing of at least $4 million by December 31, 1999, we will transfer sufficient shares of the new company stock that we own so that the PPI stockholders will become the majority stockholders of the new company.

      - The new company will provide specified compensation to the former PPI stockholders (who will be employees of the new company).

     - We will guarantee payment of new company expenses until December 31, 1999 or, if sooner, the date the new company receives third party financing of $1 million.

     - The former PPI stockholders will have specified preemptive rights, tag-along rights and registration rights with respect to their new company shares.

     - We will sell most of the assets of PPI to the former PPI stockholders for nominal consideration. We will retain revenues from PPI contracts earned through March 31, 1999, and will fund up to a maximum of $500,000 of expenses of the PPI business through December 31, 1999.

     - The PPI stockholders will return the 420,000 shares of our common stock that they received in connection with our acquisition of PPI. We have agreed to reimburse the PPI stockholders for any tax liability they may incur with regard to the return of the shares.

     - The PPI stockholders will return the options to purchase 760,000 shares of our common stock that they now hold. (The former PPI stockholders waived their rights under these options in April 1999).
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

     - The parties to the agreement will mutually release each other from claims relating to our acquisition of PPI.

     The agreement in principle is subject to the preparation and execution of a definitive agreement. We are optimistic, but cannot assure, that a definitive agreement will be signed.

     We Will Need Additional Financing. The contraction of our physician practice management business, and our efforts to establish our other businesses will cause us to seek additional capital. In the future we may seek additional funds through debt financing or the issuance of equity or debt securities. We may not be able to secure sufficient funds on terms acceptable to us, if at all. If equity securities are issued, either to raise funds or in connection with future affiliations, our stockholders' equity may be diluted. If additional funds are raised through debt, we may be subject to significant restrictions. As noted above, we are currently in default under our bank credit facility due to our failure to comply with certain financial covenants. Our ability to effect additional financings will likely continue to be impaired unless we can successfully restructure our indebtedness. We cannot assure that we will be able to obtain a restructured loan arrangement.

     We anticipate that, in order to raise required capital, we will have to sell a portion of the equity of our subsidiaries that operate our health care rating web site and ambulatory surgery center businesses. Such sales will decrease our share of revenues and profits, if any, in these entities.

     Our Stock Price Has Declined Markedly. While we cannot identify with certainty the cause for the decline, we believe the following factors, among others have, and some may continue to have an adverse effect on our stock price:

     - conditions in the physician practice management industry;

     - changes in earnings estimates by securities analysts;

     - announcements regarding non-compliance with bank covenants;

     - litigation;

     - change in accounting rules regarding amortization period for intangible assets; and

     - operating and financial results.

     Variations in our operating and financial results have been caused by the timing of the actions by affiliated practices that we believe are related to the decline in our stock price, such as diverting accounts receivables receipts, non-payment of service fees and engaging in litigation against us.

     We Depend on Our Affiliated Practices and Physicians. If the practices that contract with us are not successful, we will be materially adversely affected. Moreover, certain of our affiliated practices have claimed, for various reasons, that their service agreement is no longer in effect. Others have attempted to invoke termination provisions based on a contention that we have defaulted in carrying out our obligations under the service agreements. We believe that these claims are invalid. Nevertheless, if the practices are able to terminate any of our service agreements, we could be materially adversely affected. Some of the practices that contract with us derive a significant portion of their revenue from a limited number of physicians. A practice's loss of one or more key members could reduce our revenue.

     There is a Risk of Change in Payment for Medical Services. We may not be able to offset successfully any or all payment reductions that may be imposed by government and private third party payors. The health care industry is experiencing a trend toward cost containment. Government and private third-party payors are imposing lower reimbursement and utilization rates and negotiating reduced payment schedules with service providers. Reductions in payments to health care providers or other changes in reimbursement for health care services may have a negative effect on us. See "Business -- Third Party Reimbursement."

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

     Our Business is Extensively Regulated by the Government. The delivery of health care is subject to extensive federal and state regulation. Much of this regulation is complex and open to different interpretations. We believe our operations materially comply with applicable laws. Nevertheless, a review of our operations by federal or state judicial or regulatory authorities could result in a determination that we violated one or more provisions of federal or state law.

     The federal and state laws to which we are subject cover a broad range of activities. Among other things, these laws:

     - prohibit the filing of false or other improper medical claims;

     - prohibit "kickback" and similar activities intended to induce patient referrals or the ordering of reimbursable items or services;

     - prohibit physicians from making referrals to entities providing "designated health services" with which the physicians have a financial relationship;

     - prohibit fee-splitting under certain circumstances; and

     - prohibit corporations from engaging in the practice of medicine.

     In addition, a variety of laws of general applicability many have a restrictive effect on our operations and activities. These laws include:

     - antitrust;

     - insurance;

     - environmental;

     - occupational safety;

     - employment;

     - medical leave; and

     - civil rights laws.

     Violations of these laws could result in:

     - severe civil or criminal penalties;

     - exclusion from participation in Medicare and Medicaid programs or other federally funded health care programs; and

     - censure or delicensing of physician-violators.

     See "Government Regulation and Supervision."

     There have been numerous recent federal and state initiatives for comprehensive or incremental reforms affecting the payment for and availability of health care services. Many of the proposals under consideration could adversely affect us if they are enacted.

     Several states have legislation prohibiting the provision of "employee leasing services" without a license. We are evaluating the application of such laws to our provision of non-physician personnel to physician practices. We will seek licensure where it is appropriate. We may not receive the license for which we apply. Our failure to obtain a license where required may result in civil or criminal penalties. Additionally, lack of licensure may affect our ability to provide personnel in accordance with the terms of our service agreements.

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

     We Depend on Our Information Systems. Our information systems are needed to:

     - helping our affiliated practices realize operating efficiencies; and

     - negotiating, pricing and managing capitated managed care contracts.

     We must continue to invest in, and administer, management information systems to support these activities. There may be unanticipated delays, complications and expenses in implementing, integrating and operating these systems. We will have to modify, improve or replace these systems if new technologies become available. Modifications, improvements or replacements could be expensive and interrupt our operations. We may not be able to implement successfully and maintain adequate practice management, financial and clinical information systems.

     We May be Affected by the Year 2000 Issue. The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. In other words, date-sensitive software may recognize a date using the "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations, including, among others, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

     Because we were formed in 1996, most of our corporate computer hardware is relatively new. In addition, most of the software applications are "off the shelf." All vendors of these "off the shelf" products have been contacted and remediation activities are underway with respect to those applications that are not currently Year 2000 compliant. Internal applications are currently being reviewed and updated. However, if we fail to attain compliance by Year 2000, we could be materially adversely affected.

     We are seeking to coordinate our efforts to address the Year 2000 issue with our affiliated practices, payors and vendors. However, the systems of other companies on which we rely may not be timely converted. A failure to convert by another company, or a conversion that is incompatible with our systems, could have a material adverse effect on us.

     There Are Risks Associated with Our Managed Care Contracts. Our success in our physician practice management operations will depend in part upon our and our affiliated practices' abilities to negotiate contracts with HMOs, employer groups and other private third-party payors. We may not be able to enter into satisfactory arrangements with such payors for reasons beyond our control.

     We have negotiated contracts providing a fixed global fee for each episode of care covering certain musculoskeletal procedures. Certain affiliated practices also have other capitated fee arrangements that existed prior to their affiliation with us. We anticipate that our affiliated practices may enter into additional contracts based on capitated and global fee arrangements. To the extent that patients or enrollees covered by such arrangements require more frequent or more extensive care than anticipated, our affiliated practices would bear the cost. In the worst case, revenue negotiated under these contracts would be insufficient to cover the costs of the care provided. See "Business -- Payor Contracting."

     Several states have regulations prohibiting physicians from entering into capitated payment or other risk sharing contracts except through HMOs or insurance companies. In addition, some states subject physicians and physician networks to insurance laws and regulations which provide for minimum capital requirements. We would be adversely affected if practices that contract with us are unable to enter into capitated fee arrangements. Moreover, the costs of compliance with insurance laws may be significant. See "Government Regulation and Supervision -- Insurance Laws."

     We may not establish or maintain satisfactory relationships with managed care and other third-party payors. In addition, we may lose significant revenue as a result of the termination of third-party payor contracts or otherwise.

     We Face Intense Competition. Several companies with established operating histories and greater resources than ours are pursuing management contracts with musculoskeletal practices or development and management services arrangements for ambulatory surgery centers. Because of the depressed level of our stock price and our limited financial resources, we do not believe that we can complete any additional
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

affiliations with musculoskeletal medical practices on terms beneficial to us. Moreover, unless we can obtain financing for our ambulatory surgery center business, we will not be able to compete effectively. In addition, practices that have contracted with us may not be able to compete effectively in the markets they serve.

     We Depend Upon Our Key Personnel. We are dependent upon the ability and experience of our executive officers, as well as on our other key personnel. If we are unable to retain these persons, or if we are unable to find additional management and other key personnel as required, we could be adversely affected. We have employment contracts with all but one of our executive officers.

     Our Insurance May Be Inadequate to Protect Us From the Costs of Potential Liability and Legal Proceedings. The provision of medical services by physicians entails an inherent risk of exposure to professional malpractice claims and other similar claims. While the practices that contract with us generally maintain malpractice insurance, any claim asserted against any of those practices may not be covered by, or may exceed the coverage limits of, applicable insurance.

     We do not engage in the practice of medicine. Nevertheless, we could be implicated in professional malpractice and similar claims. Although we maintain insurance, claims asserted against us for professional or other liability may not be covered by, or may exceed the coverage limits of, our insurance.

     The availability and cost of professional liability insurance is beyond our control. We may not be able to maintain insurance in the future at a cost that is acceptable. See "Corporate Liability and Insurance."

     There are Risks Related to Our Purchase of Our Affiliated Practices' Receivables. We purchase each of our affiliated practices accounts receivable each month. The purchase price for such accounts receivable generally equals the gross amounts of the accounts receivable recorded each month, less:

     - adjustments for contractual allowances;

     - allowances for doubtful accounts; and

     - other potentially uncollectible amounts based on the practice's historical collection rate, as determined by us.

     Actual collections may be less than the amounts we paid for the receivables, or payment of receivables may not be made on a timely basis.

     The Market for Internet Advertising is Uncertain. We expect that HealthCareReportCards.com will seek to derive a substantial amount of its revenues from advertising for the foreseeable future, and demand and market acceptance for internet advertising is uncertain.

     There are currently no standards for the measurement of the effectiveness of internet advertising, and the industry may need to develop standard measurements to support and promote internet advertising as a significant advertising medium. If such standards do not develop, existing advertisers may not continue their levels of internet advertising. Furthermore, advertisers that have traditionally relied upon other advertising media may be reluctant to advertise on the internet. Our web site business would be adversely affected if the market for internet advertising fails to develop or develops more slowly than expected.

     Software programs that limit or prevent advertising from being delivered to an internet user's computer are available. Widespread adoption of this software could adversely affect the commercial viability of internet advertising.

     We May Be Sued For Information Retrieved from the Web. We may be subjected to claims for defamation, negligence, copyright or trademark infringement, personal injury or other legal theories relating to the information we publish on the HealthCareReportCards.com web site. These types of claims have been brought, sometimes successfully, against online services as well as other print publications in the past. We could also be subjected to claims based upon the content that is accessible from our Web sites through links to other Web site.

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

     There is Intense Competition for Internet-based Business. The number of web sites competing for the attention of health care related advertisers has increased and we expect it to continue to increase. Because HealthCareReportCards.com is a relatively new business, it must compete with more established and better financed entities. Moreover, since barriers to entry are not great, increased competition is likely. This could result in price reductions and reduced margins, which could adversely affect our web site business.

     The Receipt of Advertising Revenues by Our Web Site is Uncertain. The time between the date of initial contact with a potential advertiser for the HealthCareReportCards.com web site and the execution of a contract with the advertiser is not predictable, and is subject to delays over which we have little or no control, including:

     - customers' budgetary constraints;

     - customers' internal acceptance reviews;

     - the success and continued internal support of advertisers' own development efforts; and

     - the possibility of cancellation or delay of projects by advertisers.

     We may expend substantial funds and management resources and yet not obtain advertising revenues. Accordingly, our results of operations may be adversely affected if sales to advertisers are delayed or do not otherwise occur.

     We are Dependent on Continued Growth in Use of the Internet. Our web site business would be adversely affected if internet usage does not continue to grow. A number of factors may inhibit internet usage, including:

     - inadequate network infrastructure;

     - inconsistent quality of service; and

     - lack of availability of cost-effective, high-speed service.

     If internet usage grows, the internet infrastructure may not be able to support the demands placed on it by this growth and its performance and reliability may decline. In addition, Web sites have experienced interruptions in their service as a result of outages and other delays occurring throughout the internet network infrastructure. If these outages or delays frequently occur in the future, internet usage, as well as the usage of our Web sites, could grow more slowly or decline.

     We May be Unable to Respond to Rapid Technological Change. The internet is characterized by rapidly changing technologies, frequent new product and service introductions and evolving industry standards. If HealthCareReportCards.com is to be successful, we need to effectively integrate the various software programs and tools required to enhance and improve our web site. Our future success will depend on our ability to adapt to rapidly changing technologies by continually improving the performance features and reliability of our web site. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of new services. We could also incur substantial costs if we need to modify our service or infrastructures to adapt to these changes.

     Governmental Regulation and Legal Uncertainties Could Add Additional Costs to Doing Business on the Internet. There are currently few laws or regulations that specifically regulate communications or commerce on the internet. However, laws and regulations may be adopted in the future that address issues such as user privacy, pricing, and the characteristics and quality of products and services. Several telecommunications companies have petitioned the Federal Communications Commission to regulate internet service providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees on those companies. This could increase the cost of transmitting data over the internet. Moreover, it may take years to determine the extent to which existing laws relating to

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

issues such as property ownership, libel and personal privacy are applicable to the internet. Any new laws or regulations relating to the internet could adversely affect our business.

     Our Systems May Fail or Experience a Slowdown and Our Users Depend on Others for Access to Our Web Sites. Substantially all of our communications hardware and some of our other computer hardware operations are located at KDM Consulting Service's facilities in Aurora, Colorado. Fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events could damage these systems. Computer viruses, electronic break-ins or other similar disruptive problems could also adversely affect our web site. Our business could be adversely affected if our systems were affected by any of these occurrences. Our insurance policies may not adequately compensate us for any losses that may occur due to any failures or interruptions in our systems. We do not presently have any secondary "off-site" systems or a formal disaster recovery plan.

     In addition, our users depend on internet service providers, online service providers and other web site operators for access to our web site. Many of them have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems.

     We May Not be Able to Deliver Various Services if Third Parties Fail to Provide Reliable Software, Systems and Related Services to Us. We are dependent on various third parties for software, systems and related services. Several of the third parties that provide software and services to us have a limited operating history, have relatively immature technology and are themselves dependent on reliable delivery of services from others. As a result, our ability to deliver various services to our users may be adversely affected by the failure of these third parties to provide reliable software, systems and related services to us.

PROPERTIES

     We have a five-year lease for our approximately 12,000 sq. foot headquarters facility in Lakewood, Colorado, which expires on March 15, 2001. We have entered into leases for the facilities utilized by our affiliated practices for annual lease payments of approximately $4.1 million. Several of the leases involve properties owned by physician owners of our affiliated practices. If we complete the restructuring transaction, we expect our annual lease payments for such facilities to decrease to $2.5 million.

LEGAL PROCEEDINGS

  The Specialists Litigation

     There are two actions currently pending between us and the Specialists Orthopedic Medical Corporation, one of our affiliated practices, and the Specialists Surgery Center, a partnership that operates a surgery center (collectively "the Specialists"), one in Solano County Superior Court, which was recently stayed by that court ("the state action"), and one in the United States District Court for the Eastern District of California, which is currently being litigated (the "federal action").

     The state action was filed on November 13, 1998 in the Solano County Superior Court by the Specialists and four physicians who practice at, and own an interest in, one or both of the plaintiff entities (the "Specialists Doctors"), against the Specialists' former administrator; legal, accounting and consulting advisors to the plaintiffs in connection with the affiliation transactions (collectively with the administrator, the "Advisors"); entities affiliated with certain of the Advisors; us; an employee of the Company, and 25 unnamed defendants.

     The complaint contains numerous allegations against one or more of the Advisors, including among others, fraud, misrepresentation, conversion, breach of fiduciary duty, negligence, professional negligence and legal malpractice. With respect to us, and our employee, the complaint alleges, among other things, that we and our employee conspired with the Advisors to induce the Specialists Doctors to enter into the transactions by which we acquired the practice assets and entered into the service agreements with Specialists; that we and our employee misrepresented the terms of the transaction to the Specialists Doctors; that, in connection with the issuance of our common stock to the Doctors, we and the other defendants violated California securities law by making material misstatements or omitting material facts;

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

that the service agreements are void; that the required service fees are unconscionable; and that the service agreements do not represent the true intention of the parties with regard to the service fees to be charged.

     The Specialists Doctors seek a judicial declaration that the service fees are unenforceable, a reformation of the service agreements to reflect service fees within the alleged intent of the parties, an accounting of the cash proceeds from the acquisition transactions, special damages of $2.48 million (including $300,000 paid to us), compensatory, consequential and punitive damages, damages for emotional distress, attorney fees and costs.

     In addition, co-defendant Ronald Fike, the Specialists' former administrator, filed a cross-complaint on December 18, 1998, naming as cross-defendants all co-defendants (including us and our employee), all plaintiffs and seven new parties. The cross-complaint alleges causes of action for breach of contract, slander, negligent infliction of emotional distress, deceit and conspiracy, and indemnity. We and our employee are named as defendants to the last three causes of action only.

     We believe the allegations, as they pertain to us and an employee of the Company, are without merit and have vigorously contested the action and cross-complaint. As an initial response, we have filed a Motion to Stay or Dismiss both the action and the cross-complaint, based upon a forum selection clause contained in the original acquisition agreement, requiring the Specialists and Mr. Fike to file any and all actions in Jefferson County, Colorado. The court granted our Motion on March 12, 1999, and stayed the action in its entirety, as to all named parties.

     In the federal action, filed by us on January 12, 1999 in the United States District Court for the Eastern District of California against the Specialists and the Doctors, we are seeking relief for various breaches of contract, conversion of our assets, and tortious interference with contractual relations. Additionally, our complaint seeks to recover damages for the Specialists' wrongful possession and detention of our personal property, and the wrongful ejectment of us from our leasehold interest in various real properties we have leased.

     Defendants filed a Motion to Stay or dismiss the action, claiming that the forum selection clause contained in the various agreements at issue mandated litigation in state, rather than federal, court. The Court granted defendants' motion on April 8, 1999.

     On April 12, 1999, we filed a complaint in Solano County Superior court, alleging the same causes of action as our previously filed complaint in federal court. In addition, on April 13, 1999, we filed an Application for a Right to Attach Order and Writ of Attachment. We seek to attach any and all assets of the Specialists, and the Doctors, in order to secure the claims in our state complaint. This matter is set for hearing on April 30, 1999.

  TOC Litigation

     There are two actions pending between us and TOC Specialists, P.L. ("TOC") and its physician owners (collectively, the "TOC Doctors"), one in the Circuit Court of the Second Judicial Circuit in and for Leon County, Florida, which was recently stayed by that court (the "state action"), and one in the United States District Court for the Northern District of Florida, Tallahassee Division, which is currently being litigated (the "federal action").

     On November 16, 1998, we filed a complaint in the Circuit Court of the Second Judicial Circuit in and for Leon County, Florida against TOC, the 15 TOC doctors, and the State of Florida, Department of Health, Board of Medicine. The complaint alleges that, in violation of their service agreement with us, TOC and the TOC Doctors diverted our accounts receivable receipts into an account controlled by TOC and the TOC Doctors, that TOC and the TOC Doctors failed to pay our service fees, and that TOC and the TOC Doctors failed to provide the necessary records to us for us to effectively perform our management functions. Additionally, the complaint alleges that TOC and the TOC Doctors improperly attempted to terminate the service agreement, attempted to interfere with our contractual relations with other affiliated practices, and violated the confidentiality, noncompetition and restrictive covenant provisions of the service agreement.
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

     TOC and the TOC Doctors answered that complaint on December 7, 1998, and filed a counterclaim against us alleging breach of service agreement, fraud in the inducement, fraud, negligent misrepresentation, conspiracy to commit fraud, breach of fiduciary duties, and violations of Florida securities law. The counterclaim also named Kerry Hicks, our President and Chief Executive Officer and Patrick Jaeckle, our Executive Vice President -- Corporate Development, as defendants. The state court action was stayed on January 13, 1999.

     On December 1, 1998, while the state court litigation was ongoing, TOC and 10 of the TOC doctors filed a complaint against us in the United States District Court for the Northern District of Florida, Tallahassee Division. That complaint also named Kerry Hicks and Patrick Jaeckle as defendants. The complaint alleges violations of the Securities Exchange Act, breach of contract, fraud, negligent misrepresentation, and breach of fiduciary duty. These, absent the federal securities claim, were essentially the same causes of action asserted as a counterclaim against us by the defendants in the earlier state court litigation.

     On January 11, 1999, we filed our answer and counterclaim to the federal court action. We also named four other TOC doctors as defendants in our counterclaim. In our answer and counterclaim we denied all wrongdoing, and asserted claims against TOC and the TOC Doctors for merger agreement indemnification, breach of contract, breach of good faith and fair dealing, tortious interference with contractual relations, conversion, and civil theft.

     We have, in addition to monetary damages, claimed a right to injunctive relief to prohibit dissemination of financial information and to further limit tortious interference with contractual relations, and sought an injunction to enforce the TOC restrictive covenants. The federal court litigation is ongoing, and is presently in the discovery phase.

     We believe that we have strong legal and factual defenses to these claims of TOC and the TOC doctors, and intend to vigorously defend the allegations against us while aggressively pursuing our counterclaims.

  3B Litigation

     On January 22, 1999, 3B Orthopaedics, P.C. ("3B"), one of our affiliated practices, Robert E. Booth, Jr., M.D., Arthur Bartolozzi, M.D., and Richard A. Balderston, M.D., (collectively, the "Plaintiffs") filed a complaint against us in the United States District Court for the Eastern District of Pennsylvania.

     The complaint asserts causes of action under Pennsylvania law for breach of contract and seeks unspecified compensatory damages and a declaratory judgment terminating any and all applicable agreements between the parties. In essence, the plaintiffs claim that we breached our obligations to them under an unexecuted service agreement, and any other agreement, by failing to provide the promised management services and that the plaintiffs were damaged when they had to provide such services themselves. The plaintiffs seek to invalidate restrictive covenants entered into in favor of us through the lawsuit.

     We filed our answer on March 24, 1999, denying all of the material allegations of the plaintiffs' complaint and asserting affirmative defenses and various counterclaims. We have asserted counterclaims against all plaintiffs for breach of contract, unjust enrichment, conversion, and breach of the implied duty of good faith and fair dealing. We have also asserted a counterclaim solely against Dr. Booth for breach of fiduciary duty based upon his conduct as a member of our board of directors from approximately November 1996 through October 1998. We dispute the plaintiffs' claim that we failed to provide the promised management services. Among other remedies, we seek to enforce restrictive covenants entered into by the physician plaintiffs and to recover, among other things, damages equal to 300% of the physician plaintiffs' professional services' revenue. We also seek the return of all cash and all of our common stock, or the proceeds from the sale of our stock, given to the physician plaintiffs pursuant to the November 12, 1996, merger between the plaintiffs' former practice, Reconstructive Orthopaedic Associates, P.C. and us. Prior to the formation of 3B, the defendant physicians practiced with Reconstructive Orthopaedic Associates, P.C.

     We believe that we have strong legal and factual defenses to plaintiffs' claims. We intend to vigorously defend against the lawsuit and aggressively pursue our counterclaims.

  MAOS Litigation

     On January 4, 1999, Mid-Atlantic Orthopaedic Specialists, P.C. ("MAOS"), one of our affiliated practices, gave us notice that they intended to terminate the service agreement between us and the practice based on our material default in the performance of our duties and obligations imposed upon us by the service agreement. Under the terms of the service agreement, in the event that an affiliated practice asserts a material default under the service agreement, we have sixty days in which to cure any such default. In our response letter to the practice, we informed the practice that we did not believe that we were in material default under the service agreement and that in any event the practice had failed to give us adequate notice of a material default in order to give us a reasonable opportunity to cure any specific default within the sixty-day period provided for in the service agreement. After reviewing this matter in detail, we continue to believe that we are not in material default under the terms of our service agreement with MAOS.

     On May 7, 1999, we filed a declaratory judgment action in the U.S. District Court for the District of Colorado against MAOS, seeking a determination and adjudication of the rights and liabilities of the parties under the merger agreement and service agreement. We have also sought a declaration confirming that we have not materially breached the service agreement and that MAOS is not entitled to terminate that agreement. The complaint may be amended to assert additional causes of action against MAOS.

  Associated Orthopaedics & Sports Medicine, P.A. Default Notice

     On March 18, 1999, Associated Orthopaedics & Sports Medicine, P.A., one of our affiliated practices, gave us notice of default under the terms of the service agreement between us and the medical practice. Under the terms of the service agreement between us and Associated Orthopaedics & Sports Medicine, P.A., we have thirty days to cure any material default under the service agreement. After reviewing the letter dated March 18, 1999 and the items of default specified therein, and our operations with respect to this practice, we do not believe that we are in material default under the terms of the service agreement. We have notified the practice that we do not believe that we are in material default under the terms of the service agreement, that with respect to the matters set forth in their letter of March 18, 1999, we will continue to work with the practice to resolve any outstanding issues, and that in any event should the practice terminate the service agreement we will pursue any and all legal remedies available to us, including aggressive litigation in federal and state courts.

  Vanderbilt University Default Notice

     On March 19, 1999, we received a default notice from Vanderbilt University, with respect to a management services agreement we entered into with Vanderbilt University to provide certain limited management services to their orthopaedics department. Under the terms of the management services agreement, we have sixty days to cure any material default. We have reviewed the provisions of the default notice, and are undertaking steps to determine if any such defaults have in fact occurred, whether they are material, and what steps, if any, we need to take in order to cure any material defaults. In addition, on March 19, 1999, we received notice from Vanderbilt University that they would not renew the management services agreement upon its stated termination date of June 30, 1999.

  Orlin & Cohen Orthopaedic Associates, LLP Default Notice


     On May 7, 1999, Orlin & Cohen Orthopaedic Associates, LLP ("OCOA"), one of the practices that revised its management services agreement with us in December 1998 and, as a result, is subject to a management services agreement dated January 1, 1999, gave us notice asserting that we are in material default under the management services agreement and that, as the result thereof, they are excused from further performance thereunder and are immediately ceasing performance of their obligations under the management services agreement including paying the management service fee. Additionally, in the notice OCOA demanded return of all management service fees paid to us since January 1, 1999. We do not believe that we are in default under the management services agreement, and that in any event OCOA is not entitled to terminate the management services agreement and cease performance thereunder. We intend to pursue any and all legal remedies available to us, including aggressive litigation in either Federal or State Court.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
SPECIALTY CARE NETWORK, INC. AND SUBSIDIARIES:
  Report of Independent Auditors............................   76
  Consolidated Balance Sheets...............................   77
  Consolidated Statements of Operations.....................   78
  Consolidated Statements of Stockholders' Equity...........   79
  Consolidated Statements of Cash Flows.....................   80
  Notes to Consolidated Financial Statements................   82

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Specialty Care Network, Inc.

     We have audited the accompanying consolidated balance sheets of Specialty Care Network, Inc. and subsidiaries (collectively the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Specialty Care Network, Inc. and subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has incurred a significant operating loss related to the restructuring and impairment of its affiliated physician practice arrangements, has a working capital deficit and is in technical violation of certain financial covenants in its bank credit facility. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of these uncertainties.

                                                  /s/ ERNST & YOUNG LLP
                                            ------------------------------------
                                                     Ernst & Young LLP

Denver, Colorado
March 26, 1999

                 SPECIALTY CARE NETWORK, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                      DECEMBER 31
                                                              ---------------------------
                                                                  1998           1997
                                                              ------------   ------------
Cash and cash equivalents...................................  $  1,418,201   $  3,444,517
Accounts receivable, net....................................    22,281,471     25,957,367
Due from affiliated practices in litigation, net............     4,747,940             --
Receivables from sales of affiliated practices assets and
  execution of new service agreements.......................     7,953,068             --
Loans to physician stockholders.............................       521,355        914,737
Prepaid expenses, inventories and other.....................     1,500,382        796,903
Prepaid and recoverable income taxes........................     4,258,102             --
                                                              ------------   ------------
          Total current assets..............................    42,680,519     31,113,524
Property and equipment, net.................................    11,050,365      5,276,219
Intangible assets, net of accumulated amortization of
  $64,241 and $189,485 in 1998 and 1997, respectively.......       134,319      1,137,808
Management service agreements, net of accumulated
  amortization of $4,350,647 and $1,210,391 in 1998 and
  1997, respectively........................................    13,153,048    100,732,431
Advances to affiliates and other............................       944,520        922,022
Other assets................................................     2,216,507      1,119,646
                                                              ------------   ------------
          Total assets......................................  $ 70,179,278   $140,301,650
                                                              ============   ============

                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of capital lease obligations................  $    244,446   $    263,007
Accounts payable............................................       785,649        701,087
Accrued payroll, incentive compensation and related
  expenses..................................................     2,453,653      2,014,573
Accrued expenses............................................     2,730,069      1,507,382
Line-of-credit..............................................    52,925,000             --
Income taxes payable........................................            --        944,632
Due to affiliated practices.................................     3,326,014      2,885,602
Deferred income taxes.......................................     1,083,178        872,855
Convertible debentures......................................       589,615             --
                                                              ------------   ------------
          Total current liabilities.........................    64,137,624      9,189,138
Line-of-credit..............................................            --     33,000,000
Capital lease obligations, less current portion.............       680,152        885,141
Deferred income taxes.......................................            --     32,115,476
                                                              ------------   ------------
          Total liabilities.................................    64,817,776     75,189,755
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $0.001 par value, 2,000,000 shares
     authorized, no shares issued or outstanding............            --             --
  Common stock, $0.001 par value, 50,000,000 shares
     authorized, and 18,618,873 and 17,703,293 shares issued
     and outstanding in 1998 and 1997, respectively.........        18,619         17,703
  Additional paid-in capital................................    66,993,627     60,995,177
  (Accumulated deficit) retained earnings...................   (57,687,071)     4,099,015
  Treasury stock............................................    (3,963,673)            --
                                                              ------------   ------------
          Total stockholders' equity........................     5,361,502     65,111,895
                                                              ============   ============
          Total liabilities and stockholders' equity........  $ 70,179,278   $140,301,650
                                                              ============   ============

          See accompanying notes to consolidated financial statements.

                 SPECIALTY CARE NETWORK, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                           1998          1997          1996
                                                       ------------   -----------   -----------
Revenue:
  Service fees.......................................  $ 76,649,778   $45,966,531   $ 4,392,050
  Other..............................................     2,531,524     3,689,390            --
                                                       ------------   -----------   -----------
                                                         79,181,302    49,655,921     4,392,050
                                                       ------------   -----------   -----------
Costs and expenses:
  Clinic expenses....................................    55,188,411    31,644,618     2,820,743
  General and administrative.........................    14,468,537     7,861,015     3,770,263
  Impairment loss on service agreements..............    94,582,227            --            --
  Litigation and other costs.........................     3,564,392            --            --
  Impairment loss on intangible assets and other
     long-lived assets...............................     3,316,651            --            --
                                                       ------------   -----------   -----------
                                                        171,120,218    39,505,633     6,591,006
                                                       ------------   -----------   -----------
(Loss) income from operations........................   (91,938,916)   10,150,288    (2,198,956)
Other:
  Gain on sale of equity investment..................     1,240,078            --            --
  Interest income....................................       187,450       536,180        11,870
  Interest expense...................................    (3,741,089)     (942,144)      (90,368)
                                                       ------------   -----------   -----------
(Loss) income before income taxes....................   (94,252,477)    9,744,324    (2,277,454)
Income tax benefit (expense).........................    32,466,391    (3,873,926)      506,071
                                                       ============   ===========   ===========
          Net (loss) income..........................  $(61,786,086)  $ 5,870,398   $(1,771,383)
                                                       ============   ===========   ===========
Net (loss) income per common share (basic)...........  $      (3.39)  $      0.38   $     (0.16)
                                                       ============   ===========   ===========
Weighted average number of common shares used in
  computation (basic)................................    18,237,827    15,559,368    11,422,387
                                                       ============   ===========   ===========
Net (loss) income per common share (diluted).........  $      (3.39)  $      0.37   $     (0.14)
                                                       ============   ===========   ===========
Weighted average number of common shares and common
  share equivalents used in computation (diluted)....    18,237,827    16,071,153    12,454,477
                                                       ============   ===========   ===========

          See accompanying notes to consolidated financial statements.

                 SPECIALTY CARE NETWORK, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                       COMMON STOCK                     (ACCUMULATED
                                     $0.001 PAR VALUE     ADDITIONAL      DEFICIT)
                                   --------------------     PAID-IN       RETAINED      TREASURY
                                     SHARES     AMOUNT      CAPITAL       EARNINGS        STOCK         TOTAL
                                   ----------   -------   -----------   ------------   -----------   ------------
Balances at January 1, 1996......   1,690,000   $ 1,690   $        --   $         --   $        --   $      1,690
  Purchase and retirement of
    common stock in connection
    with a severance agreement...    (425,000)     (425)           --             --            --           (425)
  Shares issued to one of the
    affiliated practices.........     100,000       100       299,900             --            --        300,000
  Convertible debt and accrued
    interest thereon converted to
    common shares................   2,020,900     2,021     2,220,018             --            --      2,222,039
  Shares issued in connection
    with the acquisitions of net
    assets of affiliated
    practices....................   7,659,115     7,659     5,483,159             --            --      5,490,818
  Dividends paid to physician
    owners as promoters..........          --        --    (1,537,872)            --            --     (1,537,872)
  Net loss.......................          --        --            --     (1,771,383)           --     (1,771,383)
                                   ----------   -------   -----------   ------------   -----------   ------------
Balances at December 31, 1996....  11,045,015    11,045     6,465,205     (1,771,383)           --      4,704,867
  Shares issued in connection
    with an initial public
    offering of common stock,
    including the underwriters'
    overallotment................   3,208,338     3,208    22,188,283             --            --     22,191,491
  Shares and other equity
    instruments issued in
    connection with the
    acquisitions of net assets of
    affiliated practices.........   3,222,891     3,223    31,147,368             --            --     31,150,591
  Exercise of employee stock
    options......................     227,049       227       265,160             --            --        265,387
  Tax benefit related to employee
    stock options................          --        --       717,140             --            --        717,140
  Non-cash compensation expense
    related to employee stock
    options......................          --        --       212,021             --            --        212,021
  Net income.....................          --        --            --      5,870,398            --      5,870,398
                                   ----------   -------   -----------   ------------   -----------   ------------
Balances at December 31, 1997....  17,703,293    17,703    60,995,177      4,099,015            --     65,111,895
  Shares and other equity
    instruments issued in
    connection with the
    acquisitions of net assets of
    affiliated practices and
    Provider Partnerships,
    Inc..........................     879,480       880     5,561,101             --            --      5,561,981
  Exercise of employee stock
    options......................      36,100        36       231,314             --            --        231,350
  2,237,644 shares acquired as
    treasury stock...............          --        --            --             --    (3,963,673)    (3,963,673)
  Tax benefit related to employee
    stock options................          --        --        86,863             --            --         86,863
  Non-cash compensation expense
    related to employee stock
    options......................          --        --       119,172             --            --        119,172
  Net loss.......................          --        --            --    (61,786,086)           --    (61,786,086)
                                   ----------   -------   -----------   ------------   -----------   ------------
Balances at December 31, 1998....  18,618,873   $18,619   $66,993,627   $(57,687,071)  $(3,963,673)  $  5,361,502
                                   ==========   =======   ===========   ============   ===========   ============

          See accompanying notes to consolidated financial statements.

                 SPECIALTY CARE NETWORK, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                          1998           1997          1996
                                                      ------------   ------------   -----------
OPERATING ACTIVITIES
Net (loss) income...................................  $(61,786,086)  $  5,870,398   $(1,771,383)
Adjustments to reconcile net (loss) income to net
  cash provided by (used in) operating activities:
  Non-cash compensation expense related to employee
     stock options..................................       119,172        212,021            --
  Depreciation expense..............................     2,227,101        965,492       136,216
  Amortization expense..............................     4,374,607      1,377,746        22,130
  Gain on sale of equity investment.................    (1,240,078)            --            --
  Impairment loss on service agreements, non-cash...    94,582,227             --            --
  Impairment loss on intangible assets and other
     long-lived assets, non-cash....................     3,316,651             --            --
  Litigation and other costs, non-cash..............     3,431,734             --            --
  Interest on convertible debentures................            --             --        52,039
  Deferred income tax benefit.......................   (31,520,026)    (1,279,497)   (1,735,346)
  Changes in operating assets and liabilities, net
     of the effects of the non-cash acquisitions of
     net assets of affiliated physician practices
     and Provider Partnerships, Inc., and sale of
     assets and execution of new service agreements:
     Accounts receivable, net.......................    (9,092,730)    (9,313,152)   (2,066,190)
     Prepaid expenses and other assets..............    (1,265,926)    (1,572,849)     (204,911)
     Prepaid and recoverable income taxes...........    (4,170,177)            --            --
     Accounts payable...............................       223,450        (88,566)       49,764
     Accrued payroll, incentive compensation and
       related expenses.............................       735,390        876,369       982,982
     Accrued expenses...............................     1,196,577     (1,083,330)      850,035
     Income taxes payable...........................      (944,632)       432,497     1,229,275
     Due to affiliated physician practices, net.....       734,676      1,798,545     1,087,057
                                                      ------------   ------------   -----------
          Net cash provided by (used in) operating
            activities..............................       921,930     (1,804,326)   (1,368,332)
INVESTING ACTIVITIES
Purchases of property and equipment.................    (9,141,785)    (1,568,795)     (354,595)
Proceeds from the sale of equity investment.........     1,075,000             --            --
Repayments of advances to affiliates and notes
  receivable........................................     1,022,621             --            --
Increases in intangible assets......................      (116,048)    (1,111,257)     (186,452)
Equity investment and related advances..............    (1,753,742)      (922,022)           --
Acquisitions of physician practices and Provider
  Partnerships, Inc., net of cash acquired..........   (12,636,948)   (44,452,105)           --
                                                      ------------   ------------   -----------
          Net cash used in investing activities.....   (21,550,902)   (48,054,179)     (541,047)

                 SPECIALTY CARE NETWORK, INC. AND SUBSIDIARIES

                                                          1998           1997          1996
                                                      ------------   ------------   -----------
FINANCING ACTIVITIES
Proceeds from initial public offering, net of period
  offering costs....................................  $         --   $ 22,939,338   $        --
Proceeds from line-of-credit agreement..............    20,325,000     35,500,000     4,177,681
Proceeds from convertible debentures................            --             --     2,170,000
Principal repayments on line-of-credit agreement....      (400,000)    (6,677,681)           --
Principal repayments on capital lease obligations...      (221,757)      (229,711)      (33,422)
Retirement of common stock..........................            --             --          (425)
Purchases of treasury stock.........................      (921,491)            --            --
Capital contribution from one physician practice....            --             --       300,000
Prepaid offering costs..............................            --             --      (747,847)
Dividends paid to promoters.........................            --             --    (1,537,872)
Exercise of employee stock options..................       231,350        265,387            --
Advances from officers and stockholders.............            --             --        (9,410)
Principal payments from loans to physician
  stockholders......................................        78,427      1,026,419            --
Loans to physician stockholders.....................      (488,873)      (964,737)     (976,419)
                                                      ------------   ------------   -----------
          Net cash provided by financing
            activities..............................    18,602,656     51,859,015     3,342,286
                                                      ------------   ------------   -----------
Net (decrease) increase in cash and cash
  equivalents.......................................    (2,026,316)     2,000,510     1,432,907
Cash and cash equivalents at beginning of period....     3,444,517      1,444,007        11,100
                                                      ============   ============   ===========
Cash and cash equivalents at end of period..........  $  1,418,201   $  3,444,517   $ 1,444,007
                                                      ============   ============   ===========
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid.......................................  $  3,509,592   $    910,000   $    38,329
                                                      ============   ============   ===========
Income taxes paid...................................  $  4,169,506   $  4,720,926   $        --
                                                      ============   ============   ===========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES
  Effects of the acquisitions of net assets of
     affiliated physician practices:
     Assets acquired................................  $ 23,196,873   $110,952,707   $10,761,466
     Liabilities assumed............................      (294,042)    (2,429,726)   (2,187,759)
     Income tax liabilities assumed.................            --    (32,920,285)   (3,082,889)
     Convertible note payable issued................    (6,044,054)            --            --
     Less: Cash paid for acquisitions...............   (12,400,360)   (44,452,105)           --
                                                      ------------   ------------   -----------
                                                      $  4,458,417   $ 31,150,591   $ 5,490,818
                                                      ============   ============   ===========
  Realized loss on four affiliated practice
     restructurings in 1998:
     Assets disposed of.............................  $ 29,909,279   $         --   $        --
     Liabilities transferred........................    (1,361,040)            --            --
     Convertible debentures payable forgiven........    (5,454,439)            --            --
     Treasury stock acquired........................    (2,656,199)            --            --
     Less: Receivable from affiliated practices.....    (7,953,068)            --            --
                                                      ------------   ------------   -----------
  Pretax impairment loss on four restructurings
     closed in 1998.................................  $ 12,484,533   $         --   $        --
                                                      ============   ============   ===========
Conversion of convertible debentures and accrued
  interest thereon into common stock................  $         --   $         --   $ 2,222,039
                                                      ============   ============   ===========

          See accompanying notes to consolidated financial statements.

                 SPECIALTY CARE NETWORK, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

1. DESCRIPTION OF BUSINESS

     Specialty Care Network, Inc. and subsidiaries (collectively the "Company") is a health care management services company that provides practice management services to physicians. Commencing on November 12, 1996, the Company began providing comprehensive management services under long-term management service agreements with five physician practices in various states.

     The Company provides practice management services to physicians in practices that focus on musculoskeletal care. Healthcare Report Cards, Inc., ("HRCI") was formed in September 1998 as a wholly-owned subsidiary of the Company. In November 1998, HRCI launched an Internet web site, HealthcareReportCards.com(TM), that rates the quality of outcomes at various hospitals for several medical procedures. In addition, in December 1998, Ambulatory Services, Inc., ("ASI") was formed as a wholly-owned subsidiary of the Company. ASI was formed to engage in the development and management of freestanding and in-office ambulatory surgery centers.

     The Company's wholly-owned subsidiary, Provider Partnerships, Inc. ("PPI"), provides consulting services to hospitals to increase their operating performance, with a specific focus on the cardiac area. However, the Company is currently involved in a dispute with the principals of PPI. Management of the Company is exploring alternatives to terminate its relationship with PPI. (See
Note 12 for further discussion regarding the Company's acquisition of PPI and
Note 2 for discussion of the dispute with the principals of PPI.)

2. BASIS OF PRESENTATION AND RESTRUCTURING

     For the year ended December 31, 1998, the Company incurred a loss from operations of approximately $91.9 million due primarily to an impairment charge related to its management service agreements, as more fully described below. Additionally, as of December 31, 1998, the Company had a working capital deficit of approximately $21.5 million and was not in compliance with certain of the financial ratio covenants required by the Company's Credit Facility. As a result of the non-compliance with certain financial ratio covenants, the Company is in default under the terms of the Credit Facility. In the event of default, the terms of the Credit Facility provide that the bank syndicate can immediately terminate its obligation to make further advances under the respective commitments and/or declare the Company's outstanding debt under the Credit Facility to be immediately due and payable. Accordingly, the total amount outstanding under the Credit Facility of approximately $52.9 million has been included in the Company's Consolidated Balance Sheet as a current liability at December 31, 1998. The bank syndicate notified the Company in December 1998 that it was suspending any further advances under the Credit Facility. The Company is currently negotiating with the bank syndicate to revise the financial ratio covenants to bring the Company into compliance for the remaining term of the Credit Facility. (See Note 6 for further discussion of the Company's Credit Facility).

     The issues described above raise substantial doubt about the Company's ability to continue as a going concern. Management of the Company intends to address these issues through a restructuring transaction involving ten of its affiliated practices, which is intended to substantially reduce the Company's outstanding debt and allow management to pursue the development of HRCI's health care rating internet site and pursue the development of ambulatory surgery centers through the Company's wholly-owned subsidiary, ASI. The proposed restructuring transaction, which is subject to approval by the Company's stockholders as well as the bank syndicate, is more fully described below. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of these uncertainties.

                 SPECIALTY CARE NETWORK, INC. AND SUBSIDIARIES

RESTRUCTURING

     In March 1999, the Company entered into restructuring agreements with ten of its affiliated practices. The agreements:

     - Provide for the repurchase by affiliated physicians or affiliated practices of practice assets and for new management service arrangements in exchange for cash and/or common stock;

     - Limit management services provided to the affiliated practices by the Company under its management services arrangements;

     - Reduce the term of the Company's service agreements with the affiliated practices; and

     - Lower service fees paid to the Company by the affiliated practices.

     The purchase price paid to the Company will consist of payments for the book value of the assets to be purchased by the practices, less the practice liabilities as of the closing date of the transaction and payments for the execution of a new management services agreement to replace the existing service agreement. If the restructuring transaction is consummated, the Company expects to reacquire 3,786,957 shares of its common stock and have the ability to reduce its outstanding indebtedness by approximately $17.6 million including $0.6 million through cancellation of an outstanding convertible debenture. (See Note 11, Physician Practice Net Asset Acquisitions and Service Agreements, New Management Service Agreement Discussion, for further discussion of the new management service agreements).

  Modification of Arrangements With Four Practices

     Near the end of 1998, the Company entered into transactions with four of its affiliated practices. In these transactions, the Company sold to each of the practices accounts receivable, fixed assets and certain other assets relating to the respective practices and replaced the original service agreements with new agreements. Under the new agreements, which terminate at certain dates between November 2001 and March 2003, the Company provides substantially reduced services to the practices, and the practices pay significantly reduced service fees. These transactions were closed effective December 31, 1998. As a result of the completion of these four transactions, the Company reacquired 2,124,959 shares of its common stock and reduced its outstanding indebtedness at December 31, 1998 by approximately $5.5 million through the cancellation of a convertible note with one of the affiliated practices. Additionally, in 1999, the Company used additional proceeds from these four transactions to reduce the amount outstanding under its Credit Facility by approximately $8.5 million.

IMPAIRMENT LOSSES, LITIGATION AND OTHER COSTS

  Impairment Loss on Management Service Agreements

     In light of the pending restructuring transaction, as well as numerous other factors in the physician practice management industry in general, during the fourth quarter of 1998, management of the Company undertook an evaluation of the carrying amount of its management service agreements pursuant to the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. As a result of this evaluation, the Company recorded an impairment loss on its management service agreements of approximately $94.6 million in December 1998. This impairment loss consisted of approximately $12.5 million related to the management service agreements on the four transactions which closed effective December 31, 1998, approximately $53.6 million related to the management service agreements for practices which have entered into restructuring agreements pending stockholder and bank syndicate approval, approximately

                 SPECIALTY CARE NETWORK, INC. AND SUBSIDIARIES

$9.0 million related to the management service agreements for practices which are currently involved in litigation with the Company and approximately $19.5 million related to the management service agreements for practices which are maintaining their long-term agreements with the Company. (See Note 13 for further discussion of legal proceedings involving the Company's Affiliated Practices).

  Litigation And Other Costs

     The Company is currently involved in disputes with TOC Specialists, P.L., The Specialists Orthopaedic Medical Corporation and 3B Orthopaedics, P.C., which are affiliated practices of the Company. (See Note 13 for further discussion related to these legal proceedings). As a result of these disputes, the Company has recorded a charge of approximately $2.7 million to reserve for service fees recorded for these practices, which to date have not been paid. In addition, as of December 31, 1998, the Company had incurred approximately $0.2 million in legal fees directly related to these disputes.

     In connection with the proposed restructuring transaction described above, the Company has also incurred expenses of approximately $0.7 million for financial advisors and legal consultation.

  Impairment loss on Intangible Assets And Other Long-Lived Assets

     The Company is engaged in negotiations to resolve certain issues raised by the former stockholders of Provider Partnerships, Inc. ("PPI"), a corporation acquired by the Company in August 1998. PPI is a company engaged in providing consulting services to hospitals, and it also provided certain assets that were developed by the Company into its HealthCareReportCards.com web site. It is currently contemplated by the Company that an arrangement will be reached with the PPI stockholders that will involve, among other things, the following:

     - The formation of a new company that will own the HealthCareReportCards.com web site and one or more additional health care rating web sites. The new company will be a majority owned subsidiary of the Company, and the former PPI shareholders will have a minority shareholder interest in the company;

     - The former PPI stockholders will return the 420,000 shares of Company common stock that they received in connection with the Company's acquisition of PPI;

     - The Company will return most of the assets of PPI to the former PPI stockholders; and

     - The PPI stockholders will become majority shareholders of the new company if the Company does not obtain $4 million in financing for the new company by December 31, 1999.

     Because of this dispute, the Company recorded an impairment loss in December 1998 of approximately $1.2 million on the intangible asset created with the acquisition of PPI.

     Additionally, as a result of the proposed restructuring transaction, management of the Company performed a review of the carrying amount of its other long-lived assets, which resulted in an impairment loss of approximately $2.1 million during the fourth quarter of 1998.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include Specialty Care Network, Inc. and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The Company uses the equity method of accounting to account for investments in entities in which it exhibits significant influence, but not control, and does not have an ownership interest in excess of 50%.

                 SPECIALTY CARE NETWORK, INC. AND SUBSIDIARIES

PRINCIPLES OF ACQUISITION ACCOUNTING AND CHANGE IN ACCOUNTING ESTIMATE

     The accompanying financial statements give effect to the acquisitions of substantially all of the assets of five physician practices on November 12, 1996, through an asset purchases, a share exchange and mergers, at their historical cost basis in accordance with the accounting treatment prescribed by Securities and Exchange Commission Staff Accounting Bulletin No. 48, Transfers of Nonmonetary Assets by Promoters or Shareholders. In connection with all subsequent affiliations with physician practices, a substantial portion of the consideration paid to the physician owners of the practice is restricted securities and cash, and is allocated to the management service agreement (the "Service Agreements"). Hereinafter, all physician practices that have affiliated with the Company, including the initial five physician practices, are referred to collectively as the "Affiliated Practices." The Company also recognizes the income tax effects of temporary differences related to all identifiable acquisition intangible assets, including the Service Agreements.

     Beginning June 1, 1998, the Company reduced the amortizable lives of its long-term management service agreements to a range of 5 to 30 years by assigning specific lives to each management service agreement based on factors such as practice market share, length of operating history and other factors. Previously, the Company amortized such service agreements over the term of the underlying agreements, which is generally forty years. This action was taken in response to viewpoints expressed by the Securities and Exchange Commission regarding the amortization periods used by the physician practice management industry. The change in accounting estimate resulted in additional amortization expense of approximately $870,000 for the period June 1, 1998 through December 31, 1998, or $0.03 per common share for the year ended December 31, 1998 after consideration of the related income tax effect.

     In addition, as a result of the Company's evaluation of the carrying amount of its management service agreements (as more fully described in Note 2), effective January 1, 1999, the Company reduced the estimated useful lives of its management service agreements to lives ranging from 3 to 5 years.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and footnotes. Although these estimates are based on management's knowledge of current events and actions they may undertake in the future, actual results could differ from those estimates.

REVENUE RECOGNITION AND ACCOUNTS RECEIVABLE

     Service fee revenue is recognized based upon the contractual arrangements of the underlying long-term Service Agreements between the Company and the Affiliated Practices. The five largest Affiliated Practices represent 48%, 39%, and 100%, of total management service fee revenue for the years ended December 31, 1998, 1997 and 1996, respectively. See Note 11 for further discussion of such contractual arrangements, including certain guaranteed minimum management fees.

     Other revenue consists primarily of business evaluation fees, recoveries of bad debts and other miscellaneous income. Accounts receivable represents amounts due from patients and other independent third parties for medical services provided by the Affiliated Practices and management fee revenue earned by the Company. Under the Service Agreements, each Affiliated Practice agrees to sell and assign to the Company, and the Company agrees to buy, all of the Affiliated Practices' accounts receivable each month during the existence of the Service Agreement. The purchase price for such accounts receivable generally equals the gross amounts of the accounts receivable each month less adjustments for contractual allowances, allowances for doubtful accounts and other potentially uncollectible amounts based on the Affiliated Practice's historical collection rate, as determined by the Company. However, the Company and

                 SPECIALTY CARE NETWORK, INC. AND SUBSIDIARIES certain of the Affiliated Practices are currently making periodic adjustments so that amounts paid by the Company for the accounts receivable are adjusted upwards or downwards based on the Company's actual collection experience. The Company generally bears the collection risk with respect to accounts receivable acquired in connection with an affiliation transaction.

EARNINGS PER SHARE

     In 1997, Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), Earnings Per Share, was issued. SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to fully diluted earnings per share under the previous method of reporting earnings per share. All earnings per share amounts for all periods have been presented in conformity with SFAS No. 128 requirements.

FINANCIAL INSTRUMENTS

     The carrying amounts of financial instruments as reported in the accompanying balance sheets approximate their fair value primarily due to the short-term and/or variable-rate nature of such financial instruments.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost, including assets acquired from the Affiliated Practices. Equipment held under capital leases is stated at the present value of minimum lease payments at inception of the related lease. Costs of repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the underlying assets. Amortization of capital lease assets and leasehold improvements are computed using the straight-line method over the shorter of the lease term or the estimated useful lives of the underlying assets. The estimated useful lives used are as follows:

Computer equipment and software.............................   3-5 years
Furniture and fixtures......................................   5-7 years
Leasehold improvements......................................     5 years

INTANGIBLE ASSETS

     Intangible assets, which are stated at cost, primarily consist of deferred debt issuance costs of $1,297,709 at December 31, 1997, that were being amortized on a straight-line basis over a three-year period. In connection with the circumstances described in Note 6, the Company recognized an impairment loss related to its debt issuance costs in the fourth quarter of 1998 for the unamortized balance remaining at December 31, 1998.

     Pursuant to the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, the carrying value of long-lived assets, including management service agreements and goodwill, is reviewed quarterly to determine if any impairment indicators are present. If it is determined that such indicators are present and the review indicates that the assets will not be recoverable, based on undiscounted estimated cash flows over the remaining amortization and depreciation period, the carrying value of such assets are reduced to estimated fair market value. Impairment indicators include, among other conditions, cash flow deficits; an historic or anticipated decline in revenue or operating profit; adverse legal, regulatory or reimbursement

                 SPECIALTY CARE NETWORK, INC. AND SUBSIDIARIES developments; accumulation of costs significantly in excess of amounts originally expected to acquire the asset; or a material decrease in the fair market value of some or all of the assets.

     The Company reviews its long-lived assets separately for each physician practice because the cash flows and operations of each individual physician practice are largely independent of each other and of other aspects of the Company's business. Intangible and other long-lived assets are allocated to each physician practice based on the specific identification methodology. During the years ended December 31, 1997 and 1996, no impairment charges were recognized by the Company. However, during the fourth quarter of 1998, based on the circumstances described in Note 2, the Company recorded impairment losses of approximately $94.6 million on its service agreements, $1.2 million on the intangible asset created with the acquisition of PPI and $2.1 million on its other long-lived assets, including deferred debt issuance costs.

     The evaluation of the recoverability of long-lived assets, including management service agreements and goodwill, is significantly affected by estimates of future cash flows from each of the Company's market areas and individual physician practices. If future estimates of cash flows from operations decrease, the Company may be required to further write down its long-lived assets. Any such write-down could have a material adverse effect on the Company's financial position and results of operations.

STOCK-BASED COMPENSATION

     The Company accounts for its stock-based compensation arrangements under the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"). In 1995, Financial Accounting Standards Board Statement No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"), was issued, whereby companies may elect to account for stock-based compensation using a fair value based method or continue measuring compensation expense using the intrinsic value method prescribed in APB No. 25. SFAS No. 123 requires that companies electing to continue to use the intrinsic value method make pro forma disclosure of net income and net income per share as if the fair value based method of accounting had been applied.

ESTIMATED MALPRACTICE PROFESSIONAL LIABILITY CLAIMS

     The Company and its affiliated physician practices are insured with respect to medical malpractice risks on either an occurrence-rate or a claims-made basis. Management is not aware of any claims against it or its affiliated physician practices which might have a material impact on the Company's financial position or results of operations.

REPORTING COMPREHENSIVE INCOME

     Statement of Financial Accounting Standards No. 130 ("SFAS No. 130"), Reporting Comprehensive Income, was issued in June 1997. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (e.g., revenue, expenses, gains, losses, etc.) in a full set of general purpose financial statements. This new accounting pronouncement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. SFAS No. 130 was effective for the Company's year ended December 31, 1998; however, as the Company currently has no comprehensive income items, there was no impact on the Company's financial statement presentation. If the Company has items of comprehensive income in future periods, these items will be reported and displayed in accordance with SFAS No. 130.

                 SPECIALTY CARE NETWORK, INC. AND SUBSIDIARIES

OPERATING SEGMENTS

     During 1998, the Company adopted Statement of Financial Accounting Standard No. 131, Disclosures About Segments of an Enterprise and Related Information, ("SFAS No. 131") which requires reporting of summarized financial results for operating segments and establishes standards for related disclosures about products and services, geographic areas and major customers. The Company evaluates performance based on three different operating segments: physician practice management, internet services, and the development and management of ambulatory service centers. For 1998, 1997 and 1996, physician practice management was the only significant operating segment.

FUTURE ACCOUNTING PRONOUNCEMENTS

  Accounting For Derivative Instruments And Hedging Activities

     In June 1998, Statement of Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS No. 133") was issued. SFAS No. 133 requires the recording all derivative instruments as assets or liabilities, measured at fair value. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999 and, therefore, the Company will adopt the new requirement effective January 1, 2000. Management has not completed its review of SFAS No. 133 and has not yet determined the impact on its financial position or results of operations.

  Reporting the Costs of Start-up Activities

     In April 1998, the AICPA issued SOP 98-5, Reporting the Costs of Start-up Activities. The SOP is effective beginning on January 1, 1999, and requires that start-up costs capitalized prior to January 1, 1999 be written-off and any future start-up costs be expensed as incurred. The Company estimates the impact of adopting this SOP will not result in a material reduction of 1999 earnings as there were no start-up costs capitalized as of December 31, 1998.

RECLASSIFICATIONS

     Certain reclassifications have been made to the 1997 financial statements to conform with the 1998 presentation.

4. ACCOUNTS RECEIVABLE AND MANAGEMENT FEE REVENUE

     Accounts receivable consisted of the following:

                                                                    DECEMBER 31
                                                             -------------------------
                                                                1998          1997
                                                             -----------   -----------
Gross patient accounts receivable purchased from the
  affiliated physician practices...........................  $41,779,935   $48,922,686
Less allowance for contractual adjustments and doubtful
  accounts.................................................   22,161,082    26,225,860
                                                             -----------   -----------
                                                              19,618,853    22,696,826
Management fees, including reimbursement of clinic
  expenses.................................................    2,501,628     3,260,541
Other receivables..........................................      160,990            --
                                                             -----------   -----------
                                                             $22,281,471   $25,957,367
                                                             ===========   ===========

     Management fee revenue, exclusive of reimbursed clinic expenses, was approximately $21.5 million, $14.3 million and $1.6 million for the years ended December 31, 1998, 1997 and 1996, respectively. One of the Affiliated Practices exceeded 20% of the 1997 and 1996 totals.

                 SPECIALTY CARE NETWORK, INC. AND SUBSIDIARIES

     An integral component of the computation of management fees earned by the Company is net patient revenue of the Affiliated Practices. The Affiliated Practices recognize net patient revenue for medical services at established rates reduced by allowances for contractual adjustments and doubtful accounts. Contractual adjustments arise due to the terms of certain reimbursement and managed care contracts. Such adjustments represent the difference between charges at established rates and estimated recoverable amounts and are recognized by the Affiliated Practices in the period the services are rendered. Any differences between estimated contractual adjustments and actual final settlements under reimbursement and managed care contracts are reported as contractual adjustments in the year the final settlements are made. Net patient revenue is not recognized as revenue in the accompanying financial statements.

     The Company's Affiliated Practices derived approximately 19.4%, 21.9% and 22.6% of their net revenue from services provided under the Medicare program for the years ended December 31, 1998, 1997 and 1996, respectively. Laws and regulations governing the Medicare program are complex and subject to interpretation. The Company believes that the Affiliated Practices are in compliance, in all material respects, with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrongdoing. Such laws and regulations can be subject to future government review and interpretation. Violation of such laws could result in significant regulatory action including fines, penalties and exclusion from the Medicare program. Other than the Medicare program, no single payor provided more than 10% of aggregate net clinic revenue or 5% of accounts receivable as of and for the years ended December 31, 1998, 1997 and 1996. Accordingly, concentration of credit risk related to patient accounts receivable is limited by the diversity and number of providers, patients and payors.

     Receivables from Affiliated Practices in litigation represent amounts due from three Affiliated Practices with which the Company is currently involved in disputes. See Note 13 for further discussion of legal proceedings involving the Company's Affiliated Practices. At December 31, 1998, gross accounts receivable for these practices were $12,145,102, net of an allowance for contractual adjustments and doubtful accounts of $7,397,144. Gross accounts receivable include patient accounts receivable purchased from the related Affiliated Practice, management fees and reimbursement of clinic expenses.

5. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                    DECEMBER 31
                                                              ------------------------
                                                                 1998          1997
                                                              -----------   ----------
Furniture and fixtures......................................  $10,455,889   $5,386,107
Computer equipment and software.............................    2,851,399    1,983,477
Leasehold improvements and other............................      770,717    1,227,720
Construction in progress....................................    1,749,731           --
                                                              -----------   ----------
                                                               15,827,736    8,597,304
Accumulated depreciation and amortization...................    4,777,371    3,321,085
                                                              -----------   ----------
Net property and equipment..................................  $11,050,365   $5,276,219
                                                              ===========   ==========

     Construction in progress relates primarily to magnetic resource imaging ("MRI") equipment installations at two of the Company's Affiliated Practices and construction of an ambulatory surgery center.

                 SPECIALTY CARE NETWORK, INC. AND SUBSIDIARIES

     Included in the above are assets recorded under capital leases which consist of the following:

                                                                    DECEMBER 31
                                                              -----------------------
                                                                 1998         1997
                                                              ----------   ----------
Furniture and fixtures......................................  $1,234,383   $1,536,411
Computer equipment..........................................     178,693      178,693
                                                              ----------   ----------
                                                               1,413,076    1,715,104
Accumulated amortization....................................     917,336      983,603
                                                              ----------   ----------
Net assets under capital leases.............................  $  495,740   $  731,501
                                                              ==========   ==========

6. DEBT

CONVERTIBLE DEBENTURES ISSUED IN 1996

     In connection with private placements in 1996, the Company raised $2.17 million of short-term unsecured convertible debt. The proceeds thereof were utilized to fund the Company's start-up and its organizational phase until certain net assets of the original five Affiliated Practices were acquired on November 12, 1996. Contemporaneous with the acquisitions of these physician practices, the holders of the debentures converted the unpaid principal amounts plus any accrued interest thereon (calculated at 5.0%), into the Company's common stock at the conversion ratio of $1.00 ($1,920,332) and $3.00 ($301,707) of debenture principal and accrued interest for one share of common stock. The following table summarizes the conversions:

                                                                  ACCRUED
                                                     PRINCIPAL    INTEREST     TOTAL
                                                     ----------   --------   ----------
Stockholders of the Company........................  $  640,000   $18,153    $  658,153
Physician practices and related stockholders.......   1,530,000    33,886     1,563,886
                                                     ----------   -------    ----------
                                                     $2,170,000   $52,039    $2,222,039
                                                     ==========   =======    ==========

CONVERTIBLE DEBENTURES ISSUED IN 1998

     In connection with an acquisition of an Affiliated Practice on March 31, 1998, the Company issued $5,454,439 of convertible debentures; however, such convertible debentures and the related accrued interest totaling $205,479 were subsequently canceled contemporaneous with a restructuring of the related Affiliated Practice's management service agreement on December 31, 1998. See
Note 11 for further details.

     In connection with an affiliation on October 1, 1998 of certain assets of two physicians who were made party to one of the Company's service agreements with an Affiliated Practice, the Company issued $589,615 of convertible debentures. The 2% convertible debentures are convertible into Company common stock at a conversion price of $10 per share. No debt was converted in 1998. The debentures are due September 30, 1999. Management expects these debentures to be canceled in connection with the restructuring transactions described in Note 2.

LINE-OF-CREDIT

     On November 1, 1996, the Company entered into a $30 million Revolving Loan and Security Agreement (the "Credit Facility") with a bank, which provided certain amounts necessary to effectuate acquisitions of Affiliated Practices. Through October 31, 1997, the Credit Facility interest rates ranged from 7.2% to 7.4%, primarily based on a LIBOR rate plus an applicable margin.

                 SPECIALTY CARE NETWORK, INC. AND SUBSIDIARIES

     In November 1997, the Credit Facility was restated to permit maximum borrowings of $75 million, subject to certain limitations. Prior to the loan covenant violations described below, the Credit Facility could be used (i) to fund the cash portion of affiliation transactions, and (ii) for the development of musculoskeletal focused surgery centers. The Company could elect to borrow on the Credit Facility at a floating rate based on the prime rate plus an adjustable applicable margin of 0% to 0.75% or at a rate based on LIBOR plus an adjustable applicable margin of 1.0% to 2.25%. Currently, the Company's interest rate is determined based on the prime rate plus 0.5%.

     At December 31, 1998, the Company had approximately $52.9 million outstanding under the Credit Facility at an effective rate of interest of approximately 8.5% per annum. The Credit Facility is secured by substantially all of the assets of the Company and contains several affirmative and negative covenants, including covenants limiting the Company's ability to incur additional indebtedness, limiting the Company's ability to and restricting the terms upon which the Company can affiliate with physician practices in the future, prohibiting the payment of cash dividends on, and the redemption or repurchase of, the Company's common stock and requiring the maintenance of certain financial ratios and stockholders' equity.

     As of December 31, 1998, the Company was not in compliance with certain of the financial ratio covenants required by the Company's Credit Facility. As a result of the non-compliance, the Company is in default under the terms of the Credit Facility. In the event of default, the terms of the Credit Facility provide that the bank syndicate can immediately terminate its obligation to make further advances under the respective commitments and/or declare the Company's outstanding debt under the Credit Facility to be immediately due and payable. Accordingly, the total amount outstanding under the Credit Facility of approximately $52.9 million has been included in the Company's Consolidated Balance Sheet as a current liability at December 31, 1998. The bank syndicate notified the Company in December 1998 that it was suspending further advances under the Credit Facility; however, as of March 26, 1999, the bank syndicate has not demanded repayment of any amounts outstanding under the Credit Facility. The Company is currently negotiating with the bank syndicate to revise the financial ratio covenants to bring the Company into compliance for the remaining term of the Credit Facility. However, there can be no assurances that a mutually satisfactory arrangement can be reached and, accordingly, unsuccessful negotiation efforts could have a materially adverse impact on the Company's ability to continue as a going concern.

     Prior to the Credit Facility covenant violation, the commitment fee on the unused portion of the Credit Facility was 0.25% per annum, subject to reduction to a minimum of 0.20% per annum if the Company's leverage coverage (a ratio of funded debt to consolidated cash flow) was less than 1.00.

7. COMMON STOCK

     At December 31, 1996, 1,180,000 and 85,000 shares of certain outstanding nontransferable common stock were held by current employees and former employees, respectively. Pursuant to the common stock subscription agreements and a related Stockholders Agreement, executed by the Company and its employees, all unvested shares became vested as a result of the initial public offering of the Company's common stock.

     During the year ended December 31, 1996, the Company issued an additional 100,000 shares of common stock to one of its Affiliated Practices at $3.00 per share.

     On February 6, 1997, the Company's initial public offering of its common stock became effective. In connection therewith, 3,208,338 shares of common stock were issued at $8.00 per share, including 208,338 common shares issued upon exercise of the underwriters' overallotment option.

     In connection with the acquisition, through merger, of substantially all of the assets and certain liabilities of Orthopaedic Surgery, Ltd. ("OSL"), on July 1, 1997, the Company granted one physician

                 SPECIALTY CARE NETWORK, INC. AND SUBSIDIARIES associated with OSL the option to require the Company to purchase 74,844 shares of common stock issued to such physician as consideration for the OSL merger at a purchase price equal to approximately $11.21 per share. In addition, in connection with the acquisition, by asset purchase, of substantially all of the assets and certain liabilities of Steven P. Surgnier, M.D., P.A., the Company granted Dr. Surgnier the option to require the Company to purchase 37,841 shares of common stock at a purchase price equal to approximately $12.38 per share. During the year ended December 31, 1998, the above mentioned options were exercised. The Company paid $921,491 and canceled a loan to a physician stockholder in the amount of $385,983 as consideration for the repurchase of shares and has included this amount as treasury stock in its consolidated balance sheet at December 31, 1998.

     The Company records treasury stock at cost with regard to monetary transactions (e.g., settlement of put options). With regard to non-monetary transactions, including the Affiliated Practice restructurings effective December 31, 1998, the common stock transferred to the Company is record at estimated fair value.

     As of December 31, 1998, the Company had the following common shares reserved for future issuance:

Awards under the 1996 Equity Compensation Plan..............  5,261,165
Awards under the 1996 Incentive and Non-Qualified Stock
  Option Plan...............................................      3,500
Warrants in connection with one of the Affiliated Practice
  acquisitions (Note 11)....................................    544,681
Convertible debentures......................................     58,961
Shares which may be released as additional consideration for
  one of the Affiliated Practice acquisitions (Note 11).....    113,393
                                                              ---------
          Total shares reserved for future issuance.........  5,981,700
                                                              =========

8. STOCK OPTION PLANS

     On March 22, 1996, the Company adopted the 1996 Incentive and Non-Qualified Stock Option Plan (the "Plan") pursuant to which nontransferable options to purchase up to 5,000,000 shares of common stock of the Company were available for award to eligible directors, officers, advisors, consultants and key employees. On January 10, 1997, the Board of Directors voted to terminate the Plan. The exercise price for incentive stock options awarded during the year ended December 31, 1996 was not less than the fair market value of each share at the date of the grant and the options granted thereunder were for a period of ten years. Options, which are generally contingent on continued employment with the Company, may be exercised only in accordance with a vesting schedule established by the Company's Board of Directors. Of the 553,500 shares underlying the option grants approved during the year ended December 31, 1996 at an exercise price of $1.00 per share, 3,500 shares underlying the options remain outstanding and exercisable at December 31, 1998. The other 550,000 grant options were forfeited or exercised during 1997.

     On October 15, 1996, the Company's Board of Directors approved the 1996 Equity Compensation Plan (the "Equity Plan"), which provides for the granting of options to purchase up to 2,000,000 shares of the Company's common stock. The total number of shares authorized by the Equity Plan increased to 6,000,000 in 1998. Both incentive stock options and non-qualified stock options may be issued under the provisions of the Equity Plan. Employees of the Company and any future subsidiaries, members of the Board of Directors and certain advisors are eligible to participate in this plan, which will terminate no later than October 14, 2006. The granting and vesting of options under the Equity Plan are provided by the Company's Board of Directors or a committee of the Board of Directors.

                 SPECIALTY CARE NETWORK, INC. AND SUBSIDIARIES

     Pro forma information regarding net income and earnings per share is required by SFAS No. 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of that accounting pronouncement. The fair value for options awarded during the years ended December 31, 1998, 1997 and 1996 were estimated at the date of grant using an option pricing model with the following weighted-average assumptions: risk-free interest rate over the life of the option of 6.0%; no dividend yield; and expected two to eight year lives of the options. The estimated fair value for these options was calculated using the minimum value method in 1996 and may not be indicative of the future impact since this model does not take into consideration volatility and the commencement of public trading in the Company's common stock on February 7, 1997. The Black-Scholes model was utilized to calculate the value of the options issued during 1998 and 1997. The volatility factors utilized in 1998 and 1997 were 0.36 and 0.47, respectively.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period. Because compensation expense associated with an award is recognized over the vesting period, the impact on pro forma net (loss) income as disclosed below may not be representative of compensation expense in future years.

     The Company's pro forma information for the years ended December 31 is as follows:

                                                    1998          1997         1996
                                                ------------   ----------   -----------
Pro forma net (loss) income...................  $(64,073,357)  $5,354,571   $(1,815,272)
Pro forma net (loss) income per common share
  (basic).....................................         (3.51)        0.34         (0.16)
Pro forma net (loss) income per common share
  (diluted)...................................         (3.51)        0.33         (0.15)

                 SPECIALTY CARE NETWORK, INC. AND SUBSIDIARIES

     A summary of the Company's stock option activity and related information for the years ended December 31 is as follows:

                                           1998                    1997                    1996
                                   ---------------------   ---------------------   ---------------------
                                               WEIGHTED-               WEIGHTED-               WEIGHTED-
                                                AVERAGE                 AVERAGE                 AVERAGE
                                               EXERCISE                EXERCISE                EXERCISE
                                    OPTIONS      PRICE      OPTIONS      PRICE      OPTIONS      PRICE
                                   ---------   ---------   ---------   ---------   ---------   ---------
Outstanding at Beginning of
  Year...........................  2,365,007     $9.57     1,758,748    $ 5.25            --     $  --
  Granted
    Exercise price equal to fair
       value of common stock.....  3,625,572      7.89     1,073,751     12.07       603,500      1.41
    Exercise price greater than
       fair value of common
       stock.....................         --        --       160,000     10.00       726,658      8.00
    Exercise price less than fair
       value of common stock.....         --        --            --        --       428,590      6.00
    Exercised....................    (36,100)     6.41      (227,049)     1.17            --        --
    Forfeited....................   (689,814)     9.82      (400,443)     2.26            --        --
                                   ---------     -----     ---------    ------     ---------     -----
    Outstanding at end of year...  5,264,665     $8.40     2,365,007    $ 9.57     1,758,748     $5.25
                                   =========     =====     =========    ======     =========     =====
Exercisable at end of year.......    644,341     $9.75       231,537    $ 7.38         3,500     $1.00
                                   =========     =====     =========    ======     =========     =====

                                                              1998    1997    1996
                                                              -----   -----   -----
Weighted-Average Fair Value of Options:
  Exercise price equal to fair value of common stock........  $2.56   $4.62   $0.19
  Exercise price greater than fair value of common stock....     --    4.35    0.99
  Exercise price less than fair value of common stock.......     --      --    2.75

     Exercise prices for options outstanding and the weighted-average remaining contractual lives of those options at December 31, 1998 are as follows:

                          OPTIONS OUTSTANDING              OPTIONS EXERCISABLE
                 -------------------------------------   -----------------------
                                WEIGHTED-
                                 AVERAGE     WEIGHTED-                 WEIGHTED-
                                REMAINING     AVERAGE                   AVERAGE
   RANGE OF        NUMBER      CONTRACTUAL   EXERCISE      NUMBER      EXERCISE
EXERCISE PRICES  OUTSTANDING      LIFE         PRICE     EXERCISABLE     PRICE
---------------  -----------   -----------   ---------   -----------   ---------
    $1.00             3,500       7.20        $ 1.00         3,500      $ 1.00
     3.00           760,000       9.59          3.00            --        3.00
 6.00 - 6.99      1,462,394       9.00          6.53        55,973        6.00
     8.00           584,666       8.06          8.00       282,001        8.00
 9.00 - 9.99      1,001,020       9.33          9.86        25,867        9.65
10.00 - 12.99     1,086,078       9.12         11.97       149,551       11.70
13.25 - 13.25       367,007       9.11         13.25       127,449       13.25
                  ---------                                -------
 1.00 - 13.25     5,264,665       9.07          8.40       644,341        9.75
                  =========                                =======

9. LEASES

     The Company is obligated under operating and capital lease agreements for offices and certain equipment. In some circumstances, these lease arrangements are with entities owned or controlled by physician stockholders who are also equity holders of the Company's Affiliated Practices. Certain leases are subject to standard escalation clauses and include renewal options. Future minimum payments under

                 SPECIALTY CARE NETWORK, INC. AND SUBSIDIARIES noncancelable capital and operating leases with lease terms in excess of one year are summarized as follows for the years ending December 31:

                                                               CAPITAL      OPERATING
                                                                LEASES       LEASES
                                                              ----------   -----------
1999........................................................  $  321,742   $ 4,137,748
2000........................................................     306,917     4,155,303
2001........................................................     227,464     3,969,095
2002........................................................     235,064     3,234,134
2003........................................................          --     1,830,231
Thereafter..................................................          --     6,904,599
                                                              ----------   -----------
Total minimum lease payments................................   1,091,187   $24,231,110
                                                                           ===========
Less amount representing interest...........................    (166,589)
                                                              ----------
Present value of net minimum lease payments.................     924,598
Less current portion........................................     244,446
                                                              ----------
Long-term portion...........................................  $  680,152
                                                              ==========

     Rent expense for the years ended December 31, 1998, 1997 and 1996 under all operating leases was approximately $7,800,000, $4,800,000 and $400,000, respectively. Approximately $7,600,000, $4,600,000 and $355,000, respectively, of such amounts were charged directly to the Affiliated Practices as clinic expenses. Excluded from total minimum operating lease payments are approximately $13.3 million in total future payments related to Affiliated Practices currently in litigation with the Company. These Affiliated Practices are currently paying these leases directly. Additionally, one of the Company's Affiliated Practices which entered into restructuring agreements with the Company has assumed responsibility for its payables effective January 1, 1999. The total future lease payments for this Affiliated Practice of approximately $11.5 million has been excluded from the Company's future operating lease commitments in the table above.

10. INCOME TAXES

     The Company is a corporation subject to federal and certain state and local income taxes. The provision for income taxes is made pursuant to the liability method as prescribed in Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. The liability method requires recognition of deferred income taxes based on temporary differences between the financial reporting and income tax bases of assets and liabilities, using currently enacted income tax rates and regulations.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax

                 SPECIALTY CARE NETWORK, INC. AND SUBSIDIARIES purposes. Significant components of the Company's deferred tax assets and liabilities at December 31, 1998 and 1997 are as follows:

                                                                1998          1997
                                                             -----------   -----------
Deferred tax assets:
  Management service agreements............................  $ 4,510,554   $        --
  Deferred start-up expenditures...........................      678,515       718,491
  Property and equipment, net..............................      421,654       209,244
  Accrued liabilities......................................      307,603       345,030
  Allowance for doubtful accounts..........................      389,062        41,000
  Financing fees...........................................      293,697            --
  Stock option compensation................................           --        85,698
                                                             -----------   -----------
                                                               6,601,085     1,399,463
Valuation allowance for deferred tax assets................   (5,498,609)           --
                                                             -----------   -----------
          Net deferred tax asset...........................    1,102,476     1,399,463
                                                             -----------   -----------
Deferred tax liabilities:
  Management service agreements............................           --    31,125,220
  Net cash basis assets assumed in physician practice
     affiliations..........................................    1,483,279     3,079,428
  Prepaid expenses.........................................      483,399       183,146
  Deferred gain on installment sale........................      218,976            --
                                                             -----------   -----------
                                                               2,185,654    34,387,794
                                                             -----------   -----------
          Net deferred tax liability.......................  $ 1,083,178   $32,988,331
                                                             ===========   ===========

     The Company has established a $5,498,609 valuation allowance as of December 31, 1998. The valuation allowance results from uncertainty regarding the Company's ability to produce sufficient taxable income in future periods necessary to realize the benefits of the related deferred tax assets.

     The income tax expense (benefit) for the years ended December 31, 1998, 1997 and 1996 is summarized as follows:

                                                   1998          1997          1996
                                               ------------   -----------   -----------
Current:
  Federal....................................  $ (1,071,968)  $ 4,074,033   $   971,192
  State......................................       125,603     1,079,390       258,083
                                               ------------   -----------   -----------
                                                   (946,365)    5,153,423     1,229,275
                                               ------------   -----------   -----------
Deferred:
  Federal....................................   (24,424,176)     (991,430)   (1,362,954)
  State......................................    (7,095,850)     (288,067)     (372,392)
                                               ------------   -----------   -----------
                                                (31,520,026)   (1,279,497)   (1,735,346)
                                               ------------   -----------   -----------
          Total..............................  $(32,466,391)  $ 3,873,926   $  (506,071)
                                               ============   ===========   ===========

     The income tax expense (benefit) differs from amounts currently payable because certain revenue and expenses are reported in the statement of operations in periods that differ from those in which they are subject to taxation. The principal differences relate to asset impairment charges that are not deductible for income tax purposes, business acquisition and start-up expenditures that are capitalized for income tax purposes and expensed for financial statement purposes, and the amortization of certain cash basis net assets included in taxable income in periods subsequent to the date of affiliation with physician practices.

                 SPECIALTY CARE NETWORK, INC. AND SUBSIDIARIES

     A reconciliation between the statutory federal income tax rate of 34% and the Company's (34.4%), 39.8% and (22.2%) effective tax rates for the years ended December 31, 1998, 1997 and 1996, respectively, is as follows:

                                                              1998    1997   1996
                                                              -----   ----   -----
Federal statutory income tax rate...........................  (34.0)% 34.0%  (34.0)%
State income taxes, net of federal benefit..................   (5.8)   5.1    (2.8)
Nondeductible business acquisition and other costs..........     --    0.7    11.5
Miscellaneous...............................................   (0.4)    --     3.1
Deferred tax asset valuation allowance......................    5.8     --      --
                                                              -----   ----   -----
Effective income tax rates..................................  (34.4)% 39.8%  (22.2)%
                                                              =====   ====   =====

11. PHYSICIAN PRACTICE NET ASSET ACQUISITIONS AND SERVICE AGREEMENTS

1996 ACTIVITY

     Effective November 12, 1996, the Company acquired substantially all of the assets, including accounts receivable and fixed assets, and certain liabilities, including current trade payables, accrued expenses and certain capital lease obligations, of five physician practices. The physician owners, functioning as promoters, effectively contributed these assets and liabilities in exchange for an aggregate of 7,659,115 shares of common stock of the Company and $1,537,872 in cash. Upon closing, the Company, under signed agreements, assumed all risks of ownership related to these net assets.

     The following table summarizes certain financial information related to this transaction for the five original Affiliated Practices:

                                                               COMMON
                                                                STOCK             CASH
                                                            CONSIDERATION     CONSIDERATION
                                                             PAID BY THE       PAID BY THE
                                                               COMPANY           COMPANY
                                                            -------------     -------------
                                                              (SHARES)
Reconstructive Orthopaedic Associates, Inc.(1)............    3,169,379        $1,537,872
Princeton Orthopaedic Associates, P.A.....................    1,196,793                --
Tallahassee Orthopedic Clinic, P.A........................    1,072,414                --
Greater Chesapeake Orthopaedic Associates, LLC............    1,568,922                --
Vero Orthopaedics, P.A....................................      651,607(2)             --

---------------

(1) Pursuant to a Separation Agreement dated June 9, 1997, between the stockholders of Reconstructive Orthopaedic Associates, II, P.C. ("ROA") (successor to Reconstructive Orthopaedic Associates, Inc.), and Drs. Booth, Bartolozzi and Balderston (collectively 3B Orthopaedics), 3B Orthopaedics formed a new Pennsylvania corporation in order to practice medicine. Currently, the Company is involved in a dispute with 3B Orthopaedics, (See
    Note 13 for further discussion).

(2) Excludes non-qualified stock options to purchase an additional 50,000 shares of the Company's common stock at $6.00 per share, which became fully vested November 12, 1998.

                 SPECIALTY CARE NETWORK, INC. AND SUBSIDIARIES

1997 ACTIVITY

     During 1997, the Company acquired substantially all of the assets and certain liabilities of additional physician practices through a combination of asset purchases and mergers as detailed in the table below:

AFFILIATION                                                     ACQUISITION
DATE                          AFFILIATED PRACTICE(1)               TYPE       HEADQUARTERS LOCATION
-----------                   ----------------------            -----------   ---------------------
March 1997........  Medical Rehabilitation Specialists II,      Merger        Tallahassee, Florida
                      P.A., Riyaz H. Jinnah, M.D., II, P.A.,                    Baltimore, Maryland
                      Floyd R. Jaggears, Jr., M.D., P.C., II                    Thomasville, Georgia
April 4, 1997.....  The Orthopaedic and Sports Medicine         Merger        Annapolis, Maryland
                      Center, II, P.A.
July 1, 1997......  Southeastern Neurology Group II, P.C.       Asset         Portsmouth, Virginia
                                                                Purchase/
                                                                Merger
July 1, 1997......  Orthopaedic Surgery Centers, P.C. II        Merger        Portsmouth, Virginia
July 3, 1997......  Associated Orthopaedics & Sports Medicine,  Merger        Plano, Texas
                      P.A.
July 3, 1997......  Associated Arthroscopy Institute, Inc.      Asset         Plano, Texas
                                                                Purchase
July 3, 1997......  Access Medical Supply, Inc. d/b/a           Asset         Plano, Texas
                      Associated Physical Therapy               Purchase
July 3, 1997......  Allied Health Services, P.A. d/b/a          Asset         Plano, Texas
                      Associated Occupational Rehabilitation    Purchase
July 7, 1997......  Ortho-Associates P.A. d/b/a Park Place      Asset         Plantation, Florida
                      Therapeutic Center                        Purchase
July 16, 1997.....  Mid-Atlantic Orthopaedic Specialists/ Drs.  Asset         Hagerstown, Maryland
                      Cirincione, Milford, Stowell, and         Purchase
                      Amalfitano, P.C.
August 29, 1997...  Northeast Florida Orthopaedics, Sports      Merger        Orange Park, Florida
                      Medicine and Rehabilitation II, P.A.
August 29, 1997...  Steven P. Surgnier, M.D., P.A., II          Asset         Mariana, Florida
                                                                Purchase
September 1,
  1997............  Orthopaedic Associates of West Florida,     Merger        Clearwater, Florida
                      P.A.
September 10,
  1997............  Orthopedic Institute of Ohio, Inc.          Merger        Lima, Ohio
November 14,
  1997............  The Specialists Orthopaedic Medical         Merger/       Fairfield, California
                      Corporation                               Asset
                                                                Purchase
November 14,
  1997............  The Specialists Surgery Center              Asset         Fairfield, California
                                                                Purchase

---------------

(1) Some of the Affiliated Practices listed are successors to entities acquired by the Company.

     Total consideration for the 1997 merger and asset acquisitions was 3,222,891 shares of the Company's common stock and $44,452,105 in cash. As part of the consideration in three of the mergers, the Company issued an aggregate 13,322 shares of common stock and paid an aggregate $189,000 in cash to Michael
E. West, who served as a consultant to three of the predecessors to the Affiliated Practices. Mr. West subsequently became Senior Vice President of Operations of the Company in August 1997 and terminated his employment with the Company in March 1999. Furthermore, the Company granted one physician

                 SPECIALTY CARE NETWORK, INC. AND SUBSIDIARIES associated with Orthopaedic Surgery Centers, P.C. II the right, until June 30, 1998, to require the Company to re-purchase 74,844 shares of common stock issued to such physician in the merger at a purchase price equal to $11.21 per share and, in connection therewith, such shares were put to the Company in 1998 (see
Note 7). Additionally, in connection with the asset purchase of Ortho-Associates P.A. d/b/a Park Place Therapeutic Center, the Company issued to the physician owners warrants to purchase, in the aggregate, 544,681 shares of common stock at an exercise price of $14.69 per share. The Company also has an escrowed deposit of approximately $900,000 in cash and 113,393 shares which may be released as additional consideration for one of the Company's physician practice acquisitions.

     Effective September 10, 1997, the Company acquired, by purchase from the physician owners of Orthopedic Institute of Ohio, Inc., one-half of the outstanding membership interests of West Central Ohio Group, Ltd., an Ohio limited liability company ("WCOG"). WCOG constructed an orthopaedic institute in Lima, Ohio (the "Institute"), which commenced operations in February 1998. In connection with the acquisition, the Company paid $400,000 in cash for its investment in WCOG, which consisted of a $180,000 equity investment and $220,000 of goodwill. Included in advances to affiliates and other in the accompanying financial statements at December 31, 1997 is the $400,000 investment in WCOG and $522,022 in advances to WCOG. Additionally, the Company agreed to pay an amount equal to 25% of WCOG's first $6,000,000 of net income as contingent consideration.

1998 ACTIVITY

     In March 1998, the Company sold its entire interest in WCOG to the physician owners of Orthopedic Institute of Ohio, Inc. and a company (the "Acquiring Company") for total consideration of approximately $1,950,000. In addition, the Company was relieved of its obligation to pay an amount equal to 25% of WCOG's first $6,000,000 of net income as contingent consideration. The sale resulted in a pre-tax gain of $1,240,078 which has been included in the accompanying consolidated financial statements for the year ended December 31, 1998. At December 31, 1998, the Company maintains non-interest bearing long-term advances receivable from WCOG in the aggregate amount of $944,520. An officer and 50% stockholder of the Acquiring Company is the brother of the President and Chief Executive Officer of the Company (see also Note 12).

     Effective March 31, 1998, in connection with the acquisition, by asset purchase, of substantially all of the assets and certain liabilities of Orlin & Cohen Associates LLP ("OCOA"), the Company issued to OCOA 459,562 shares of common stock and a promissory note (convertible debenture) in the principal amount of $5,454,539 and paid cash in the amount of $11,375,000. In addition, the Company paid a finder's fee of $114,000 in connection with the acquisition. The promissory note (convertible debenture) was canceled pursuant to one of the transactions described in Note 2.

MANAGEMENT SERVICE AGREEMENT DISCUSSION

     Concurrent with its acquisitions, the Company simultaneously entered into long-term service agreements with the Affiliated Practices. Pursuant to the terms of the Service Agreements, the Company, among other things, provides facilities and management, administrative and development services, including assistance in the negotiations of contracts signed between the affiliate practice and third party payors, in return for service fees. Such fees are payable monthly and consist of the following: (i) service fees based on a percentage ranging from 20%-50% of the adjusted pre-tax income of the Affiliated Practices (generally defined as revenue of the Affiliated Practices related to professional services less amounts equal to certain clinic expenses but not including physician owner compensation or most benefits to physician owners) plus (ii) reimbursement of certain clinic expenses.

     Typically, for the first three years following affiliation, however, the portion of the service fees described under clause (i) is specified to be the greater of the amount payable as described under clause

                 SPECIALTY CARE NETWORK, INC. AND SUBSIDIARIES

(i) above or a fixed dollar amount (the "Base Service Fee"), which was generally calculated by applying the respective service fee percentage of adjusted pre-tax income of the predecessors to the Affiliated Practices for the twelve months prior to affiliation. In addition, with respect to its management of certain facilities and ancillary services associated with certain of the Affiliated Practices, the Company receives fees ranging from 2%-8% of net revenue.

     The Service Agreements have terms of forty years, with automatic extensions (unless specified notice is given) of additional five-year terms. A Service Agreement may be terminated by either party if the other party (i) files a petition in bankruptcy or other similar events occur or (ii) defaults on the performance of a material duty or obligation, which default continues for a specified term after notice. In addition, the Company may terminate the agreement if the Affiliated Practice's Medicare or Medicaid number is terminated or suspended as a result of some act or omission of the Affiliated Practice or the physicians, and the Affiliated Practice may terminate the agreement if the Company misapplies funds or assets or violates certain laws.

     Upon termination of a Service Agreement by the Company for one of the reasons set forth above, the Company generally has the option to require the Affiliated Practice to purchase and assume the assets and liabilities related to the Affiliated Practice at the fair market value thereof. In addition, upon termination of a Service Agreement by the Company during the first five years of the term, the physician owners of the Affiliated Practice are required to pay the Company or return to the Company an amount of cash or stock of the Company equal to one-third of the total consideration received by such physicians in connection with the Company's affiliation with the practice.

     Under the Service Agreements, each physician owner must give the Company twelve months notice of an intent to retire from the Affiliated Practice. If a physician gives such notice during the first five years of the agreement, the physician must also locate a replacement physician or physicians acceptable to a Joint Policy Board and pay the Company an amount based on a formula relating to any loss of service fee for the first five years of the term. Furthermore, the physician must pay the Company an amount of cash or stock of the Company equal to one-third of the total consideration received by such physician in connection with the Company's affiliation with the practice. The agreement also provides that after the fifth year no more than 20% of the physician owners at an Affiliated Practice may retire within a one-year period.

NEW MANAGEMENT SERVICE AGREEMENT DISCUSSION

     As discussed in Note 2, the Board of Directors of the Company has approved restructuring agreements with ten of the Company's Affiliated Practices. The purchase price paid to the Company will consist of payment for the book value of the assets to be purchased by the practices, less the practice liabilities as of the closing date of the transaction and payment for the execution of a new management services agreement to replace the existing service agreement.

                 SPECIALTY CARE NETWORK, INC. AND SUBSIDIARIES

     The ten Affiliated Practices and the proposed consideration are as follows:

                                                                              COMMON
AFFILIATED PRACTICE                                           CASH PAYMENT     STOCK
-------------------                                           ------------   ---------
Floyd R. Jaggears, Jr., M.D., P.C., II......................  $   264,300           --
Riyaz H. Jinnah, M.D., II, P.A. ............................      170,476       73,000
The Orthopaedic and Sports Medicine Center, II, P.A. .......    2,477,793      440,079
Orthopaedic Associates of West Florida, P.A. ...............    2,496,785      332,983
Orthopedic Institute of Ohio, Inc. .........................    3,289,373      505,040
Orthopaedic Surgery Centers, P.C. II........................    1,644,899      266,615
Princeton Orthopaedic Associates, II, P.A. .................    2,219,000      897,595
Reconstructive Orthopaedic Associates, II, P.C. ............    2,966,002    1,224,626
Southeastern Neurology Group II, P.C. ......................    1,416,720       35,866
Steven P. Surgnier, M.D., P.A., II..........................      227,269       11,153
                                                              -----------    ---------
          Totals............................................  $17,172,617    3,786,957
                                                              ===========    =========

     In addition to the cash and common stock consideration, convertible debentures outstanding to one of the affiliated practices of approximately $0.6 million will be cancelled.

     Under the new management service agreements, the Company will reduce the level of services currently provided to the practices participating in the restructuring. The following services will be offered to each practice:

     - Assessing the financial performance, organizational structure, wages and strategic plan of the practice;

     - Advising with respect to current and future marketing and contracting plans with third party payors and managed care plans;

     - Negotiating malpractice insurance coverage;

     - Providing access to patient information databases;

     - Analyzing annual performance on a comparative basis with other practices that have contracted with the Company; and

     - Analyzing billing practices.

     The Company will not provide any equipment, facilities, supplies or employee staffing at practice sites under the new management service agreements. In addition, the management services provided to the practices will be reduced. The following management services are those that were performed under the prior arrangement but will not be provided under the new management service agreements:

     - Personnel evaluations;

     - Billing and collection services;

     - Computer hardware/software support;

     - Payroll services;

     - Accounts payable processing/managing services;

     - On-site procurement; and

     - Any other type of day-to-day practice management services.

                 SPECIALTY CARE NETWORK, INC. AND SUBSIDIARIES

     As a result of the reduced services offered, the service fees under the new management service agreements will be substantially reduced; however, such new service fees will generally be paid for a period ending five years from the initial practice affiliation date. The Company has also agreed that beginning April 1, 1999 and ending on the earlier of the date of closing of the restructuring transaction or June 15, 1999, the service fees under the current service agreements will be reduced from the current fees and the Company will also provide a limited level of services during such period. Upon the closing of the restructuring transaction, the new management service agreement will control the relationship.

12. ACQUISITION OF PROVIDER PARTNERSHIPS, INC. ("PPI")

     During the third quarter of 1998, the Company acquired PPI in exchange for 420,000 shares of its common stock. PPI is a recently formed company that provides consulting services to hospitals to increase their operating performance, with a specific focus on the cardiac areas.

     One of the principals of PPI, who has been elected to serve as Executive Vice President -- Provider Businesses of the Company, is the brother of the President and Chief Executive Officer of the Company.

     See Note 2, Impairment of Intangible Assets and Other Long-Lived Assets, for the status of an ongoing dispute between the Company and the former principals of PPI.

13. LEGAL PROCEEDINGS

THE SPECIALISTS LITIGATION

     There are two actions currently pending between the Company and the Specialists Orthopaedic Medical Corporation, one of the Company's affiliated practices, and the Specialists Surgery Center, a partnership that operates a surgery center (collectively the "Specialists"), one in Solano County Superior Court, which was recently stayed by that court ("the state action"), and one in the United States District Court for the Eastern District of California, which is currently being litigated (the "federal action").

     The state action was filed on November 13, 1998 in the Solano County Superior Court by the Specialists and four physicians who practice at, and own an interest in, one or both of the plaintiff entities (the "Specialists Doctors"), against the Specialists' former administrator; legal, accounting and consulting advisors to the plaintiffs in connection with the affiliation transactions (collectively with the administrator, the "Advisors"); entities affiliated with certain of the Advisors; us; an employee of the Company, and 25 unnamed defendants.

     The complaint contains numerous allegations against one or more of the Advisors, including among others, fraud, misrepresentation, conversion, breach of fiduciary duty, negligence, professional negligence and legal malpractice. With respect to the Company, and its employee, the complaint alleges, among other things, that the Company and its employee conspired with the Advisors to induce the Specialists Doctors to enter into the transactions by which the Company acquired the practice assets and entered into the service agreements with the Specialists; that the Company and its employee misrepresented the terms of the transaction to the Specialists Doctors; that, in connection with the issuance of the Company's common stock to the Doctors, the Company and the other defendants violated California securities law by making material misstatements or omitting material facts; that the service agreements are void; that the required service fees are unconscionable; and that the service agreements do not represent the true intention of the parties with regard to the service fees to be charged.

     The Specialists Doctors seek a judicial declaration that the service fees are unenforceable, a reformation of the service agreements to reflect service fees within the alleged intent of the parties, an accounting of the cash proceeds from the acquisition transactions, special damages of $2.48 million

                 SPECIALTY CARE NETWORK, INC. AND SUBSIDIARIES

(including $300,000 paid to us), compensatory, consequential and punitive damages, damages for emotional distress, attorney fees and costs.

     In addition, co-defendant Ronald Fike, the Specialists' former administrator, filed a cross-complaint on December 18, 1998, naming as cross-defendants all co-defendants (including us and our employee), all plaintiffs and seven new parties. The cross-complaint alleges causes of action for breach of contract, slander, negligent infliction of emotional distress, deceit and conspiracy, and indemnity. The Company and its employee are named as defendants to the last three causes of action only.

     Management believes the allegations, as they pertain to the Company and an employee of the Company, are without merit and have vigorously contested the action and cross-complaint. As an initial response, the Company has filed a Motion to Stay or Dismiss both the action and the cross-complaint, based upon a forum selection clause contained in the original acquisition agreement, requiring the Specialists and Mr. Fike to file any and all actions in Jefferson County, Colorado. The court granted the Company's Motion on March 12, 1999, and stayed the action in its entirety, as to all named parties.

     In the federal action, filed by the Company on January 12, 1999 in the United States District Court for the Eastern District of California against the Specialists and the Specialists Doctors, the Company is seeking relief for various breaches of contract, conversion of its assets, and tortious interference with contractual relations. Additionally, the Company's complaint seeks to recover damages for the Specialists' wrongful possession and detention of its personal property, and the wrongful ejectment of the Company from leasehold interests in various real properties it has leased. Defendants have filed a Motion to Stay or Dismiss the action.

     In addition, the Company has recently filed an Application for a Right to Attach Order and Writ of Attachment. The Company seeks to attach any and all of the assets of the Specialists and the Specialists Doctors, in order to secure the claims in our federal complaint. This matter is set for hearing on April 26, 1999.

TOC LITIGATION

     There are two actions pending between the Company and TOC Specialists, P.L. ("TOC") and its physician owners (collectively, the "TOC Doctors"), one in the Circuit Court of the Second Judicial Circuit in and for Leon County, Florida, which was recently stayed by that court (the "TOC state action"), and one in the United States District Court for the Northern District of Florida, Tallahassee Division, which is currently being litigated (the "TOC federal action").

     On November 16, 1998, the Company filed a complaint in the Circuit Court of the Second Judicial Circuit in and for Leon County, Florida against TOC, the 15 TOC doctors, and the State of Florida, Department of Health, Board of Medicine. The complaint alleges that, in violation of their service agreement with the Company, TOC and the TOC Doctors diverted the Company's accounts receivable receipts into an account controlled by TOC and the TOC Doctors, that TOC and the TOC Doctors failed to pay the Company's service fees, and that TOC and the TOC Doctors failed to provide the necessary records to the Company for the Company to effectively perform its management functions. Additionally, the complaint alleges that TOC and the TOC Doctors improperly attempted to terminate the service agreement, attempted to interfere with the Company's contractual relations with other affiliated practices, and violated the confidentiality, noncompetition and restrictive covenant provisions of the service agreement.

     TOC and the TOC Doctors answered that complaint on December 7, 1998, and filed a counterclaim against us alleging breach of service agreement, fraud in the inducement, fraud, negligent misrepresentation, conspiracy to commit fraud, breach of fiduciary duties, and violations of Florida securities law. The counterclaim also named Kerry Hicks, the Company's President and Chief Executive Officer and Patrick

                 SPECIALTY CARE NETWORK, INC. AND SUBSIDIARIES

Jaeckle, the Company's Executive Vice President -- Development, as defendants. The state court action was stayed on January 13, 1999.

     On December 1, 1998, while the state court litigation was ongoing, TOC and 10 of the TOC doctors filed a complaint against the Company in the United States District Court for the Northern District of Florida, Tallahassee Division. That complaint also named Kerry Hicks and Patrick Jaeckle as defendants. The complaint alleges violations of the Securities Exchange Act, breach of contract, fraud, negligent misrepresentation, and breach of fiduciary duty. These, absent the federal securities claim, were essentially the same causes of action asserted as a counterclaim against us by the defendants in the earlier state court litigation.

     On January 11, 1999, we filed the Company's answer and counterclaim to the federal court action. The Company also named four other TOC doctors as defendants in its counterclaim. In the Company's answer and counterclaim the Company denied all wrongdoing, and asserted claims against TOC and the TOC Doctors for merger agreement indemnification, breach of contract, breach of good faith and fair dealing, tortious interference with contractual relations, conversion, and civil theft.

     The Company has, in addition to monetary damages, claimed a right to injunctive relief to prohibit dissemination of financial information and to further limit tortious interference with contractual relations, and sought an injunction to enforce the TOC restrictive covenants. The federal court litigation is ongoing, and is presently in the discovery phase. The Company believes that it has strong legal and factual defenses to these claims of TOC and the TOC Doctors, and intend to vigorously defend the allegations against the Company while aggressively pursuing its counterclaims.

3B LITIGATION

     On January 22, 1999, 3B Orthopaedics, P.C. ("3B"), one of the Company's affiliated practices, Robert E. Booth, Jr., M.D., Arthur Bartolozzi, M.D., and Richard A. Balderston, M.D., (collectively, the "Plaintiffs") filed a complaint against the Company in the United States District Court for the Eastern District of Pennsylvania.

     The complaint asserts causes of action under Pennsylvania law for breach of contract and seeks unspecified compensatory damages and a declaratory judgment terminating any and all applicable agreements between the parties. In essence, the Plaintiffs claim that the Company breached its obligations to them under an unexecuted service agreement, and any other agreement, by failing to provide the promised management services and that the Plaintiffs were damaged when they had to provide such services themselves. The Plaintiffs seek to invalidate restrictive covenants entered into in favor of the Company through the lawsuit.

     The Company filed its answer on March 24, 1999, denying all of the material allegations of the Plaintiffs' complaint and asserting affirmative defenses and various counterclaims. The Company has asserted counterclaims against all Plaintiffs for breach of contract, unjust enrichment, conversion, and breach of the implied duty of good faith and fair dealing. The Company has also asserted a counterclaim solely against Dr. Booth for breach of fiduciary duty based upon his conduct as a member of the Company's board of directors from approximately November 1996 through October 1998. The Company disputes the Plaintiffs' claim that the Company failed to provide the promised management services. Among other remedies, the Company seeks to enforce restrictive covenants entered into by the physician plaintiffs and to recover, among other things, damages equal to 300% of the physician Plaintiffs' professional services' revenue. The Company also seeks the return of all cash and all of its common stock, or the proceeds from the sale of the stock, given to the physician Plaintiffs pursuant to the November 12, 1996, merger between the Plaintiffs' former practice, Reconstructive Orthopaedic Associates, P.C. and the

                 SPECIALTY CARE NETWORK, INC. AND SUBSIDIARIES

Company. Prior to the formation of 3B, the defendant physicians practiced with Reconstructive Orthopaedic Associates, P.C.

     The Company believes that it has strong legal and factual defenses to plaintiffs' claims. We intend to vigorously defend against the lawsuit and aggressively pursue the counterclaims.

OTHER

     Subsequent to December 31, 1998, the Company received notices of default under the terms of the service agreements between the Company and two of its affiliated practices. Additionally, the Company received notice of default with respect to a management services agreement entered into with a medical group to provide certain limited management services. Management of the Company is undertaking steps to determine if any defaults have, in fact occurred, whether they are material, and what steps, if any, are necessary in order to cure any material defaults.

14. COMMITMENTS AND CONTINGENCIES

     The Company has entered into employment agreements that provide key executives and employees with minimum base pay, annual incentive awards and other fringe benefits. The Company expenses all costs related to the agreements in the period that the services are rendered by the employee. In the event of death, disability, termination with or without cause, voluntary employee termination, change in ownership of the Company, etc., the Company may be partially or wholly relieved of its financial obligations to such individuals. However, under certain circumstances, a change in control of the Company may provide significant and immediate enhanced compensation to the employees possessing employment contracts. At December 31, 1998, the Company was contractually obligated for the following base pay compensation amounts (summarized by years ending December 31):

1999....................................................   $1,053,000
2000....................................................    1,053,000
2001....................................................      477,167
                                                           ----------
                                                           $2,583,167
                                                           ==========

     The Company may become subject to certain pending claims as the result of successor liability in connection with the assumption of certain liabilities of the Affiliated Practices; nevertheless, the Company believes it is unlikely that the ultimate resolution of such claims will have material adverse effect on the Company.

     The Company and Reconstructive Orthopaedic Associates II, P.C. (the successor to Reconstructive Orthopaedic Associates, Inc.) have been advised that the Department of Health and Human Services is conducting an inquiry regarding Reconstructive Orthopaedic Associates, Inc. and physicians formerly associated with that practice, including two of the Company's former directors. The inquiry appears to be concerned with the submission of claims for Medicare reimbursement by the practice. The Company has not been contacted by the Department of Health and Human Services in connection with the inquiry.

15. RELATED PARTY TRANSACTIONS

     Advances to Affiliated Practices aggregating $521,355 and $914,737 at December 31, 1998 and 1997, respectively, bear interest at various rates and are collateralized by 16,807 shares of the Company's common stock owned by the individual physicians. Interest income related to advances was $25,438, $102,508 and $7,231 for the years ended December 31, 1998, 1997 and 1996, respectively.

                 SPECIALTY CARE NETWORK, INC. AND SUBSIDIARIES

16. EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share for the years ended December 31, 1998, 1997 and 1996.

                                                           1998          1997          1996
                                                       ------------   -----------   -----------
Numerator for both basic and diluted earnings per
  share:
  Net (loss) income..................................  $(61,786,086)  $ 5,870,398   $(1,771,383)
                                                       ============   ===========   ===========
Denominator:
  Weighted average shares outstanding................    18,237,827    15,559,368     1,450,138
  Cheap stock shares:
     Conversion of convertible debentures and
       interest thereon..............................            --            --     2,020,900
     Dividends paid to promoters.....................            --            --       192,234
     November 12, 1996 affiliation transactions
       assumed to be outstanding since January 1,
       1996..........................................            --            --     7,659,115
     Employee stock options..........................            --       118,761            --
     Shares issued to one of the Affiliated
       Practices.....................................            --            --       100,000
                                                       ------------   -----------   -----------
                                                         18,237,827    15,678,129    11,422,387
  Denominator for basic net (loss) income per common
     share -- weighted average shares
  Effect of dilutive securities:
     Employee stock options..........................            --       393,024     1,032,090
                                                       ------------   -----------   -----------
  Denominator for diluted net (loss) income per
     common share -- adjusted weighted average shares
     and assumed conversion..........................    18,237,827    16,071,153    12,454,477
                                                       ============   ===========   ===========
Net (loss) income per common share (basic)...........  $      (3.39)  $      0.38   $     (0.16)
                                                       ============   ===========   ===========
Net (loss) income per common share (diluted).........  $      (3.39)  $      0.37   $     (0.14)
                                                       ============   ===========   ===========

     For additional disclosures regarding employee stock options, puts and warrants, see Notes 7, 8 and 11.

     Outstanding warrants and options were not included in the computation of diluted earnings per share for the year ended December 31, 1998 because their effect would be antidilutive.

     Options to purchase 419,887 shares of common stock at $13.25 were outstanding during 1997 but were not included in the computation of diluted earnings per common share for 1997 because the options' exercise price was greater than the average market price of the common shares and, therefore, the effect would be antidilutive. Options to purchase 44,936 shares of common stock at $11.25 were outstanding during 1997 but were not included in the computation of diluted earnings per share because the warrants' exercise price was greater than the average market price of the common shares and, therefore, the effect would be antidilutive.

     Warrants to purchase 544,681 shares of common stock at $14.69 were outstanding during 1997 but were not included in the computation of diluted earnings per share because the warrants' exercise price was greater than the average market price of the common shares and, therefore, the effect would be antidilutive.

     See Note 11 for discussion of the contingent shares issuable as additional consideration for one of the Company's practice acquisitions. These shares were not included in the computation of diluted earnings per share because the necessary conditions for issuance had not been satisfied.

                 SPECIALTY CARE NETWORK, INC. AND SUBSIDIARIES

     Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83 ("SAB No. 83") and staff policy, common and common share equivalents issued prior to the Company's initial public offering for nominal consideration are presumed to have been issued in contemplation of the public offering, even if antidilutive, and have been included in the calculations of net income (loss) per common share as if these common and common equivalent shares were outstanding for the period immediately preceding the Company's initial public offering of common stock. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 98, which modifies certain of the provisions of SAB No. 83, the treasury stock method for measuring the dilutive effect related to nominal issuances of stock options and warrants is no longer permitted. Accordingly, the above calculations assume that common shares are outstanding from the date of the stock option grant to the date of the Company's initial public offering, if the corresponding option strike price is deemed to be nominal consideration.

     The Company used a portion of the proceeds from the initial public offering of its common stock to repay borrowings under the Company's Credit Facility Agreement. If shares issued to repay amounts outstanding under the Company's Credit Facility Agreement were outstanding for the years ended December 31, 1997 and 1996, the net income (loss) per common share would not have changed from the amount reported.

17. EMPLOYEE BENEFIT PLAN

     Effective May 1, 1997, the Company adopted a defined contribution employee benefit plan covering substantially all employees of the Company, most affiliated physicians and other employees of the affiliated practices. Participants must have attained age 21 and completed one year of service with either the Company or one of the Affiliated Practices in order to participate in the plan. The plan is designed to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended. The plan includes a matching contribution equal to up to 4% of eligible employee salaries and a discretionary defined contribution (5.5% in 1998 and 1997). The 1998 contribution percentage remains subject to final approval of the Company's Board of Directors. Expense under this plan, including the discretionary defined contributions, aggregated approximately $1,611,000 and $711,000 for 1998 and 1997, respectively, of which approximately $1,445,000 and $654,000 was charged directly to the Affiliated Practices as clinic expenses.

18. SUBSEQUENT EVENT

     On March 26, 1999, the Company entered into an agreement with an Affiliated Practice to sell 67% of its interest in SCN of Maryland, LLC, a limited liability corporation established in 1998 to develop and operate an ambulatory surgery center in Baltimore, Maryland, for consideration of $360,505.

                     MARKET FOR REGISTRANT'S COMMON EQUITY
                        AND RELATED STOCKHOLDER MATTERS

     Since February 7, 1997, our Common Stock has been quoted on the Nasdaq Stock Market under the symbol "SCNI." The following table sets forth the high and low sales prices for the Common Stock for the quarters indicated as reported on the Nasdaq Stock Market.

                                                               HIGH       LOW
                                                               ----       ---
Year Ended December 31, 1998
  First Quarter.............................................  $13 3/8   $11 1/8
  Second Quarter............................................   12 1/2     5 3/4
  Third Quarter.............................................    6 5/8     1 1/32
  Fourth Quarter............................................    2 7/32      3/4
Year Ended December 31, 1997
  First Quarter(1)..........................................  $10 5/8   $ 8
  Second Quarter............................................   12 1/2     7 5/8
  Third Quarter.............................................   13 3/4    10 7/8
  Fourth Quarter............................................   14        10 3/4

---------------

(1) Represents trading of the Common Stock from February 7, 1997 through March 31, 1997.

     The Company has never paid or declared any cash dividends and does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain any future earnings for use in its business. The Company's credit facility with a bank syndicate prohibits the payment of any dividends without written approval from the bank syndicate.

                                 OTHER MATTERS

     On the date this proxy statement went to press, management did not know of any other matters to be brought before the special meeting other than those described in this proxy statement. If any matters properly come before the special meeting that are not specifically set forth on the proxy card and in this proxy statement, the persons appointed as proxies will vote on those matters in accordance with their best judgment.

                           ADVANCE NOTICE PROCEDURES

     Our By-Laws provide that any stockholder wishing to make a nomination for director or propose business to be considered by the stockholders at an annual meeting must give us notice. Such notice generally must be given at least 60 but no more than 90 days before the first anniversary of the preceding year's annual meeting, which was held on June 5, 1998. The notice also must meet certain requirements set forth in the By-Laws. These requirements do not affect the deadline for submitting stockholder proposals for inclusion in the Proxy Statement, nor do they apply to questions a stockholder may wish to ask at the meeting. You may request a copy of the By-Law provisions discussed above from the Secretary, Specialty Care Network, Inc., 44 Union Boulevard, Suite 600, Lakewood, Colorado 80228.

                             STOCKHOLDER PROPOSALS


     We currently anticipate that our next annual meeting of stockholders will be held in August 1999. Proposals of stockholders intended for inclusion in the proxy statement for the Annual Meeting of Stockholders in 1999 must be received by the Company at its principal office in Lakewood, Colorado, no later than June 1, 1999 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.


     The above Notice and Proxy Statement are sent by order of the Board of Directors.

                                            Patrick M. Jaeckle
                                            Executive Vice President
                                              of Development/Finance
                                              and Secretary


Dated: May 12, 1999

                                                                      APPENDIX A
STRICTLY CONFIDENTIAL

March 19, 1999

Special Committee of the Board of Directors
Specialty Care Network, Inc.
44 Union Boulevard, Suite 600
Lakewood, Colorado 80228

Gentlemen:

     We understand that Specialty Care Network, Inc. (the "Company") is effectuating a restructuring transaction, (the "Restructuring Transaction") involving ten of the Company's presently affiliated physician practices (the "Affiliated Practices"). Under the terms of the restructure agreements and management services agreements (the "Restructuring Transaction Agreements") entered into by the Company and the Affiliated Practices, and in exchange for consideration from the Affiliated Practices in the form of cash and shares of the Company's common stock, the Company will (i) sell certain practice assets, primarily accounts receivable, to the Affiliated Practices, (ii) amend the existing management service agreements with the Affiliated Practices to restate the terms from 40 to five years, (iii) reduce the amount and scope of management services provided by the Company and (iv) reduce the corresponding service fees paid by the Affiliated Practices to the Company.

     You have requested that SunTrust Equitable Securities Corporation ("STES") render an opinion to the Special Committee of the Board of Directors of the Company as to the fairness, from a financial point of view, of the Restructuring Transaction to the Company and to those stockholders of the Company not participating in the Restructuring Transaction. In connection with our opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have (i) reviewed the Restructuring Transaction Agreements; (ii) reviewed certain publicly available business and financial information relating to the Company;
(iii) reviewed certain other information, including financial forecasts and related assumptions, and other internal financial analyses, provided to us by the Company; (iv) met with senior management of the Company to discuss the business prospects of the Company based on its present organizational structure and assuming the Restructuring Transaction; (v) reviewed the macro trends and general market conditions in the physician practice management industry; (vi) reviewed the reported price and trading activity for the common stock of the Company since the initial public offering; (vii) reviewed the historical operating performance of the Company; (viii) reviewed the circumstances of certain comparable companies in the physician practice management industry that have undertaken restructurings; (ix) analyzed certain financial and stock market valuation information for the Company and certain other comparable companies whose securities are publicly traded; and (x) performed such other studies and analyses as we considered appropriate.

     We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the pro forma financial statements and financial forecasts and projections provided to us by the Company, we have assumed that they have been reasonably prepared on the bases reflecting the best currently available estimates and judgments of the senior management of the Company as to the financial impact on the Company of the Restructuring Transaction and the likely future financial performance of the Company. In addition, we have not made an independent valuation or appraisal of the assets of the Company or any of the Affiliated Practices. Our opinion is necessarily based on business, market, economic, and other conditions as they exist and can be evaluated by us as of the date of this letter. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to revise or reaffirm this opinion.

     STES has received a fee for rendering this opinion; however, our fee for rendering this opinion was not contingent upon the consummation of the Restructuring Transaction. STES served as a co-managing underwriter in connection with the sale of common stock by the Company in February 1997, and STES

Special Committee of the Board of Directors
Specialty Care Network, Inc.
Page 2
March 19, 1999

has provided certain additional investment banking services for the Company in the past and has received customary compensation. In the normal course of business, STES publishes research reports regarding the Company and actively trades the equity securities of the Company for its own account and for the accounts of its customers. Accordingly, STES may at any time hold a long or short position in such securities.

     It is understood that this letter is for the information of the Special Committee of the Board of Directors of the Company only and may not be relied upon by any other person or used for any other purpose, reproduced, disseminated, quoted from or referred to, in whole or in part, without our written consent; provided, however, that we hereby consent to the inclusion of this opinion in any proxy statement used in connection with the Restructuring Transaction, so long as the opinion is quoted in full in such proxy statement. In addition, we express no recommendation or opinion as to how the stockholders of the Company should vote at the stockholders meeting held in connection with the Restructuring Transaction.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Restructuring Transaction is fair, from a financial point of view, to the Company and to those stockholders of the Company not participating in the Restructuring Transaction.

                                Very truly yours,

                                /s/ SUNTRUST EQUITABLE SECURITIES CORPORATION
                                ------------------------------------------------
                                SUNTRUST EQUITABLE SECURITIES CORPORATION

                          SPECIALTY CARE NETWORK, INC.

                SPECIAL MEETING OF STOCKHOLDERS -- JUNE 11, 1999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints KERRY R. HICKS and PATRICK M. JAECKLE, with full power of substitution, proxies of the undersigned to represent the undersigned and to vote all shares of Common Stock of Specialty Care Network, Inc. which the undersigned would be entitled to vote if personally present at the special meeting of stockholders of Specialty Care Network, Inc. to be held at our corporate headquarters, 44 Union Boulevard, Suite 600, Lakewood, Colorado on June 11, 1999 at 9:00 a.m. Mountain Daylight Time, and any adjournment of the special meeting, subject to the instructions on the reverse side.

                  (Continued and to be signed on reverse side)

A. [X] Please mark your votes as in this example

1. Proposal to approve the restructuring transaction

    [ ]  FOR                    [ ]  AGAINST                    [ ]  ABSTAIN

2. To vote on such other matters that may properly come before the meeting.

NOTE: THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

IF NO DIRECTIONS ARE GIVEN, THE SHARES WILL BE VOTED FOR THE PROPOSAL TO APPROVE THE RESTRUCTURING TRANSACTION. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER MATTERS THAT MAY PROPERTY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF SPECIAL MEETING AND PROXY STATEMENT OF SPECIALTY CARE NETWORK, INC.

                                                Signature:

                                                --------------------------------
                                                Signature:

                                                --------------------------------
                                                Date:

                                                --------------------------------

                                                Note: Please sign this proxy
                                                exactly as name(s) appear
                                                hereon. When signing as
                                                attorney-in-fact, executor,
                                                administrator, trustee or
                                                guardian, please add your title
                                                as such, and if signed as a
                                                corporation, please sign with
                                                full corporate name by duly
                                                authorized officer or officers
                                                and affix the corporate seal.
                                                Where stock is issued in the
                                                name of two or more persons, all
                                                such persons should sign.